Exhibit 10.7

LOAN AGREEMENT

Dated as of September 22, 2004

Between

FIRST STATES INVESTORS 3300, LLC,

as Borrower

and

LEHMAN BROTHERS HOLDINGS INC.

as Lender

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TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(Continued)

SCHEDULES

Schedule 1	-	Property Names and Locations; Allocated Loan Amounts
Schedule 2	-	Payment Schedule
Schedule 3	-	Ground Leases
Schedule 4	-	Special Release Properties
Schedule 5	-	Borrower Organizational Structure Chart
Schedule 6	-	Litigation
Schedule 7	-	Property Rent Rolls
Schedule 8	-	Material Agreements
Schedule 9	-	Immediate Repairs
Schedule 10	-	Form of Special Release Guaranty
Schedule 11	-	Special Flood Hazard Properties
Schedule 12	-	Wachovia Managed Properties
Schedule 13	-	Exceptions to Compliance Representations and Warranties
Schedule 14	-	Exceptions to Ground Lease Representations and Warranties
Schedule 15	-	Intentionally Deleted
Schedule 16	-	Bristol SITB Parcel
Schedule 17	-	Branch Agreement / Portfolio RSF Analysis

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of September 22, 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, having an address at 399 Park Avenue, New York, New York 10022 (“Lender”) and FIRST STATES INVESTORS 3300, LLC, a Delaware limited liability company, having its principal place of business at c/o American Financial Realty Trust, 680 Old York Road, Suite 200, Jenkintown, Pennsylvania 19046 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Alteration Security” shall have the meaning set forth in Section 5.1.21 hereof.

“Acceptable Replacement Tenant” shall mean a Person which (i) has a senior unsecured long-term credit rating no lower than the lesser of (A) the senior unsecured long-term credit rating of Wachovia immediately prior to the execution by such Person of the applicable Lease described below and (B) a rating of “A” by S&P and a rating of Aa3 by Moody’s; provided, that if such rating is lower than the ratings set forth in both clauses (A) and (B) above, such credit rating shall be deemed approved by Lender upon Lender’s receipt of a Rating Agency Confirmation with respect to such tenant, and (ii) is a tenant under a Lease encumbering a Property which (A) provides that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Property is an obligation of the tenant thereunder (i.e., a “triple net” Lease), (B) has a term substantially similar or longer than that of the Wachovia Lease previously encumbering such Property, (C) provides offset and termination rights in favor of the tenant thereunder substantially similar (or more favorable to Borrower, as landlord thereunder) to those in favor of Wachovia provided for by the Master Agreement and the Wachovia Lease previously encumbering such Property, and (D) provides for annual cash flow equal to or in excess of the Underwritten Net Cash Flow on an annual basis of such Property encumbered by the applicable Wachovia Lease.

“Acquired Property” shall have the meaning set forth in Section 9.1(c) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 9.1(c) hereof.

“Additional Release Amount” shall mean, with respect to each Special Release Property, an amount equal to the product obtained by multiplying (a) $110 by (b) the total number of rentable square feet of space demised under Wachovia Leases encumbering Properties then subject to the Liens of the Security Instruments and the other Loan Documents at the time such Special Release Property is released pursuant to Section 2.5.2, which space Wachovia has the right to terminate pursuant to the Master Agreement as a result of the release of such Special Release Property.

“Additional Special Release Obligation” shall have the meaning set forth in Section 2.5.2(c)(ii)(A) hereof.

“Affected Property” shall have the meaning set forth in Section 9.10 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“AFRT” shall mean American Financial Realty Trust, a Maryland real estate investment trust.

“Agent” shall mean any Person selected by Lender to serve as Agent upon notice to Borrower or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Aggregate Debt Service” shall mean the aggregate amount of debt service due under the Loan, the Mezzanine Loan and the Junior Mezzanine Loan, if any; provided, that, if the interest rate on the Junior Mezzanine Loan is a floating rate of interest, the foregoing calculation of aggregate debt service payments shall assume that the Junior Mezzanine Loan is bearing interest at an interest rate equal to the strike rate set forth in the Interest Rate Cap Agreement plus the LIBOR Spread, and further assuming that with respect to the Loan for periods prior to the Fixed Rate Conversion Date, a mortgage loan constant of 7.75%.

“Allocated Loan Amount” shall mean, (i) with respect to each Property on the date hereof, the amount set forth on Schedule 1 attached hereto with respect to such Property, and (ii) with respect to each Substitute Property added to the Collateral in connection with a Property Substitution pursuant to Section 2.6, the Allocated Loan Amount of the related Replaced Property immediately prior to such Property Substitution, as such amount shall be adjusted from time to time as hereinafter set forth. Upon each reduction of the principal balance of the Loan due to a regular payment of monthly Debt Service pursuant to Section 2.2.4, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such principal payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the reduction in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the reduction in question). At any time when the outstanding principal balance of the Loan is reduced as a result of Lender’s receipt and retention of proceeds with respect to a Condemnation or Casualty of a specific Property, Lender may adjust the Allocated Loan Amounts of each of the Properties in such a manner as Lender may determine in its discretion, so long as the entire amount of such proceeds received and retained by Lender shall be applied, in the aggregate, against the Allocated Loan Amounts of one or more of the Properties. Notwithstanding the foregoing to the contrary, all references in this Agreement to the defined term “Allocated Loan Amount,” other than as set forth on Schedule 1 attached hereto, shall mean, (i) with respect to the Dunedin Property, the Dunedin Release Amount and (ii) with respect to each of the Properties identified on Schedule 1 attached hereto as “Miami Springs Pkg. Garage,” “Downtown St. Petersburg,” “Ed Ball Building” and “Columbia Browning Road Annex,” the Release Amount set forth on Schedule 4 attached hereto for each such Property.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any demolition, alteration, installation, improvement or expansion of or to a Property or any portion thereof.

“Alteration Threshold Amount” shall mean an amount equal to $11,700,000.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for the Properties in the aggregate and for each Property, prepared by Borrower for the applicable Fiscal Year or other period.

“Applicable Accounts” shall have the meaning set forth in Section 7.10(a).

“Applicable Interest Rate” shall mean (i) for the period commencing on the Closing Date and ending on but excluding the Fixed Rate Conversion Date, the LIBOR Rate, as such rate may change on each Determination Date for the next succeeding Interest Period, provided, however, that the Applicable Interest Rate for the Interest Period for the period commencing on the date hereof through and including October 10, 2004 shall be 3.3275%, and (ii) for the period commencing on and including the Fixed Rate Conversion Date through but excluding the Maturity Date, the Regular Interest Rate.

“Appraisal” shall mean, with respect to each Property, an appraisal of such Property satisfactory to Lender prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where such Property is located, who meets the requirements of FIRREA and who is otherwise satisfactory to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Bank” shall mean (i) with regard to a Letter of Credit having a term in excess of one (1) month, either (A) a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” by S&P and its equivalent by the other Rating Agency or Rating Agencies, as applicable, or (B) Wachovia; provided that at the time in question, (x) Wachovia is an Eligible Institution and (y) the issuance by Wachovia of such Letter of Credit shall not cause or give rise to a Material Adverse Effect on any Secondary Market Transaction and (ii) with regard to a Letter of Credit having a term not in excess of one (1) month, a bank or other financial institution which has a minimum short-term unsecured debt rating by S&P of at least A-1+ and its equivalent by the other Rating Agency or Rating Agencies, as applicable,

“Assessments” shall mean all common charges, assessments and any other amounts payable by Borrower with respect to the Condominium Property pursuant to the terms and conditions of the Condominium Documents.

“Assignment of Agreements Affecting Real Estate” shall mean that certain Assignment of Agreements Affecting Real Estate dated the date hereof from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, with respect to each Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of such Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. All such Assignments of Leases and Rents are collectively referred to hereinafter as the “Assignments of Leases.”

“Assignment of Management Agreement” shall mean (i) that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Lender, Borrower and FSMC, as Manager, and (ii) with respect to the Properties identified on Schedule 12, that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Lender, Borrower and Wachovia, as Manager, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The documents identified in clauses (i) and (ii) above are collectively referred to hereinafter as the “Assignments of Management Agreement.”

“Association” shall have the meaning set forth in the defined term Condominium Documents.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part a Property.

“BALA Property” shall have the meaning set forth in Section 7.7 hereof.

“Basic Carrying Costs” shall mean, the sum of the following costs associated with each Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean First States Investors 3300, LLC, a Delaware limited liability company, together with its successors and assigns.

“Branch Agreement” shall have the meaning set forth in Section 4.1.39 hereof.

“Branch Agreement Reserve Account” shall have the meaning set forth in Section 7.7(a) hereof.

“Branch Agreement Reserve Funds” shall have the meaning set forth in Section 7.7(a) hereof.

“Branch Agreement Reserve Letter of Credit” shall have the meaning set forth in Section 7.7(b) hereof.

“Branch Agreement Side Letter” shall have the meaning set forth in Section 4.1.39 hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.2.9(g) hereof.

“Bristol Property” shall mean the Property identified on Schedule 1 attached hereto as “Bristol Office.”

“Bristol SITB Parcel” shall mean the parcel of real estate depicted on Schedule 16 attached hereto which is marked with an “*”.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Property” shall have the meaning set forth in Section 9.1(c) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (or such other accounting basis reasonably acceptable to Lender) (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean the legal currency of The United States of America.

“Cash Collateral Account” shall have the meaning set forth in Section 2.7(b) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement by and among Borrower, FSMC, Agent and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Casualty” shall have the meaning specified in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“CDO” shall have the meaning set forth in the defined term Qualified Junior Mezzanine Loan Transferee.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing Date DSCR” shall mean a Debt Service Coverage Ratio of 1.13:1.00.

“Closing Date LTV” shall mean a Loan-to-Value Ratio of 42.9%.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the Properties, the Rents and all other tangible and intangible property (including, without limitation, any Total Defeasance Collateral and any Partial Defeasance Collateral) in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof.

“Common Area” shall have the meaning set forth in the Condominium Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of a Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting a Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Condominium Board of Directors” shall have the meaning of the defined term “Board of Directors” as defined in the Condominium Documents.

“Condominium Documents” shall mean, individually or collectively (as the context requires) (i) that certain Master Deed of Nations Plaza Horizontal Property Regime, Spartanburg, South Carolina dated as of June 1, 1988 and recorded in the Office of the Recorder of Mesne Conveyances of Spartanburg, South Carolina in Deed Book 54-R, Page 12, as modified by that certain First Amendment to Master Deed of Nations Plaza Horizontal Property Regime dated April 5, 1989 and recorded in the aforesaid Recorder’s Office in Deed Book 55-H, Page 500, as further modified by that certain First Supplement to Master Deed of National Plaza Horizontal Property Regime dated as of February 28, 1991 and recorded in the aforesaid Recorder’s Office in Deed Book 57-R, Page 819, (ii) those certain Bylaws of Nations Plaza Owners Association (the “Association”) and (iii) all amendments, supplements, restatements and other modifications of each of the foregoing in accordance with the terms hereof and of the other Loan Documents.

“Condominium Property” shall mean, collectively, those units identified in the Condominium Documents as “Unit 1” and “Unit 2” owned by Borrower and encumbered by the applicable Security Instrument and the other Loan Documents, together with all rights and interests pertaining to such units, and all other collateral for the Loan as more particularly described in the granting clauses of such applicable Security Instrument. The Condominium Property is known as “Spartanburg Main” and is located at 101 N. Pine Street, Spartanburg, South Carolina.

“Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York Metropolitan Statistical Area, All Items (1982-84=100), or any successor index thereto, approximately adjusted, and in the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information; and if the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as reasonably selected by Lender.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instruments or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

“Debt Service Coverage Ratio” shall mean the ratio calculated by Lender on a quarterly basis of (i) Underwritten Net Cash Flow for the twelve (12) calendar month period immediately preceding the date of calculation to (ii) the projected Aggregate Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation.

“Debt Service Payment Amount” shall mean for each Payment Date, an amount equal to the sum of (A) the scheduled principal payment due for such Payment Date as more particularly set forth on the payment schedule attached hereto as Schedule 2 and (B) the interest which has accrued on the outstanding principal balance of the Loan for the applicable Interest Period calculated at the Applicable Interest Rate.

Notwithstanding the foregoing, the payment schedule set forth on Schedule 2 shall be adjusted by Lender in the event of a release (by operation of a loan paydown, rather than a defeasance) of any Special Release Property in accordance with Section 2.5.2 as follows: the scheduled principal payment amount set forth on Schedule 2 for each Payment Date occurring after the release of any Special Release Property shall be reduced by an amount equal to the product of such scheduled principal payment amount multiplied by a fraction, the numerator of which is the Release Amount for the Special Release Property so released and the denominator of which is the original principal amount of the Loan; provided, however, that the foregoing adjustment shall not be made if, in connection with the release of any Special Release Property in accordance with Section 2.5.2, Borrower conducts a Property Substitution pursuant to Section 2.5.2(b)(ii).

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Applicable Interest Rate.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.4.3 hereof.

“Defeased Note” shall have the meaning set forth in Section 2.4.2(a)(iv) hereof.

“Determination Date” shall mean with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the eleventh (11th) calendar day of the month in which such Interest Period commenced.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“Disclosure Document Date” shall have the meaning set forth in Section 9.1(c) hereof.

“Dunedin Property” shall mean the Property identified on Schedule 1 attached hereto as “Dunedin.”

“Dunedin Release Amount” shall mean an amount equal to $776,160.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and the short-term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and if rated by Fitch, F-1+ by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of accounts in which funds are held for more than 30 days, the long term unsecured debt obligations of which are rated at least “A” by S&P and, if rated by Fitch, “A” and “Aa2” by Moody’s).

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equity Collateral” shall mean the 100% direct equity ownership interest in Borrower held by Mezzanine Borrower as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2 hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).

“Executive Order” shall have the meaning set forth in Section 4.1.34 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Fee Property” shall mean each of the Properties other than the Leasehold Properties.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixed Rate Conversion Date” shall mean May 11, 2005.

“Foreign Taxes” shall have the meaning specified in Section 2.2.9(d) hereof.

“FSMC” shall mean First States Management Corp., LLC, a Delaware limited liability company.

“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed on an accrual basis of accounting in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), derived from the ownership and operation of the Properties from whatever source, including, but not limited to, Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), forfeited security deposits, interest on credit accounts, Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds. Gross Income from Operations shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in the Properties or any part thereof.

“Ground Lease” shall mean each of the Leases identified on Schedule 3 attached hereto.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under any Ground Lease.

“Ground Rent Letter of Credit” shall have the meaning set forth in Section 7.1(b) hereof.

“Ground Rent Reserve Account” shall have the meaning set forth in Section 7.1(a) hereof.

“Ground Rent Reserve Funds” shall have the meaning set forth in Section 7.1(a) hereof.

“Guarantor” shall mean Sponsor.

“Guaranty of Recourse Obligations” shall mean the Guaranty dated the date hereof executed by Guarantor in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” has the meaning set forth in the Environmental Indemnity.

“Immediate Repairs” shall have the meaning set forth in Section 7.4(a) hereof.

“Immediate Repairs Letter of Credit” shall have the meaning set forth in Section 7.4(c) hereof.

“Immediate Repairs Reserve Account” shall have the meaning set forth in Section 7.4(a) hereof.

“Immediate Repairs Reserve Funds” shall have the meaning set forth in Section 7.4(a) hereof.

“Improvements” shall have the meaning, with respect to each Property, set forth in the granting clause of the Security Instrument relating to such Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Independent Manager” shall mean a natural Person who is not at the time of initial appointment, or at any time while serving as a director of the general partner of Borrower and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Manager of the general partner of Borrower), officer, employee, partner, member, attorney or counsel of Borrower or any Affiliate of Borrower; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower; (c) a Person controlling, controlled by or under common control with Borrower or any Affiliate of such Person or any such stockholder, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. (As used in this definition, the term “Affiliate” means any Person controlling, under common control with, or controlled by the Person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person or entity, whether through ownership of voting securities, by contract or otherwise.)

A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Manager of the general partner of Borrower if such individual is an independent manager provided by a nationally-recognized company that provides professional independent managers and that also provides other corporate services in the ordinary course of its business to Borrower and/or its Affiliates or if such individual receives customary director’s fees for so serving, subject to the limitation on fees set forth below.

A natural Person who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the general partner of Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Manager of the general partner of Borrower, an Independent Manager of a “Single Purpose Entity” affiliated with of Borrower (other than any entity that owns a direct or indirect equity interest in Borrower) if such natural Person is an independent manager provided by a nationally-recognized company that provides professional independent managers or such individual does not derive more than 5% of his or her annual income from serving as a manager of Borrower or any Affiliate of Borrower.

“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter if, as and when required to be delivered by Morgan, Lewis & Bockius LLP or other counsel selected by Borrower in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, between Lender and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the eleventh (11th) day of the prior calendar month to and including the tenth (10th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in October, 2004, the Interest Period shall be the period commencing on the Closing Date to and including October 10, 2004. Each Interest Period, except for the Interest Period ending October 10, 2004, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap Agreement” shall mean an interest rate cap agreement which (i) is purchased and maintained by Junior Mezzanine Borrower; (ii) is provided by a counterparty reasonably acceptable to Lender and acceptable to the Rating Agencies; (iii) is written on standard ISDA documentation and otherwise contains terms and conditions reasonably acceptable to Lender and acceptable to the Rating Agencies; (iv) is co-terminus with the Junior Mezzanine Loan (including all extensions thereof); (v) is for a notional amount equal to the amount of the Junior Mezzanine Loan; and (vi) provides for a strike rate equal to (or less than) the interest rate which, when added to the LIBOR Spread, would enable the Debt Service Coverage Ratio to be equal to or greater than 1.10 to 1.00.

“Junior Equity Collateral” shall mean the 100% direct equity ownership interest in Mezzanine Borrower held by Junior Mezzanine Borrower as of the date hereof.

“Junior Mezzanine Borrower” shall mean any wholly-owned subsidiary of Sponsor which owns one hundred percent (100%) of the membership interests in Mezzanine Borrower.

“Junior Mezzanine Foreclosure” shall have the meaning set forth in the definition of Junior Mezzanine Transfer.

“Junior Mezzanine Intercreditor” shall have the meaning set forth in Section 5.2.13(e) hereof.

“Junior Mezzanine Lender” shall have the meaning set forth in Section 5.2.13(e) hereof.

“Junior Mezzanine Loan” shall have the meaning set forth in Section 5.2.13(e) hereof.

“Junior Mezzanine Loan Documents” shall mean the documents, certificates and instruments evidencing, securing or otherwise executed in connection with the Junior Mezzanine Loan.

“Junior Mezzanine Option” shall have the meaning set forth in Section 5.2.13(e) hereof.

“Junior Mezzanine Transfer” shall mean each of (i) the pledge of the Junior Equity Collateral by Junior Mezzanine Borrower to Junior Mezzanine Lender in connection with the Junior Mezzanine Loan and (ii) the transfer of the Junior Equity Collateral to Junior Mezzanine Lender in connection with the exercise of Junior Mezzanine Lender’s rights and remedies under the Junior Mezzanine Loan Documents, provided, that, such transfer is made in accordance with the applicable terms and conditions of the Junior Mezzanine Intercreditor (such event, the “Junior Mezzanine Foreclosure”).

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property (other than the Ground Leases), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasehold Property” shall mean each of the Properties encumbered by a Ground Lease.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting each of the Properties or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting each of the Properties or any part thereof.

“Lehman” shall have the meaning set forth in Section 9.2(b) hereof.

“Lehman Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Lender” shall mean Lehman Brothers Holdings Inc., a Delaware corporation, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit which is either (a) an “evergreen” letter of credit (meaning, for the purposes of this definition, a Letter of Credit which is automatically renewed unless the issuer thereof provides not less than thirty (30) days notice to Lender that said Letter of Credit will not be automatically renewed) or (b) one which does not expire until at least two Business Days after the Maturity Date and which Letter of Credit is in form and substance reasonably satisfactory to Lender, and entitles Lender as beneficiary thereunder to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, provided that if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean for each Interest Period prior to the Fixed Rate Conversion Date, the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related Determination Date on Telerate Page 3750. If, as of such time on any Determination Date, no quotation is given on Telerate Page 3750, then Lender shall establish LIBOR on such Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such Determination Date.

(i) If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii) If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii) If on any Determination Date, Lender is required but is unable to determine LIBOR in the manner provided in the two immediately preceding sentences, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding Determination Date.

The establishment of LIBOR on each Determination Date by Lender in accordance with this Agreement shall be final and binding, absent manifest error.

“LIBOR Business Day” shall mean a day upon which United States dollar deposits may be dealt in on the London interbank market and commercial banks and foreign exchange markets are open in London.

“LIBOR Rate” shall mean, for each Interest Period prior to the Fixed Rate Conversion Date, the sum of (i) LIBOR Spread and (ii) LIBOR for such Interest Period.

“LIBOR Spread” shall mean one hundred fifty (150) basis points (1.50%).

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to any Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, such Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Linked Properties” shall mean each of (i) the Properties identified on Schedule 1 attached hereto as “Miami Springs” and “Miami Springs Pkg. Garage”, (ii) the Properties identified on Schedule 1 attached hereto as “Ft. Myers Downtown” and “Ft. Myers Downtown (Parking)”, (iii) the Properties identified on Schedule 1 attached hereto as “Winston Salem Linden Center” and “Winston Salem Linden Center Parking Lot” and (iv) the Properties identified on Schedule 1 attached hereto as “Columbia Browning Rd. Ops. Center” and “Columbia Browning Road Annex”. Each such Property is referred to hereinafter as a “Linked Property”; provided that each Linked Property is a Linked Property only with the Property identified in the same clause above as such Linked Property, and is not a Linked Property with any other Property.

“Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

“Loan” shall mean the loan in the original principal amount of $219,000,000 made by Lender to Borrower pursuant to this Agreement.

“Loan-To-Value Ratio” shall mean a percentage, calculated by taking a fraction, the numerator of which is the sum of the outstanding principal balance of the Loan, the Mezzanine Loan and the Junior Mezzanine Loan, if any, and the denominator of which is the value of all of applicable Properties based on the most recent Appraisals thereof, multiplied by one hundred (100) percent.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instruments, the Assignments of Leases, the Environmental Indemnity, the Assignments of Management Agreement, the Assignment of Agreements Affecting Real Estate, the Cash Management Agreement, the Lockbox Agreement, the Guaranty of Recourse Obligations and all other documents executed and/or delivered in connection with, evidencing and/or securing the Loan (other than the Mezzanine Loan Documents), including without limitation, the Special Release Guaranty, if any.

“Lockbox Account” shall have the meaning set forth in Section 2.7(a) hereof.

“Lockbox Agreement” shall have the meaning set forth in the Cash Management Agreement.

“Lockout Release Date” shall mean July 11, 2011.

“Low DSCR Cash Collateral” shall have the meaning set forth in Section 7.6 hereof.

“Low DSCR Cash Collateral Amount” shall have the meaning set forth in Section 7.6 hereof.

“Low DSCR Letter of Credit” shall have the meaning set forth in Section 7.6 hereof.

“Low DSCR Period” shall mean any period commencing on (i) the conclusion of any calendar quarter for which the Debt Service Coverage Ratio is less than 1.10:1.00, to (ii) the conclusion of any two consecutive calendar quarters thereafter for each of which the Debt Service Coverage Ratio is greater than or equal to 1.10:1.00.

“Low DSCR Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Low DSCR Reserve Funds” shall have the meaning set forth in Section 7.6 hereof.

“Management Agreement” shall mean, (i) the management agreement entered into by and between Borrower and FSMC, as property manager, pursuant to which FSMC is to provide management and other services with respect to such Properties, and (ii) with respect to the Properties identified on Schedule 12 attached hereto, the management agreement entered into by and between Borrower and Wachovia, as property manager, pursuant to which Wachovia is to provide management and other services with respect to such Properties. The agreements identified in clauses (i) and (ii) above are collectively referred to hereinafter as the “Management Agreements.”

“Manager” shall mean, (i) FSMC, and, (ii) with respect to those Properties identified on Schedule 12 attached hereto, collectively, FSMC and Wachovia.

“Master Agreement” shall mean that certain Master Agreement Regarding Leases made as of the date hereof by and between Wachovia and Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the use, value, operation or possession of any of the Properties which has a material adverse effect on the use, value, operation or possession of the Properties, taken as a whole, (ii) the business, profits, operations or condition (financial or otherwise) of Borrower, or (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due.

“Material Agreements” shall mean, with respect to each Property, each contract and agreement (other than Leases, Ground Leases, the Management Agreement, the REAs, the Condominium Documents and the Master Agreement) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of such Property, or otherwise imposing obligations on Borrower, under which Borrower would have the obligation to pay more than $500,000 per annum or which cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee.

“Material Lease” shall mean (i) each of the Ground Leases, (ii) any Lease at any of the Properties, the tenant of which is Wachovia (each, as the same may be amended,

restated, replaced, supplemented or otherwise modified from time to time, a “Wachovia Lease, and collectively, the “Wachovia Leases”) and (iii) with respect to each Property, any Lease at such Property (A) covering more than 10,000 rentable square feet at such Property or (B) made with a tenant that is a tenant under another Lease at such Property or that is an Affiliate of any other tenant under a Lease at such Property, if the Leases together cover more than 10,000 rentable square feet or (C) pursuant to which Sponsor, or its designee, is the tenant thereunder or (D) which has been assigned by Sponsor, or its designee, as tenant thereunder, unless the senior unsecured long-term credit rating of the assignee tenant thereunder is no lower than “A” by S&P and Aa3 by Moody’s.

“Maturity Date” shall mean October 11, 2011, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall mean First States Investors 3300 Holdings, LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Mezzanine Cash Collateral Account” shall have the meaning set forth in the Mezzanine Loan Documents.

“Mezzanine Foreclosure” shall have the meaning set forth in the definition of Mezzanine Transfer.

“Mezzanine Lender” shall mean Lehman Brothers Holdings Inc., a Delaware corporation, together with its permitted successors and assigns.

“Mezzanine Loan” shall mean that certain mezzanine loan made as of the date hereof by Mezzanine Lender to Mezzanine Borrower in the original principal amount of $15,000,000.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, between Mezzanine Borrower and Mezzanine Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Documents” shall mean all documents evidencing the Mezzanine Loan and all documents executed and/or delivered in connection therewith.

“Mezzanine Loan Liens” shall mean the Liens in favor of the holder(s) of the Mezzanine Loan, and/or the Junior Mezzanine Loan, if any.

“Mezzanine Transfer” shall mean each of (i) the pledge of the Equity Collateral by Mezzanine Borrower to Mezzanine Lender in connection with the Mezzanine Loan and (ii) the transfer of the Equity Collateral to Mezzanine Lender in connection with the exercise of Mezzanine Lender’s rights under the Mezzanine Loan Documents, provided, that, such transfer is made in accordance with the applicable terms and conditions of the Intercreditor Agreement (such event, the “Mezzanine Foreclosure”).

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 7.1(a) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“NB Annex Property” shall mean the Property identified on Schedule 1 attached hereto as “North Brunswick Annex.”

“NBOC Operations Property” shall mean the Property identified on Schedule 1 attached hereto as “NBOC Operations Center.”

“Net Cash Flow” for any period shall mean the amount, determined in accordance with accrual basis accounting methods consistently applied, obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period (calculated either for a Property or all Properties, as applicable).

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations (calculated either for a Property or all Properties, as applicable).

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Worth” shall mean, as of a given date, Guarantor’s total consolidated stockholder’s and partners’ equity minus (to the extent reflected in determining stockholders’ equity of Guarantor): (i) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) the aggregate of all amounts appearing on the assets side of any such balance sheet for patents, patent applications copyrights, trademarks, trade names, goodwill and other like assets which would be classified as intangible assets under GAAP (but expressly excluding all lease and real estate-related intangibles), all determined on a consolidated basis.

“New Insolvency Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel to Borrower (or, in connection with a Total Defeasance Event or Partial Defeasance Event, a Successor Borrower) acceptable in form and substance to Lender and after a Securitization, the Rating Agencies.

“New Manager” shall have the meaning set forth in Section 9.6 hereof.

“Non-Integration Event” shall have the meaning set forth in the Master Agreement.

“Nondisturbance Agreement” shall have the meaning set forth in Section 5.1.20(e) hereof.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of $219,000,000 made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), of whatever kind relating to the operation, maintenance and management of all of the Properties or of an individual Property, as applicable, that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service in connection with the Loan, the Mezzanine Loan and the Junior Mezzanine Loan, if any, Capital Expenditures and contributions to the Reserve Funds.

“Other Charges” shall mean all Ground Rent, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, charges assessed pursuant to the Condominium Documents (including, without limitation, the Assessments), vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.

“Owners” shall have the meaning set forth in the Condominium Documents.

“Partial Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Maturity Date, and (ii) (without taking into account any earnings on reinvestment of proceeds of such U.S. Obligations) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such monthly Payment Dates and other scheduled payment dates.

“Partial Defeasance Event” shall have the meaning set forth in Section 2.4.2(a) hereof.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.4.2(a)(i) hereof.

“Partial Defeasance Release Property” and “Partial Defeasance Release Properties” shall have the meaning set forth in Section 2.4.2(a)(i) hereof.

“Patriot Act” shall have the meaning set forth in Section 4.1.34 hereof.

“Payment Date” shall mean the eleventh (11th) day of each calendar month during the term of the Loan commencing in November, 2004 or, if such day is not a Business Day, the immediately preceding Business Day.

“Permitted Encumbrances” shall mean, with respect to each Property collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) Liens created by the Condominium Documents (other than any Lien caused by a default (either by an act or failure to act) by Borrower thereunder), (e) such other title and survey exceptions as

Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of such Property or Borrower’s ability to repay the Loan and (f) if applicable, the Mezzanine Loan Liens.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), until September 30, 2008, the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all

Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (C) such obligation or security is not treated as “cash,” a “cash item,” a “government security” or a “real estate asset” for purposes of Section 856(c)(4) of the Code.

“Permitted Owner” shall mean a Person who satisfies (i), (ii) or (iii) below: (i) a Qualified Transferee or an Affiliate of a Qualified Transferee that is wholly owned and controlled by such Qualified Transferee; (ii) a Sponsor or an Affiliate of a Sponsor that is wholly owned and controlled by such Sponsor, or (iii) any other Person (a) approved by Lender or, (b) if a Securitization shall have occurred, regarding which Person a Rating Agency Confirmation is obtained.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, business trust, real estate investment trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning specified in Section 6.1(a)(i) hereof.

“Physical Conditions Report” shall mean, with respect to each Property, the report regarding the physical condition of such Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that such Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a certificate of occupancy (temporary or final, as applicable) with respect to all Improvements on such Property.

“Policy” and “Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a reasonably comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the LIBOR Rate on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other Legal Requirements, including the Patriot Act and the Executive Order;

(iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specifically designated national (SDN) and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi) that is an affiliate (including any principal, officer, immediate family member or close associate) of a Person described in one or more of clauses (i) – (v) of this definition of Prohibited Person.

“Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described in the Granting Clauses of each Security Instrument relating to such Property, and each Substitute Property hereafter acquired by Borrower and added to the Collateral in accordance with the terms and conditions hereof. The name and address of each Property as of the date hereof is identified on Schedule 1 attached hereto.

“Property Substitution” shall have the meaning set forth in Section 2.6(a) hereof.

“Publicly Traded Corporation” shall mean any corporation, the shares of which are publicly traded on the New York Stock Exchange or any other national securities exchange.

“Qualified Junior Mezzanine Loan Transferee” shall mean any one of the following Persons:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements; or

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements; or

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements; or

(iv) any entity controlled by any of the entities described in clauses (i) or (iii) above; or

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Junior Mezzanine Loan (collectively, “Securitization Vehicles”), so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv)

of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition and (2) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (v), such Person must be replaced by a Person meeting the requirements of this clause (v) within thirty (30) days; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition.

“Qualified Transferee” shall mean any one of the following Persons:

(i) a pension fund, pension trust or pension account that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls or manages at least $1 Billion of real estate equity assets; or

(ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets or (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) or of Bermuda (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $500 Million and (b) who, immediately prior to such transfer, controls or manages real estate equity assets of at least $1 Billion; or

(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 Million and (b) who, immediately prior to such transfer, controls or manages real estate equity assets of at least $1 Billion; or

(v) any Person (a) with a long term unsecured debt rating from the Rating Agencies of at least investment grade or (b) who (i) owns or operates at least six (6) office properties totaling at least two million square feet of gross leasable area, (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 Million and (iii) immediately prior to such transfer, controls or manages real estate equity assets of at least $1 Billion.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Qualifying Manager” shall mean each of (i) Sponsor or an Affiliate of Sponsor, (ii) FSMC, (iii) Wachovia or (iv) any reputable and experienced organization possessing experience in managing real properties similar in size, scope and value to the Properties, provided that, with respect to clause (iv) above, (a) prior to a Securitization, Borrower shall have obtained the prior written consent of Lender for such entity which consent shall not be unreasonably withheld, conditioned or delayed and (b) after a Securitization, a Rating Agency Confirmation with respect to the management of the Properties by such entity.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Dominion Bond Rating Service, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Rating Surveillance Charge” shall have the meaning set forth in Section 9.3 hereof.

“REA” shall mean each of those certain reciprocal easement agreements encumbering the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Telerate Page 3750 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Reflections One Property” shall mean the Property identified on Schedule 1 attached hereto as “Reflections One.”

“Reflections Two Property” shall mean the Property identified on Schedule 1 attached hereto as “Reflections Two.”

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“Regular Interest Rate” shall mean a fixed rate of interest equal to 6.403% per annum.

“Related Party” and “Related Parties” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Release Amount” shall mean, (i) with respect to each Special Release Property, an amount set forth on Schedule 4 attached hereto and (ii) with respect to each Property other than the Special Release Properties, an amount equal to (A) one hundred ten percent (110%) of the Allocated Loan Amount for such Property; provided, that such Property is among the first ten percent (10%) of the Properties (calculated on the basis of Allocated Loan Amounts), other than the Special Release Properties, to be partially defeased pursuant to Section 2.4.2, (B) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Property; provided, that such Property is among the second ten percent (10%) of the Properties (calculated on the basis of Allocated Loan Amounts), other than the Special Release Properties, to be partially defeased pursuant to Section 2.4.2, (C) one hundred twenty percent (120%) of the Allocated Loan Amount for such Property; provided, that such Property is among the third ten percent (10%) of the Properties (calculated on the basis of Allocated Loan Amounts), other than the Special Release Properties, to be partially defeased pursuant to Section 2.4.2 and (D) one hundred twenty five percent (125%) of the Allocated Loan Amount for such Property; provided that thirty percent (30%) of the Properties (calculated on the basis of Allocated Loan Amounts), other than the Special Release Properties, have been previously partially defeased pursuant to Section 2.4.2.

“Release Date” shall mean the earlier to occur of (i) the third anniversary of the Fixed Rate Conversion Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to each Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Replaced Property” shall have the meaning set forth in Section 2.6 hereof.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3(a) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3(a) hereof.

“Replacement Reserve Letter of Credit” shall have the meaning set forth in Section 7.3(u) hereof.

“Replacement Reserve Monthly Deposit” shall initially mean an amount equal to $213,075; which amount shall thereafter be adjusted from time to time by Lender in its discretion such that the Replacement Reserve Monthly Deposit shall at all times equal one-twelfth of the product obtained by multiplying $0.40 by the aggregate number of square feet of space at the Properties then encumbered by the Security Instruments and the other Loan

Documents, excluding, however, from such calculation any Property of which at least ninety percent (90%) of the square feet thereof is leased pursuant to a Wachovia Lease providing that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Property is an obligation of Wachovia (i.e., a “triple net” Lease).

“Replacements” shall have the meaning set forth in Section 7.3(a) hereof.

“Required Special Servicer Rating” means (i) such special servicer has a rating of “CSS1” in the case of Fitch, (ii) such special servicer is on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Reserve Funds” shall mean the Ground Rent Reserve Funds, the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Immediate Repairs Reserve Funds, the Rollover Reserve Funds, the Low DSCR Reserve Funds, the Branch Agreement Reserve Funds and any other escrow fund established by the Loan Documents.

“Reserve Rate” means the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such Determination Date to leading European banks.

“Restoration” shall have the meaning set forth in Section 6.2 hereof.

“Restoration Threshold Amount” shall mean, with respect to any Property, an amount equal to (i) in connection with any Casualty of such Property, thirty percent (30%) of the appraised value of such Property (based upon the most recent Appraisal thereof), and (ii) in connection with any Condemnation of any Property, fifteen percent (15%) of the appraised value of such Property (based upon the most recent Appraisal thereof).

“Rollover Reserve Account” shall have the meaning set forth in Section 7.5(a) hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.5(a) hereof.

“Rollover Reserve Letter of Credit” shall have the meaning set forth in Section 7.5(b) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note (in the case of a Total Defeasance Event) and under the Defeased

Note (in the case of a Partial Defeasance) for all monthly Payment Dates occurring after the Total Defeasance Date or the Partial Defeasance Date, as applicable, and up to and including the Maturity Date (including, in the case of a Total Defeasance Event, the outstanding principal balance on the Note as of the Maturity Date and, in the case of a Partial Defeasance Date, the outstanding principal balance on the Defeased Note as of the Maturity Date), and all payments required after the Total Defeasance Date or the Partial Defeasance Date, as applicable, if any, under the Loan Documents for servicing fees, Rating Surveillance Charges and other similar charges required hereunder.

“Secondary Market Transactions” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Securitization Vehicles” shall have the meaning set forth in the defined term Qualified Junior Mezzanine Loan Transferee.

“Security Agreement” shall mean collectively, a security agreement, account control agreement and other agreements, all in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral or the Partial Defeasance Collateral, as applicable, and the proceeds thereof.

“Security Deposits” shall have the meaning set forth in Section 5.1.20(n) hereof.

“Security Deposit Account” shall have the meaning set forth in Section 5.1.20(n) hereof.

“Security Deposit Reserve Account” shall have the meaning set forth in Section 5.1.20(n) hereof.

“Security Instrument” shall mean, with respect to each Property, either the Fee or Leasehold Mortgage and Security Agreement or the Fee or Leasehold Deed of Trust and Security Agreement, in either case, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering such Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. All such Fee or Leasehold Mortgages and Security Agreements and Fee or Leasehold Deeds of Trust and Security Agreements are collectively referred to hereinafter as the “Security Instruments.”

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Release Cash Collateral” shall mean, with respect to each Special Release Property, the Special Release Reserve Funds and/or Special Release Letter of Credit deposited with Lender pursuant to Section 2.5.2(c)(ii) or Section 2.5.2(c)(iii), as applicable.

“Special Release Property” shall mean each of the Properties identified on Schedule 4 attached hereto.

“Special Release Guaranty” shall mean a guaranty of payment and performance of the Additional Special Release Obligation made by Guarantor in favor of Lender, a form of which is attached hereto as Schedule 10.

“Special Release Reserve Account” shall have the meaning set forth in Section 7.8 hereof.

“Special Release Reserve Funds” shall have the meaning set forth in Section 7.8 hereof.

“Special Release Letter of Credit” shall have the meaning set forth in Section 7.8 hereof.

“Sponsor” shall mean First States Group, L.P., a Delaware limited partnership.

“Standard Statements” shall have the meaning set forth in Section 9.1(c) hereof.

“State” shall mean, with respect to each Property, the State or Commonwealth in which such Property is located.

“Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.6(a) hereof.

“Substitute Property” shall mean real property located in the United States of America, together with all buildings and other improvements thereon and leasehold interests therein, added to the Collateral in connection with a Property Substitution pursuant to Section 2.6 after satisfaction of the conditions described in such Section.

“Successor Borrower” shall have the meaning set forth in Section 2.4.4 hereof.

“Survey” shall mean, with respect to each Property, a survey of such Property prepared by a surveyor licensed in the State where such Property is located and reasonably satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Letter of Credit” shall have the meaning set forth in Section 7.2(b) hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2(a) hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2(a) hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any of the Properties or part thereof.

“Telerate Page 3750” shall mean the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Terrorism Premium Threshold” shall mean an amount equal to $1,200,000 on the Closing Date and that increases annually by a percentage equal to the increase in the Consumer Price Index for the most recently ended 12-month period for which such Consumer Price Index is available immediately prior to each annual renewal of Borrower’s terrorism insurance coverage thereafter, but in no event shall the Terrorism Premium Threshold be greater than an amount equal to 200% of the then current premium payable in connection with the Policy described in Section 6.1(a)(i) hereof at any time the Terrorism Premium Threshold is being calculated.

“Title Insurance Policy” shall mean, with respect to each Property, an ALTA mortgagee title insurance policy in the form (acceptable to Lender) (or, if such Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to such Property and insuring the lien of the Security Instrument encumbering such Property.

“Total Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Payment Dates and other scheduled payment dates, if any, under the Note after the Total Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i) hereof.

“Total Defeasance Event” shall have the meaning set forth in Section 2.4.1(a) hereof.

“Trade Debt” shall have the meaning set forth in Section 4.1.30(e) hereof.

“Transfer” shall have the meaning set forth in Section 5.2.13 hereof.

“Trustee” shall have the meaning set forth in the Condominium Documents.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Undefeased Note” shall have the meaning set forth in Section 2.4.2(a)(iv) hereof.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Underwritten Net Cash Flow” shall mean Net Cash Flow as calculated by Lender, which calculation shall be based upon, among other things, Lender’s reasonable determination of (i) items that do not qualify as Gross Income from Operations or Operating Expenses and (ii) the then current underwriting standards of the Rating Agencies, which determination shall include the following adjustments: (i) Gross Income from Operations will be adjusted (A) to exclude rents from any tenant operating under bankruptcy protection, (B) to exclude rents from any tenant that is in arrears in the payment of rent for more than ninety (90)

days, (C) to exclude rents from any tenant that is not in occupancy of its demised premises, (D) to exclude any rents from any tenant who intends to give, or has given, a notice to vacate all or a portion of such tenant’s demised premises within a 12-month period, (E) to exclude rents from any temporary or month-to-month tenant, (F) to exclude rents from any tenant which is an Affiliate of Borrower, (G) to reflect any contractual adjustments to rent expected to occur within a 12-month period, (H) to include reimbursements based on then current occupancy, but not in excess of the corresponding expense items, (I) to include other income on a case-by-case basis but only to the extent of the lesser of (x) such actual other income for the most recent trailing 12 month period and (y) such other income as identified in the applicable Approved Annual Budget, (J) to include a vacancy and credit loss allowance equal to the greater of (x) actual, historical vacancy and/or credit loss and (y) five percent (5%); provided, however, in calculating such vacancy allowance, any deduction previously taken pursuant to clauses (A) through (I) above shall be restored for purposes of this clause (J) and (K) other adjustments as determined by Lender in its reasonable discretion consistent with its due diligence findings and prevailing local market conditions; and (ii) Operating Expenses will be adjusted to reflect (A) the greater of (x) the actual expenses for the most recent trailing 12 month period (except real estate taxes, ground rent (if applicable) and insurance, which will be included at their stabilized, recurring levels) and (y) the expenses as identified in the applicable Approved Annual Budget, (B) Replacement Reserve Funds in an amount equal to the greater of (x) the product obtained by multiplying $0.10 by the aggregate number of rentable square feet of space at the Properties and (y) the amount specified in the Physical Conditions Reports and (C) normalized tenant improvement costs and leasing commissions based on tenants then in place at the Properties, (D) adjustments for non-recurring items and (E) other adjustments as determined by Lender in its reasonable discretion consistent with its due diligence findings and prevailing local market conditions.

“Updated Information” shall have the meaning set forth in Section 9.1(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“Utility Services” shall have the meaning set forth in Section 4.1.14 hereof.

“Wachovia” shall mean Wachovia Bank, National Association, a national banking association.

“Wachovia Termination/Offset Condition” shall mean the delivery by Borrower to Lender of an estoppel certificate addressed to Lender executed by Wachovia (or other evidence satisfactory to Lender) evidencing that Wachovia waives any and all rights under the Master Agreement to offset rent and/or terminate space under any Wachovia Lease encumbering any Property which then is subject to the Liens of a Security Instrument and the other Loan Documents (after giving effect to the partial defeasance, sale, transfer or other conveyance pursuant to Section 2.4.2 or Section 5.2.13, as applicable).

“Wachovia Lease” shall have the meaning set forth in the definition of Material Lease.

“Wheat I Property” shall mean the Property identified on Schedule 1 attached hereto as “Wheat Innsbrook Centre I.”

“Wheat II Property” shall mean the Property identified on Schedule 1 attached hereto as “Wheat Innsbrook Centre II.”

“Work Item” shall have the meaning set forth in Section 7.3(b) hereof.

“Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments as and when due. In no event shall the Yield Maintenance Premium be less than zero.

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All uses of the phrase “unreasonably withheld” shall mean “unreasonably withheld, conditioned or delayed”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1. The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2. Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3. The Note, Security Instruments and Loan Documents. The Loan shall be evidenced by the Note and secured by the Security Instruments, the Assignments of Leases and the other Loan Documents.

2.1.4. Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Properties, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Properties, (c) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (d) fund any working capital requirements of the Properties, and (e) distribute the balance, if any, to Borrower.

Section 2.2. Interest; Loan Payments; Late Payment Charge.

2.2.1. Interest Rate; Payments Generally. Interest on the outstanding principal balance of the Loan and the Note shall accrue at the Applicable Interest Rate and shall be calculated in accordance with Section 2.2.2. All amounts due under the Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.2.2. Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the Interest Period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance of the Loan.

2.2.3. Making of Payments. Each payment by Borrower hereunder or under the Note shall be made in funds immediately available to Lender by 1:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day.

2.2.4. Payments Before Maturity Date. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only calculated at the Applicable Interest Rate on the outstanding principal balance of the Loan from the Closing Date up to and including October 10, 2004 and (b) on the Payment Date occurring in November, 2004 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to the Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest for the prior Interest Period and the balance, if any, to the outstanding principal balance of the Loan.

2.2.5. Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instruments and the other Loan Documents.

2.2.6. Payments after Default. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due after the expiration of any grace or cure periods contained herein until the earlier of the date the Event of Default is cured or waived or the date upon which the Debt is paid in full and shall be secured by the Security Instruments and the other Loan Documents. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence and continuance of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening and during the continuance of any Event of Default.

2.2.7. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender within five (5) days after demand an amount equal to the lesser of (i) three percent (3%) of such unpaid sum or (ii) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by applicable law.

2.2.8. Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder or if the Loan has been repaid in full, shall immediately be returned to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.9. Determination of LIBOR. (a) Subject to the terms and conditions of this Section 2.2.9, until the Fixed Rate Conversion Date, the Loan shall bear interest at the LIBOR Rate.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances beyond Lender’s reasonable control affecting the interbank eurodollar market LIBOR cannot be determined as provided in the definition of the LIBOR as set forth herein, then Lender shall forthwith give notice by telephone to Robert Delaney (or his successor at AFRT) of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period until the Fixed Rate Conversion Date, to a Prime Rate Loan; provided, however that Borrower shall have the option for two (2) Business Days after receipt of such notice to request that the interest rate on the Loan be converted to the Regular Interest Rate from and after the first day of the next succeeding Interest Period. If Borrower so elects to convert the interest rate on the Loan to the Regular Interest Rate pursuant to this clause (b), Borrower shall promptly pay to Lender on demand all amounts necessary to compensate Lender for any costs or losses incurred, including, without limitation, all breakage costs, in connection with such conversion.

(c) If, pursuant to the terms of Section 2.2.9(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a loan bearing interest based on LIBOR by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Days prior to the next succeeding Determination Date, in which event the Prime Rate Loan shall be converted to a loan bearing interest based on LIBOR from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert the Loan to a Prime Rate Loan.

(d) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof, excluding income, withholding, backup withholding and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or any other jurisdiction (such non-excluded taxes being referred to collectively as “Foreign Taxes”). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as reasonably possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Subject to the provisions of Section 9.4 hereof, Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence; provided that Borrower shall not indemnify Lender for interest that may become payable by Lender on Foreign Taxes that were required to be withheld from any amounts payable to Lender in the event Borrower failed to withhold such Foreign Taxes from the applicable payment to Lender.

(e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain the Applicable Interest Rate based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to maintain LIBOR or to convert a Prime Rate Loan to an interest rate based on LIBOR as contemplated hereunder shall be canceled forthwith and (ii) any portion of the Loan bearing interest at an interest rate based on LIBOR shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan at an interest rate based on LIBOR as contemplated hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority (other than, solely with respect to this clause (f), any such change or other event relating to taxes):

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.9(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and an itemized accounting of the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional out-of-pocket costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.9(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Subject to the provisions of Section 9.4 hereof, Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on at an interest rate based on LIBOR, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the interest rate based on LIBOR hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Regular Interest Rate hereunder and (iii) the conversion pursuant to the terms hereof of the interest rate based on LIBOR to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain LIBOR hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(h) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.9 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.9, which statement shall be conclusive and binding upon all parties hereto absent manifest error or fraud, or (ii) any earlier date (but not earlier than the effective date of such change in law or circumstance), provided that Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after the effective date of such change in law or circumstance.

(i) Notwithstanding anything to the contrary in this Section 2.2.9, this Agreement, the Note or any of the Loan Documents, Section 9.4 shall govern enforcement of the indemnities contained herein.

(j) Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of LIBOR for the Loan and to avoid or reduce any increased or additional costs (including Foreign Taxes) payable by Borrower under Section 2.2.9, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of LIBOR for the Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.

2.2.10. Withholding Taxes. Lender represents that it is and shall continue throughout the term of the Loan to be entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Borrower such forms, certifications, statements and other documents as Borrower may reasonably request from time to time to evidence such Lender’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Borrower to comply with any applicable Legal Requirements relating thereto. Without limiting the effect of the foregoing, if Lender is not now or hereafter created or organized under the laws of the United States or any state thereof, Lender will furnish to

Borrower Form W-8ECI or Form W-8BEN of the U.S. Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by Lender, as evidence of such Lender’s complete exemption from the withholding of United States tax with respect thereto.

Section 2.3. Prepayments.

2.3.1. Voluntary Prepayments. Borrower shall not have the right to prepay the Loan in whole or in part except in accordance with this Agreement. From and after the Lockout Release Date, Borrower may, at its option and upon ten (10) Business Days prior written notice to Lender, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium or any other prepayment premium; provided, however, if such prepayment shall be made on a date other than a Payment Date, Borrower shall pay to Lender, simultaneously with such prepayment, the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the end of the Interest Period in which such prepayment occurs.

2.3.2. Mandatory Prepayments. On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated, or does not consent, to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. No Yield Maintenance Premium or other penalty shall be due in connection with a prepayment made pursuant to this Section 2.3.2.

2.3.3. Prepayments After Default. If prior to the Lockout Release Date, and following an Event of Default which is continuing, payment of all or any part of the Loan (exclusive of any Debt Service) is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid. Any payment of the Loan tendered by Borrower or otherwise recovered by Lender pursuant to this Section 2.3.3, shall be applied by Lender to the Debt in such order and priority as determined by Lender in its sole discretion.

2.3.4. Prepayments Pursuant to Release of Special Release Properties. In connection with the release of any Special Release Property in accordance with the terms and conditions of Section 2.5.2, if Borrower is required under Section 2.5.2(a) to pay to Lender a Yield Maintenance Premium as a condition precedent to such release, Borrower shall pay to Lender the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the Release Amount with respect to such Special Release Property, and if Borrower is required under Section 2.5.2(b) or 2.5.2(c) to pay to Lender a Yield Maintenance Premium as a condition precedent to such release, Borrower shall pay to Lender the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the Additional Release Amount with respect to such Special Release Property.

Section 2.4. Defeasance.

2.4.1. Total Defeasance.

(a) Provided no Event of Default shall then be continuing, Borrower shall have the right at any time after the Release Date and prior to Lockout Release Date to voluntarily defease the entire Loan and obtain a release of the liens of all of the Security Instruments by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than thirty (30) days notice (or such shorter period of time as permitted by Lender in its sole discretion) specifying a Payment Date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Total Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Security Instruments and the other Loan Documents; and Lender shall provide Borrower with a statement setting forth the amount of such principal, interest and other sums then due;

(iii) Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.4.3 and 2.4.4 hereof;

(iv) Borrower shall execute and deliver to Lender a Security Agreement in form and substance reasonably acceptable to Borrower and Lender in respect of the Defeasance Collateral Account and the Total Defeasance Collateral and such Security Agreement shall be prepared by Lender or Lender’s counsel;

(v) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Total Defeasance Event pursuant to this Section 2.4 other than as a result of such Total Defeasance Event occurring within two years of the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of a REMIC Trust, (C) the Total Defeasance Event will not result in a deemed exchange of the Loan for purposes of Section 1001 of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, (D) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) if applicable, a New Insolvency Opinion with respect to the

Successor Borrower; provided that, in rendering the opinions described in clauses (B) and (C), counsel may rely upon representations from Borrower regarding (i) the extent to which the Total Defeasance Event is occurring to facilitate the disposition of property or other customary commercial transactions and is not part of an arrangement to collateralize a REMIC Trust with obligations that are not real estate mortgages, (ii) the nature of the substitute collateral, and (iii) the extent to which Lender has incurred, or is expected to incur, any loss, damage, cost, expense, liability, claim or other obligation arising out of or in connection with any of the events described in any of Sections 9.4(i) through (xiii) hereof; provided further that, if a Securitization has occurred, upon Borrower’s written request, Lender shall provide Borrower with written notice, on which Borrower and Borrower’s counsel may rely in connection with the opinion required under this clause (v), specifying the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of any REMIC Trust formed pursuant to such Securitization;

(vi) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii) if required by the Rating Agencies, Borrower shall deliver to Lender a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender and the Rating Agencies certifying that the Total Defeasance Collateral will generate monthly amounts (without taking into account any earnings on reinvestment) equal to or greater than the Scheduled Defeasance Payments;

(viii) Borrower shall deliver to Lender such other certificates, documents and instruments as Lender may reasonably request or the Rating Agencies may require, which certificates, documents and instruments Lender or Lender’s counsel shall prepare; and

(ix) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the Total Defeasance Event (regardless of whether such event actually occurs), including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses (other than any costs and expenses arising as a result of such Total Defeasance Event occurring within two years of the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of any REMIC Trust).

(b) If Borrower has elected to defease the entire Note and the requirements of this Section 2.4.1 have been satisfied, the Properties shall be released from the liens of the Security Instruments and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of such liens, Lender shall deliver to Borrower a release of Lien (and related Loan Documents) for each Property duly executed by Lender. Each such release shall be in a form appropriate in the jurisdiction in which each such Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall deliver to Lender such other documentation reasonably required by Lender. Borrower shall pay all costs, taxes and state, county and/or municipal fees associated with the release of the liens of the

Security Instruments, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.4 and in Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the applicable Security Instrument on any Property.

2.4.2. Partial Defeasance.

(a) Provided no Event of Default shall then be continuing, Borrower shall have the right at any time after the Release Date and prior to the Lockout Release Date to voluntarily defease a portion of the Loan (on a Property-by-Property basis, or in connection with a defeasance of a portion of the Loan pursuant to Section 2.5.2(c)(i) or 7.8) and, if any such Property is being defeased, obtain a release of the lien of the Security Instrument encumbering any such Property being defeased by providing Lender with the Partial Defeasance Collateral (a “Partial Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i) Borrower shall provide Lender not less than 30 days notice (or such shorter period of time as permitted by Lender in its sole discretion) specifying (A) a Payment Date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur, and (B) if any such Property is being defeased, the Property or Properties proposed to be released from the lien of the applicable Security Instrument(s) (individually a “Partial Defeasance Release Property” and collectively, the “Partial Defeasance Release Properties”);

(ii) Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums then due under the Note and the other Loan Documents; and Lender shall provide Borrower with a statement setting forth the amount of such principal, interest and other sums then due;

(iii) Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account for such defeasance and otherwise comply with the provisions of Sections 2.4.3 and 2.4.4 hereof;

(iv) At Borrower’s expense and upon Borrower’s prior written request, Lender shall prepare and Borrower shall execute and deliver to Lender all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having a principal balance equal to (A) the Release Amount for the Partial Defeasance Release Property or Partial Defeasance Release Properties if any such Property(ies) is being defeased or (B) the subject Additional Release Amount if such defeasance is performed pursuant to Section 2.5.2(b) or 7.8, as the case may be (the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the original principal amount of the Loan, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to Section 2.4.4. A Defeased Note may not be the subject of any further defeasance;

(v) Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account for such defeasance and the Partial Defeasance Collateral;

(vi) If any such Property is being defeased, after giving effect to the release of the liens of the Security Instruments encumbering the Property or Properties proposed by Borrower to be released as part of the Partial Defeasance Event, Borrower shall remain a special purpose bankruptcy remote entity in compliance with the representations, warranties and covenants contained in Section 4.1.30;

(vii) If any such Property is being defeased, after giving effect to the release of the liens of the Security Instruments encumbering the Property or Properties proposed by Borrower to be released as part of the Partial Defeasance Event, Borrower shall not be the owner of the fee simple title to such Partial Defeasance Release Property (if the subject Property is a Fee Property), or the leasehold title to such Partial Defeasance Release Property (if the subject Property is a Leasehold Property);

(viii) If any such Property is being defeased, after giving effect to the release of the liens of the Security Instrument(s) encumbering the Property or Properties proposed by Borrower to be released as part of the Partial Defeasance Event, the Debt Service Coverage Ratio with respect to the remaining Properties (calculated for the twelve (12) calendar month period ending with the most recently completed calendar month for which Borrower’s financial statements required to be delivered hereunder are available) shall be greater than the greater of (A) the Debt Service Coverage Ratio of all of the Properties encumbered by all of the Security Instruments immediately prior to the proposed Partial Defeasance Date (but, in no event, greater than 1.75:1.00) and (B) the Closing Date DSCR;

(xi) If any such Property is being defeased, after giving effect to the release of the liens of the Security Instrument(s) encumbering the Property or Properties proposed by Borrower to be released as part of the Partial Defeasance Event, the Loan-To-Value Ratio with respect to the remaining Properties shall be no greater than the lesser of (A) the Closing Date LTV or (B) the Loan-To-Value Ratio with respect to all of the Properties encumbered by all of the Security Instruments immediately prior to the Partial Defeasance Event (with each of (A) and (B) being determined based upon updated Appraisals obtained at Borrower’s expense for each of the Properties);

(xii) Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions, opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account for such defeasance and the Partial Defeasance Collateral, (B) if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance Event pursuant to this Section 2.4.2 other than as a result of such Partial Defeasance Event occurring within two years of the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of a REMIC Trust, (C) the Partial Defeasance Event will not result in a deemed exchange of the Loan for purposes of Section 1001 of the Code and will not adversely affect the status of the

Defeased Note and the Undefeased Note as indebtedness for federal income tax purposes, (D) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law and (E) if applicable, a New Insolvency Opinion with respect to the Successor Borrower; provided that, in rendering the opinions described in clauses (B) and (C), counsel may rely upon representations from Borrower regarding (i) the extent to which the Partial Defeasance Event is occurring to facilitate the disposition of property or other customary commercial transactions and is not part of an arrangement to collateralize a REMIC Trust with obligations that are not real estate mortgages, (ii) the nature of the substitute collateral, and (iii) the extent to which Lender has incurred, or is expected to incur, any loss, damage, cost, expense, liability, claim or other obligation arising out of or in connection with any of the events described in any of Sections 9.4(i) through (xiii) hereof; provided further that, if a Securitization has occurred, upon Borrower’s written request; Lender shall provide Borrower with written notice, on which Borrower and Borrower’s counsel may rely in connection with the opinion required under this clause (xii), specifying the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of any REMIC Trust formed pursuant to such Securitization;

(xiii) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Partial Defeasance Event;

(xiv) If required by the Rating Agencies, Borrower shall deliver to Lender a certificate of a “Big Four” or other nationally recognized public accounting firm acceptable to Lender and the Rating Agencies certifying that the Partial Defeasance Collateral will generate monthly amounts (without regard to any earnings on reinvestment) equal to or greater than the Scheduled Defeasance Payments;

(xv) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.2 have been satisfied;

(xvi) Borrower shall deliver to Lender such other certificates, opinions, documents and instruments as Lender may reasonably request or the Rating Agencies may require (which certificates, documents and instruments Lender or Lender’s counsel shall prepare), including, without limitation, an opinion of counsel reasonably acceptable to Lender and the Rating Agencies that the subject Partial Defeasance Event will not result in a deemed exchange of the Loan for purposes of Section 1001 of the Code or, if a Securitization has occurred, otherwise cause a tax to be imposed on a “prohibited transaction” by the REMIC Trust formed pursuant to such Securitization other than as a result of such Partial Defeasance Event occurring within two years of the startup day (as defined for purposes of Treasury Regulation Section 1.860G-2(a)(8)) of a REMIC Trust; provided that, in rendering such opinion, counsel may make customary qualifications, assumptions and exceptions and may rely upon representations from Borrower regarding (i) the extent to which the Partial Defeasance Event is occurring to facilitate the disposition of property or other customary commercial transactions and is not part of an arrangement to collateralize a REMIC Trust with obligations that are not real estate mortgages, (ii) the nature of the substitute collateral, and (iii) the extent to which Lender has incurred, or is expected to incur, any loss, damage, cost, expense, liability, claim or other obligation arising out of or in connection with any of the events described in any of Sections 9.4(i) through (xiii) hereof; provided further that, if a Securitization has occurred, upon Borrower’s written request; Lender shall provide Borrower with written notice, on which Borrower and Borrower’s counsel may rely in connection with the opinion required under this clause (xii), specifying the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of any REMIC Trust formed pursuant to such Securitization;

(xvii) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the Partial Defeasance Event (regardless of whether such event actually occurs), including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses, but not including any costs and expenses arising as a result of such Partial Defeasance Event occurring within two years of the “startup day” (within the meaning of Treasury Regulations Section 1.860G-2(a)(8) or any successor provision) of a REMIC Trust;

(xviii) If the Property proposed by Borrower to be released as part of the Partial Defeasance Event is a Special Release Property, the condition set forth in Section 2.5.2(c) has been satisfied;

(xix) Except with respect to a Special Release Property, the Wachovia Termination/Offset Condition has been satisfied;

(xxii) If the Property proposed by Borrower to be released as part of the Partial Defeasance Event is a Linked Property, the Property with which such Linked Property is identified in the defined term “Linked Properties” shall be contemporaneously defeased by Borrower pursuant to this Section 2.4.2; and

(xxiii) If the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the Reflections One Property and the Reflections Two Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the Reflections One Property Partial Defeasance Event) pursuant to this Section 2.4.2, or if the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the Reflections Two Property and the Reflections One Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the Reflections Two Property Partial Defeasance Event) pursuant to this Section 2.4.2, then, in either case, Borrower shall execute and deliver to Lender easement, shared use or services and/or rights of way agreements regarding the Reflections One Property and the Reflections Two Property satisfactory to a prudent institutional lender and in form and substance reasonably satisfactory to Borrower, pursuant to which Borrower shall receive such easements, shared uses or services and/or rights of way, and the right to enforce such restrictive covenants, over the Reflections One Property or the Reflections Two Property (whichever is part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable), that are reasonably required for the continued use and operation of the Reflections One Property or the Reflections Two Property (whichever is not part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable) in a manner substantially similar to the manner in which the Reflections One Property or the Reflections Two Property, as applicable, was used and operated immediately prior to such Partial Defeasance Event;

(xxiv) If the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the NBOC Operations Property and the NB Annex Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the NBOC Operations Property Partial Defeasance Event) pursuant to this Section 2.4.2, or if the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the NB Annex Property and the NBOC Operations Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the Reflections Two Property Partial Defeasance Event) pursuant to this Section 2.4.2, then, in either case, Borrower shall execute and deliver to Lender easement, shared use or services and/or rights of way agreements regarding the NBOC Operations Property and the NB Annex Property satisfactory to a prudent institutional lender and in form and substance reasonably satisfactory to Borrower, pursuant to which Borrower shall receive such easements, shared uses or services and/or rights of way, and the right to enforce such restrictive covenants, over the NBOC Operations Property or the NB Annex Property (whichever is part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable), that are reasonably required for the continued use and operation of the NBOC Operations Property or the NB Annex Property (whichever is not part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable) in a manner substantially similar to the manner in which the NBOC Operations Property or the NB Annex Property, as applicable, was used and operated immediately prior to such Partial Defeasance Event; and

(xxv) If the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the Wheat I Property and the Wheat II Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the Wheat I Property Partial Defeasance Event) pursuant to this Section 2.4.2, or if the Property proposed by Borrower to be released as part of the Partial Defeasance Event is the Wheat II Property and the Wheat I Property has not previously been the subject of a Partial Defeasance Event (or is not being concurrently defeased as part of the Wheat II Property Partial Defeasance Event) pursuant to this Section 2.4.2, then, in either case, Borrower shall deliver to Lender:

(A) evidence satisfactory to a prudent institutional lender that (x) the boundary lines of the tax lots of the Wheat I Property and the Wheat II Property have been changed such that (1) each of the building located on the Wheat I Property and the building located on the Wheat II Property is located in its entirety (excluding the shared atrium) on a separate and distinct tax lot and (2) no portion of the building located on either the Wheat I Property or the Wheat II Property is located on any other tax lot, and (y) after giving effect to the matters set forth in clause (x) above, no portion of the Wheat I Property or the Wheat II Property is in violation of any applicable Legal Requirements, and no Liens (other than Permitted Encumbrances) exist on either the Wheat I Property or the Wheat II Property;

(B) to the extent not previously provided by Borrower to Lender, fully executed (in recordable form, as applicable) original amendments or modifications to the Loan Documents executed by Borrower and/or Guarantor requested by Lender in connection with the matters set forth in clause (A) above;

(C) to the extent not previously provided by Borrower to Lender, a revised metes and bounds legal description and a revised survey of each of the Wheat I Property and Wheat II Property after giving effect to the matters set forth in clause (A) above, in each case, satisfactory to a prudent institutional lender, and with respect to the surveys, in form and substance substantially similar to what Borrower provided to Lender on the Closing Date;

(D) to the extent not previously provided by Borrower to Lender, a “date down” endorsement to the Title Insurance Policy applicable to each of the Wheat I Property and the Wheat II Property after giving effect to the matters set forth in clause (A) above, in each case, satisfactory to a prudent institutional lender; and

(E) easement, shared use or services and/or rights of way agreements regarding the Wheat I Property and the Wheat II Property satisfactory to a prudent institutional lender and in form and substance reasonably satisfactory to Borrower, pursuant to which Borrower shall receive such easements, shared uses or services and/or rights of way, and the right to enforce such restrictive covenants, over the Wheat I Property or the Wheat II Property (whichever is part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable), that are reasonably required for the continued use and operation of the Wheat I Property or the Wheat II Property (whichever is not part of the subject Partial Defeasance Event pursuant to this Section 2.4.2, as applicable) in a manner substantially similar to the manner in which the Wheat I Property or the Wheat II Property, as applicable, was used and operated immediately prior to such Partial Defeasance Event.

(b) If Borrower has elected to defease a portion of the Note and the requirements of this Section 2.4.2 have been satisfied, the Partial Defeasance Release Property or Partial Defeasance Release Properties, as applicable, shall be released from the liens of the applicable Security Instrument(s), and the Partial Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Defeased Note. In connection with the release of such liens encumbering the Partial Defeasance Release Property or Partial Defeasance Release Properties, as applicable, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date (or such shorter time as permitted by Lender in its sole discretion), a release of the liens of the applicable Security Instrument(s) for each Partial Defeasance Release Property and related Loan Documents for execution by Lender. Each such release shall be in a form appropriate in the jurisdiction in which each such Partial Defeasance Release Property is located and that contains standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the liens of the Security Instruments, including Lender’s reasonable attorneys’ fees. Borrower shall cause title to the Properties so released from the liens of the Security Instrument(s) in connection with the Partial Defeasance Event to be transferred to and held by a Person other than Borrower. Except as set forth in this Section 2.4 and in Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument on any Property.

2.4.3. Defeasance Collateral Account. On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, Borrower shall open the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account and a securities account (as defined in the UCC). If the Loan has been included in a Securitization, the holder of the Loan may at its option designate the Eligible Institution that will maintain the Defeasance Collateral Account. The Defeasance Collateral Account shall contain only (i) the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, (ii) Permitted Investments acquired with proceeds of Total Defeasance Collateral or Partial Defeasance Collateral, as applicable and (iii) cash from interest and principal paid on the Total Defeasance Collateral or the Partial Defeasance Collateral, as applicable. Cash from interest and principal payments paid on the Total Defeasance Collateral or any Partial Defeasance Collateral, as applicable, in the amount of the Scheduled Defeasance Payment then due shall be paid over to Lender on each Payment Date and applied first to accrued and unpaid interest and then to principal. Cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, not needed to pay the Scheduled Defeasance Payments then due or coming due at any time thereafter shall be paid no more frequently than quarterly to Borrower. Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole but reasonable discretion, pursuant to which such Eligible Institution shall agree to act as a securities intermediary (as defined in the UCC) with respect to the Defeasance Collateral Account, and to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, in accordance with this Agreement. The Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account and reinvesting any proceeds as permitted under the Security Agreement. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.4.4. Successor Borrower. In connection with a Total Defeasance Event or Partial Defeasance Event under this Section 2.4, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity formed in compliance with the then current Rating Agency criteria. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower (provided a New Insolvency Opinion satisfactory to Lender and the Rating Agencies is provided) unless the Rating Agencies shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Security Agreement and Borrower shall be relieved of its obligations under such documents except as otherwise expressly provided herein. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.

Section 2.5. Release.

2.5.1. Release on Payment in Full; Release on Defeasance. Lender shall, at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable by Borrower under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement or upon a Total Defeasance Event, promptly release the Liens of the Security Instruments from the Properties, or upon a Partial Defeasance Event, promptly release the Lien of the Security Instrument from the applicable Property.

2.5.2. Release of Special Release Properties. On ten (10) days prior written notice to Lender, Borrower may obtain the release of any Special Release Property from the lien of the Security Instrument and the other Loan Documents encumbering such Special Release Property provided that the following conditions are satisfied:

(a) Intentionally Deleted;

(b) Borrower shall either (i) (A) pay to Lender the Release Amount with respect to such Special Release Property, together with interest that would have accrued on such paid Release Amount to but not including the next Payment Date if the date of the release does not occur on a Payment Date and (B) if the sum of (x) the Allocated Loan Amount of such Special Release Property and (y) the sum of the Allocated Loan Amounts for each Special Release Property previously released pursuant to this Section 2.5.2, exceeds $28,076,923, pay to Lender the Yield Maintenance Premium applicable to such Special Release Property pursuant to Section 2.3.4; or (ii) conduct a Property Substitution in accordance with the terms and conditions of Section 2.6;

(c) Borrower shall satisfy and comply with one (1) of the following conditions:

(i) Borrower shall (A) pay to Lender the Additional Release Amount with respect to such Special Release Property (together with interest that would have accrued on such paid Additional Release Amount to but not including the next Payment Date if the date of the release does not occur on a Payment Date), plus the Yield Maintenance Premium applicable to such Special Release Property pursuant to Section 2.3.4, or (B) if after the Release Date and prior to the Lockout Release Date, voluntarily defease an amount of the Loan equal to the Additional Release Amount for such Special Release Property and satisfy all of the requirements of Section 2.4.2 with respect to such partial defeasance, or (C) conduct a Property Substitution in accordance with the terms and conditions of Section 2.6; provided that Borrower has elected to conduct a Property Substitution pursuant to Section 2.5.2(b)(ii); or

(ii) (A) Borrower shall covenant and agree with Lender in writing that, no later than two (2) Business Days after Borrower receives notice that Wachovia is exercising its option under the Master Agreement and/or any Wachovia Lease to lease additional space at any Special Release Property which has been previously released from the lien of the applicable Security Instrument and the other Loan Documents either pursuant to Section 2.4.2 or this Section 2.5.2, Borrower shall deliver to Lender Cash or a Letter of Credit, in either case, in an amount equal to the sum of (x) the Additional Release Amount with respect to such Special Release Property, and (y) Lender’s estimate of the Yield Maintenance Premium that would be required in connection with a prepayment of the Loan in an amount equal to such Additional Release Amount or the total costs and expenses associated with a partial defeasance of the Loan in an amount equal to such Additional Release Amount, as applicable, which amounts the parties hereby agree shall be deposited by Lender into the Special Release Reserve Account and held therein and disbursed therefrom in accordance with Section 7.8 (such delivery by Borrower of such amounts, the “Additional Special Release Obligation”); and

(B) Borrower shall deliver, or cause to be delivered, to Lender the Special Release Guaranty; provided, that from and after the date of receipt by Lender of the Special Release Guaranty, Guarantor shall maintain a Net Worth of $500,000,000 and Liquid Assets having a market value of $50,000,000; provided, further that if at any time Lender determines that either Guarantor’s Net Worth is less than $500,000,000 or the Liquid Assets of Guarantor have a market value less than $50,000,000, Borrower shall, within two (2) Business Days after request therefor, deliver to Lender Cash or a Letter of Credit, in either case, in an amount the sum of (x) the Additional Release Amount with respect to such Special Release Property, and (y) Lender’s estimate of the Yield Maintenance Premium that would be required in connection with a prepayment of the Loan in an amount equal to such Additional Release Amount or the total costs and expenses associated with a partial defeasance of the Loan in an amount equal to the amount of such Additional Release Amount, as applicable, which amounts the parties hereby agree shall be deposited by Lender into the Special Release Reserve Account and held therein and disbursed therefrom in accordance with Section 7.8; and

(C) Borrower shall deliver to Lender (x) upon Lender’s reasonable request, a new Insolvency Opinion, and (y) upon Lender’s reasonable request if the Loan is part of a Securitization, an opinion of counsel acceptable to Lender and the Rating Agencies that the Special Release Guaranty does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust; or

(iii) Borrower shall deliver to Lender Cash or a Letter of Credit, in either case, in an amount the sum of (x) the Additional Release Amount with respect to such Special Release Property, and (y) Lender’s estimate of the Yield Maintenance Premium that would be required in connection with a prepayment of the Loan in an amount equal to such Additional Release Amount or the total costs and expenses associated with a partial defeasance of the Loan in an amount equal to such Additional Release Amount, as applicable, which amounts the parties hereby agree shall be deposited by Lender into the Special Release Reserve Account and held therein and disbursed therefrom in accordance with Section 7.8;

(d) Both immediately before and immediately after the release of such Special Release Property, no Event of Default shall be continuing;

(e) After giving effect to such release, Borrower shall remain special purpose bankruptcy remote entity in compliance with the representations, warranties and covenants contained in Section 4.1.30,

(f) After giving effect to such release, Borrower shall not be the owner of the fee simple title to such Special Release Property (if the subject Property is a Fee Property), or the leasehold title to such Special Release Property (if the subject Property is a Leasehold Property);

(g) If the Special Release Property proposed by Borrower to be released is a Linked Property, the Property with which such Linked Property is identified in the defined term “Linked Properties” shall be contemporaneously released by Borrower pursuant to this Section 2.5.2;

(h) If the Special Release Property proposed by Borrower to be released is either the NBOC Operations Property or the NB Annex Property, the release of such Special Release Property shall occur on a date after September 30, 2006;

(i) If the Special Release Property proposed by Borrower to be released is the Reflections One Property and the Reflections Two Property has not been previously released (or is not being concurrently released) pursuant to this Section 2.5.2, or if the Special Release Property proposed by Borrower to be released is the Reflections Two Property and the Reflections One Property has not been previously released (or is not being concurrently released) pursuant to this Section 2.5.2, then, in either case, Borrower shall execute and deliver to Lender easement, shared use or services and/or rights of way agreements regarding the Reflections One Property and the Reflections Two Property satisfactory to a prudent institutional lender and in form and substance reasonably satisfactory to Borrower, pursuant to which Borrower shall receive such easements, shared uses or services and/or rights of way, and the right to enforce such restrictive covenants, over the Reflections One Property or the Reflections Two Property (whichever is being released pursuant to this Section 2.5.2, as applicable), that are reasonably required for the continued use and operation of the Reflections One Property or the Reflections Two Property (whichever is not being released pursuant to this Section 2.5.2, as applicable) in a manner substantially similar to the manner in which the Reflections One Property or the Reflections Two Property, as applicable, was used and operated immediately prior to such release;

(j) If the Special Release Property proposed by Borrower to be released is the NBOC Operations Property and the NB Annex Property has not been previously released (or is not being concurrently released) pursuant to this Section 2.5.2, or if the Special Release Property proposed by Borrower to be released is the NB Annex Property and the NBOC Operations Property has not been previously released (or is not being concurrently released) pursuant to this Section 2.5.2, then, in either case, Borrower shall execute and deliver to Lender easement, shared use or services and/or rights of way agreements regarding the NBOC Operations Property and the NB Annex Property satisfactory to a prudent institutional lender and in form and substance reasonably satisfactory to Borrower, pursuant to which Borrower shall receive such easements, shared uses or services and/or rights of way, and the right to enforce such restrictive covenants, over the NBOC Operations Property or the NB

Annex Property (whichever is being released pursuant to this Section 2.5.2, as applicable), that are reasonably required for the continued use and operation of the NBOC Operations Property or the NB Annex Property (whichever is not being released pursuant to this Section 2.5.2, as applicable) in a manner substantially similar to the manner in which the NBOC Operations Property or the NB Annex Property, as applicable, was used and operated immediately prior to such release;

(k) Borrower shall deliver to Lender such other certificates, documents and instruments as Lender may reasonably request;

(l) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the release of such Special Release Property (regardless of whether such event actually occurs), including, without limitation, Lender’s reasonable attorneys’ fees and expenses; provided, however, if an opinion of counsel acceptable to Lender and the Rating Agencies that neither the release of such Special Release Property nor the effectiveness of the Special Release Guaranty constitutes a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust is delivered to Lender, then Borrower shall have no liability for any costs, expenses or taxes arising as a result of the release of such Special Release Property (and/or the related effect on the Special Release Guaranty) (i) causing a REMIC Trust to fail to qualify as a “real estate mortgage investment conduit” for income tax purposes as a result of Treasury Regulations Section 1.860G-2(a)(8), (ii) constituting a “significant modification” for purposes of Section 1001 of the Code or (iii) causing a tax to be imposed on a “prohibited transaction” by any REMIC Trust; and

(m) Upon satisfaction of the requirements contained in this Section 2.5.2, Lender will execute and deliver to Borrower such instruments as shall be necessary to release the applicable Special Release Property from the Lien of the applicable Security Instrument and the other Loan Documents.

2.5.3. Intentionally Deleted.

2.5.4. Release of Bristol SITB Parcel. Prior to the date which is the one (1) year anniversary of the Closing Date and on ten (10) days prior written notice to Lender, Borrower may obtain the release of the Bristol SITB Parcel from the lien of the applicable Security Instrument and the other Loan Documents encumbering the Bristol SITB Parcel provided that the following conditions are satisfied:

(a) The conveyance of the Bristol SITB Parcel does not (i) adversely affect the operation of or access to and from the portion of Bristol Property continuing to be subject to the Lien of the applicable Security Instrument after such release of the Bristol SITB Parcel (as used in this Section 2.5.4, the “Remaining Property”), (ii) cause any portion of the Remaining Property to be in violation of any Legal Requirements, (iii) create any Liens on the Remaining Property or (iv) violate any Leases, reciprocal easement agreements or operating agreements affecting the Remaining Property;

(b) Borrower shall have delivered to Lender (i) a metes and bounds description and a survey of the Bristol SITB Parcel satisfactory to a prudent institutional lender and (ii) a survey of the Remaining Property satisfactory to a prudent institutional lender.

(c) No portion of the Remaining Property becomes discontiguous from the remainder of the Remaining Property due to such release and all portions of the Remaining Property have direct physical access to a public road;

(d) The Bristol SITB Parcel does not contain any land, structures, buildings, parking areas, roadways or paths which are reasonably necessary for Borrower (1) to perform its obligations as landlord under any of the Leases encumbering the Remaining Property and (2) to operate or maintain the Remaining Property in compliance with all Legal Requirements and all requirements of the insurers insuring the Remaining Property;

(e) The release of the Bristol SITB Parcel will not give any tenant under a Lease (other than the tenant under the lease demising the Bristol SITB Parcel) the right to terminate its Lease or reduce the rent payable by such tenant under its Lease;

(f) After giving effect to the release of the Bristol SITB Parcel, Borrower shall not be the owner of the fee simple title to the Bristol SITB Parcel;

(g) Borrower shall have delivered to Lender evidence satisfactory to a prudent institutional lender (1) the Bristol SITB Parcel and the Remaining Property have been legally subdivided into separate parcels, (2) the Remaining Property complies with all parking requirements and zoning laws (after giving effect to applicable variances, if any) to the extent the Bristol Property complied with such parking requirements and zoning laws prior to the release of the Bristol SITB Parcel, (3) all of the Licenses (or replacements thereof), including all of the then existing certificates of occupancy, shall remain in full force and effect after the conveyance of the Bristol SITB Parcel to be released, (4) no portion of the Remaining Property shall for any purpose whatsoever be part of a tax lot with all or part of any of the Bristol SITB Parcel and (5) from and after the date of the release, no portion of the Remaining Property shall, with respect to any Legal Requirement (including zoning approvals and parking requirements), be adversely affected in any material manner by any act, omission or event occurring on, at or relating to the Bristol SITB Parcel; and

(h) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the release of the Bristol SITB Parcel (regardless of whether such event actually occurs), including, without limitation, Lender’s reasonable attorneys’ fees and expenses; provided, however, if an opinion of counsel acceptable to Lender and the Rating Agencies that the release of the Bristol SITB Parcel does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust is delivered to Lender, then Borrower shall have no liability for any costs, expenses or taxes arising as a result of the release of the Bristol SITB Parcel (i) causing a REMIC Trust to fail to qualify as a “real estate mortgage investment conduit” for income tax purposes as a result of Treasury Regulations Section 1.860G-2(a)(8), (ii) constituting a “significant modification” for purposes of Section 1001 of the Code or (iii) causing a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

Upon satisfaction of the conditions contained in this Section 2.5.4, Lender will execute and deliver to Borrower such instruments as shall be necessary to release the Bristol SITB Parcel from the Lien of the applicable Security Instrument and the other Loan Documents.

Section 2.6. Property Substitution.

(a) Subject to the terms and conditions set forth in this Section 2.6, Borrower may (i) in accordance with Section 2.5.2(b)(ii) and Section 2.5.2(c)(i)(C), replace a Special Release Property (a “Replaced Property”) with a Substitute Property or (ii) in accordance with Section 7.8, replace Special Release Cash Collateral attributable to a Special Release Property with a Substitute Property (each of clauses (i) and (ii) hereof, a “Property Substitution”), provided, that, in the case of each Property Substitution, the following conditions are satisfied:

(i) Borrower must give Lender and each Rating Agency at least thirty (30) days’ prior written notice of any Property Substitution, identifying the proposed Replaced Property or Special Release Cash Collateral, as applicable, the proposed Substitute Property and the proposed date of the Property Substitution. If such Property Substitution does not occur within 60 days of such date, (A) Borrower’s notice will be deemed rescinded, and (B) Borrower shall on such date pay to Lender all reasonable expenses actually incurred by Lender in connection with such rescinded Property Substitution;

(ii) No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed;

(iii) Lender shall have received Rating Agency Confirmation with respect to such Property Substitution;

(iv) All or substantially all of the Substitute Property shall be subject to a Lease, which Lease shall (A) provide that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Substitute Property is an obligation of the tenant thereunder (i.e., a “triple net” Lease), (B) (x) in the case of a Property Substitution pursuant to Section 2.5.2, have a term substantially similar or longer than that of the Wachovia Lease then encumbering the applicable Replaced Property, or (y) in the case of a Property Substitution pursuant to Section 7.8, have a term substantially similar or longer than that of the Wachovia Lease which encumbered the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable, (C) (x) in the case of a Property Substitution pursuant to Section 2.5.2, provide offset and termination rights in favor of the tenant thereunder substantially similar (or more favorable to Borrower, as landlord thereunder) to those in favor of Wachovia provided for by the Master Agreement and the Wachovia Lease then encumbering the applicable Replaced Property, or (y) in the case of a Property Substitution pursuant to Section 7.8, provide offset and termination rights in favor of the tenant thereunder substantially similar (or more favorable to Borrower, as landlord thereunder) to those in favor of Wachovia provided for by the Master Agreement and the Wachovia Lease which encumbered the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable and (D) (x) in the case of a Property Substitution pursuant to Section 2.5.2, provide for annual cash flow equal to or in excess of the Underwritten Net Cash Flow on an annual basis of the Replaced Property, plus, if Borrower elects to conduct a Property Substitution to comply with the requirements of Section 2.5.2(c)(i), the annual cash flow attributable to space demised under Wachovia Leases encumbering Properties then subject to the Liens of the Security Instruments and the other Loan Documents, which space Wachovia has the right to terminate pursuant to the Master Agreement as a result of the release of such Special Release Property, or (y) in the case of a Property Substitution pursuant to Section 7.8, provide for annual cash flow equal to or in excess of the annual cash flow attributable to space demised under Wachovia Leases encumbering Properties then subject to the Liens of the Security Instruments and the other Loan Documents, which space Wachovia has the right to terminate pursuant to the Master Agreement as a result of the release of the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable.

(v) (A) in the case of a Property Substitution pursuant to Section 2.5.2, Lender shall have received an Appraisal of each of the Substitute Property and the Replaced Property prepared within one hundred eighty (180) days prior to the Property Substitution evidencing that the appraised value of the Substitute Property is equal to or greater than the appraised value of the Replaced Property immediately prior to giving effect to the Property Substitution, or (B) in the case of a Property Substitution pursuant to Section 7.8, Lender shall have received an Appraisal of the Substitute Property evidencing that the appraised value of the Substitute Property is equal to or greater than the applicable Special Release Cash Collateral to be released;

(vi) (A) in the case of a Property Substitution pursuant to Section 2.5.2, after giving effect to the release of the liens of the Security Instrument(s) encumbering the Replaced Property proposed by Borrower to be released as part of the Property Substitution or (B) in the case of a Property Substitution conducted by Borrower pursuant to Section 7.8. after giving effect to the release of the applicable Special Release Cash Collateral, in either case, the Debt Service Coverage Ratio with respect to the Properties (calculated for the twelve (12) calendar month period ending with the most recently completed calendar month for which the financial statements required hereunder are available) shall be greater than the Debt Service Coverage Ratio of all of the Properties encumbered by all of the Security Instruments immediately prior to the proposed Property Substitution;

(vii) The senior unsecured long-term credit rating of the tenant or guarantor of the Lease encumbering the Substitute Property shall be no lower than the lesser of (A) the senior unsecured long-term credit rating of Wachovia immediately prior to the proposed Property Substitution and (B) a rating of “A” by S&P and a rating of Aa3 by Moody’s; provided, that if such rating is lower than the ratings set forth in both clauses (A) and (B) above, the condition set forth in this Section 2.6(a)(vii) shall be deemed satisfied upon Lender’s receipt of a Rating Agency Confirmation with respect to such tenant or guarantor;

(viii) The representations and warranties made by Borrower and/or Guarantor in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date such Substitute Property is added to the Collateral;

(ix) Borrower shall (A) have executed, acknowledged and delivered to Lender (I) a Security Instrument, an Assignment of Leases and a UCC Financing Statement with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Security Instrument, Assignment of Leases and UCC Financing Statement and agreeing to record or file, as applicable, such Security Instrument and Assignment of Leases in the real estate records for the county in which the Substitute Property is located and to file the UCC Financing Statement in the office of the Secretary of State (or other central filing office) of the State in which the Substitute Property is located, so as to effectively create upon such recording and filing valid and enforceable first priority Liens upon the Substitute Property, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (II) an Environmental Indemnity with respect to the Substitute Property (or an amendment of the existing Environmental Indemnity) and (B) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents to which Guarantor is a party. The Security Instrument, Assignment of Leases, UCC Financing Statement and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Replaced Property subject to modifications reflecting only the Substitute Property as the Property and such modifications reflecting the laws of the State in which the Substitute Property is located. The Security Instrument encumbering the Substitute Property shall secure all amounts then outstanding under the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Security Instrument shall be equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal to (A) in the case of a Property Substitution pursuant to Section 2.5.2, the Allocated Loan Amount of the related Replaced Property or (B) in the case of a Property Substitution pursuant to Section 7.8, an amount reasonably determined by Lender (in either case, or as the same may have been adjusted in accordance with the terms hereof);

(x) Lender shall have received (A) to the extent available, any “tie-in” or similar endorsement, together with a “first loss” endorsement, to each Title Insurance Policy insuring the Lien of the existing Security Instruments as of the date of the substitution with respect to the Title Insurance Policy insuring the Lien of the Security Instrument with respect to the Substitute Property and (B) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the Lien of the Security Instrument encumbering the Substitute Property, issued by the title company that issued the Title Insurance Policies insuring the Lien of the existing Security Instruments and dated as of the date of the Property Substitution, with, reinsurance and direct access agreements that replace such agreements issued in connection with the Title Insurance Policy insuring the Lien of the Security Instrument encumbering (1) in the case of a Property Substitution pursuant to Section 2.5.2, the Replaced Property or (2) in the case of a Property Substitution pursuant to Section 7.8, the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable. The Title Insurance Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of (x) in the case of a Property Substitution pursuant to Section 2.5.2, the Substitute Allocated Loan Amount or (y) in the case of a Property Substitution pursuant to Section 7.8, the applicable Special Release Cash Collateral to be released, in either case, if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to (x) in the case of a Property Substitution pursuant to Section 2.5.2, one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount, or (y) in the case of a Property Substitution pursuant to Section 7.8, the applicable Special Release Cash Collateral to be released, in either case, together with “last dollar endorsement,” (2) insure Lender that the relevant Security Instrument creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances, (3) contain such endorsements and affirmative coverages as are then available and are contained in the Title Insurance Policies insuring the Liens of the existing Security Instruments, and such other endorsements or affirmative coverage that a prudent institutional mortgage lender would require, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid;

(xi) Lender shall have received a current Survey for the Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having the same content as the certification of the Survey of (A) in the case of a Property Substitution pursuant to Section 2.5.2, the Replaced Property, or (B) in the case of a Property Substitution pursuant to Section 7.8, the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable, in either case, prepared by a professional land surveyor licensed in the State in which the Substitute Property is located and acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether the Substitute Property is located in a “one-hundred-year flood hazard area;”

(xii) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period. Such certificates shall indicate that Lender is named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee endorsement in favor of Lender;

(xiii) Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of Property Substitution and otherwise acceptable to a prudent institutional mortgage lender and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to a prudent institutional mortgage lender, which conclude that the Substitute Property does not contain any Hazardous Substances and is not subject to any significant risk of contamination from any off site Hazardous Substances;

(xiv) Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste;

(xv) Borrower shall deliver or cause to be delivered to Lender (A) updates certified by Borrower of all organizational documentation related to Borrower and the formation, structure, existence, good standing and/or qualification to do business of Borrower delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower of authorizing the Property Substitution and any actions taken in connection with such Property Substitution;

(xvi) Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the State in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (ix) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable Legal Requirements to qualify to do business in such jurisdiction; (B) an opinion of counsel acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the

Substitute Property pursuant to clause (ix) above were, among other things, duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; and (C) if the Loan is part of a Securitization, if required by the Rating Agencies, an opinion of counsel reasonably acceptable to the Rating Agencies that the substitution will not result in a deemed exchange of the Loan for purposes of Section 1001 of the Code or, if a Securitization has occurred, otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust other than as a result of Treasury Regulations Section 1.860G-2(a)(8); provided, that in rendering the opinion described in clause (C) above, counsel may make customary qualifications, assumptions and exceptions and may rely upon representations from Borrower regarding the extent to which Lender has incurred, or is expected to incur, any loss, damage, cost, expense, liability, claim or other obligation arising out of or in connection with any of the events described in any of Sections 9.4(i) through (xiii) hereof;

(xvii) Borrower shall (A) have paid, (B) have escrowed with Lender or (C) be contesting in accordance with the terms hereof, all (I) accrued but unpaid Insurance Premiums relating to the Substitute Property, and (II) currently due and payable Taxes (including any in arrears) relating to the Substitute Property and (III) currently due and payable Other Charges relating to the Substitute Property.

(xviii) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for (A) in the case of a Property Substitution pursuant to Section 2.5.2, the Replaced Property, or (B) in the case of a Property Substitution pursuant to Section 7.8, the Replaced Property to which the applicable Special Release Cash Collateral to be released is attributable, in either case, each certified by Borrower to Lender as being true and correct in all material respects and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(xix) Borrower shall have delivered to Lender estoppel certificates from all tenants under Material Leases at the Substitute Property, and from tenants comprising at least 75% of the Gross Income from Operations of the Substitute Property (inclusive of tenants under Material Leases). All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan (or as required pursuant to any such tenant’s Lease) and shall indicate that (1) the subject Lease is a valid and binding obligation of the tenant thereunder, (2) to the best of the tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such Lease to purchase all or any portion of the Substitute Property, and (6) all tenant improvement work required under such Lease has been substantially completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease;

(xx) Lender shall have received copies of all Leases affecting the Substitute Property certified by Borrower as being true and correct;

(xxi) Lender shall have received subordination agreements in the form approved by Lender in connection with the origination of the Loan with respect to tenants under all tenants under Material Leases at the Substitute Property, and tenants comprising at least 75% of the Gross Income from Operations of the Substitute Property (inclusive of tenants under Material Leases), in all cases to the extent such Leases for such tenants are not automatically subordinate (in lien and in terms) pursuant to the terms of the applicable Leases;

(xxii) Lender shall have received (A) an endorsement to the Title Insurance Policy insuring the Lien of the Security Instrument encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the State in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Policy constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot;

(xxiii) Lender shall have received a zoning summary report satisfactory to a prudent institutional mortgage lender stating that the Substitute Property is in compliance in all material respects with all applicable zoning requirements (including, where obtainable, zoning endorsements and letters from the applicable municipalities). Lender shall have received evidence satisfactory to a prudent institutional mortgage lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Substitute Property as currently used including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect;

(xxiv) Lender shall have received a certified copy of an amendment to the applicable Management Agreement reflecting the deletion of the Replaced Property (in the case of a Property Substitution pursuant to Section 2.5.2) and the addition of the Substitute Property as a property managed pursuant thereto and the applicable Manager shall have executed and delivered to Lender an amendment to the applicable Assignment of Management Agreement reflecting such amendment to such Management Agreement;

(xxv) Lender shall have received copies of all material contracts and agreements, if any, relating to the leasing and operation of the Substitute Property (other than the Management Agreements and the Leases delivered pursuant to clause (xx) above), each of which shall be in a form and substance satisfactory to a prudent institutional mortgage lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto;

(xxvi) Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Substitute Property, Borrower, and Guarantor in the State where the Substitute Property is located and the jurisdictions where each such Person has its principal place of business;

(xxvii) If Borrower owns a leasehold estate in the Substitute Property, Lender shall have received, (i) a certified copy of the ground lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which ground lease would be reasonably satisfactory in all respects to a prudent institutional mortgage loan lender and which contains customary leasehold mortgagee provisions and protections, and which shall satisfy the representations set forth in Section 4.1.36, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Substitute Property, reasonably acceptable to a prudent institutional mortgage lender;

(xxviii) Borrower shall deliver to Lender such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xxix) Borrower shall pay (A) all reasonable costs and expenses of Lender incurred in connection with the Property Substitution (regardless of whether such event actually occurs), including, without limitation, Lender’s reasonable attorneys’ fees and expenses and the reasonable out-of-pocket expenses of the Rating Agencies and the Servicer, and (B) all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Property Substitution.

(b) In the case of a Property Substitution pursuant to Section 2.5.2, upon the satisfaction of the foregoing conditions precedent set forth in paragraph (a) above, Lender will execute and deliver to Borrower such instruments, as shall be necessary to release the applicable Replaced Property from the Lien of the applicable Security Instrument and the other Loan Documents, whereby such Liens shall be released from the Replaced Property and the Substitute Property shall be deemed to be a Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.

(c) In the case of a Property Substitution pursuant to Section 7.8, upon the satisfaction of the foregoing conditions precedent set forth in paragraph (a) above, Lender shall disburse the applicable Special Release Cash Collateral to Borrower pursuant to written instructions provided by Borrower to Lender, and the Substitute Property shall be deemed to be a Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.

Section 2.7. Deposits into Lockbox Account.

(a) Borrower shall cause all Rents from each Property to be deposited into a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank pursuant to the Cash Management Agreement, and Borrower shall, and shall cause the Managers, if applicable, to, (i) deliver written instructions (which instructions may be contained in the applicable Lease and which instructions shall be irrevocable by Borrower, unless Lender shall have otherwise agreed, until Borrower’s obligations with respect to the Loan have been satisfied) to all tenants under Leases to deliver all Rents or other revenue payable thereunder or otherwise derived from the Properties directly to the Lockbox Account (to the extent that any such tenants have already been directed to so deliver their respective Rents, no further instructions will be required), and (ii) deposit all amounts received by Borrower or by any Manager, if applicable, on Borrower’s behalf, constituting Rents or other revenue of any kind from the Properties into the Lockbox Account within two (2) Business Days of receipt thereof. Disbursements from the Lockbox Account will be made in accordance with the terms and conditions of this Agreement and the Cash Management Agreement. Lender shall have the sole dominion and control over the Lockbox Account and, except as set forth in the Cash Management Agreement or in this Agreement, Borrower shall have no rights to make withdrawals therefrom.

(b) Every Business Day, Lockbox Bank shall transfer to an account with the Agent (the “Cash Collateral Account”) all funds available in the Lockbox Account; the funds transferred to the Cash Collateral Account shall be applied by Agent as set forth in the Cash Management Agreement.

III. INTENTIONALLY DELETED

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Closing Date, and with respect to each Substitute Property, as of the date of the applicable Property Substitution, that:

4.1.1. Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Based on a certificate issued by the Secretary of State of the State of Delaware on September 1, 2004, Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties. The organizational structure chart attached hereto as Schedule 5 accurately depicts the organizational structure of Borrower. Borrower was formed on May 3, 2004, as a Delaware limited liability company.

4.1.2. Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute, assuming the due execution and delivery of this Agreement and the other Loan Documents by each of the other parties thereto, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, any Material Agreement, any REA, the Master Agreement, any Management Agreement, the Condominium Documents or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4. Litigation. Except as set forth in Schedule 6 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s actual knowledge, threatened against or affecting Borrower or any Property.

4.1.5. Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Property is bound, including, without limitation, any Material Agreement, any REA, the Master Agreement, any Management Agreement and any of the Condominium Documents. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties and (b) obligations under the Loan Documents.

4.1.6. Title. Borrower has (a) good, marketable and insurable fee simple title to the real property comprising part of each Fee Property, (b) good, marketable and insurable leasehold title to the real property comprising part of each Leasehold Property and (c) good title to the balance of the Properties, free and clear of all Liens whatsoever except the Permitted

Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the real property comprising a part of each applicable Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has received no notice of any claims for payment for work, labor or materials affecting any Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7. No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition against Borrower under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against Borrower.

4.1.8. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9. No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10. Compliance. To the actual knowledge of Borrower, Borrower and each Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Except as shown on the zoning reports delivered to Lender by Borrower with respect to the Properties on or prior to the date hereof, and except for those notices set forth on Schedule 13 attached hereto, none of which constitute a Material Adverse Effect (with respect to any Property or with respect to the Properties taken as a whole), Borrower has not received written notice of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

4.1.11. Financial Information. To the actual knowledge of the Borrower, all financial data, including, without limitation, the statements of projected cash flow and income and operating expense, that were provided to Borrower and have been delivered to Lender in respect of each Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, to Borrower’s actual knowledge there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12. Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to any Property.

4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14. Utilities and Public Access. To the actual knowledge of the Borrower, each Property has rights of access to public ways and is served by water, sewer, sanitary sewer, storm drain facilities and other public utilities reasonably required in connection with the operation of such Property (collectively, “Utility Services”). The Utility Services are (i) adequate to service each Property for its current and intended purposes; and (ii) are located either in the public right-of-way abutting such Property (which are connected so as to serve such Property without passing over other property) or in recorded easements serving such Property and such easements are set forth in and insured by the applicable Title Insurance Policy. To the best of Borrower’s actual knowledge, all roads necessary for the use of each Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16. Separate Lots. To Borrower’s actual knowledge, each Property is comprised of one or more parcels which constitute a separate tax lot or lots separate and apart from all other real property not encumbered by the Lien of the applicable Security Instrument.

4.1.17. Assessments. To Borrower’s actual knowledge, there are no pending or, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments.

4.1.18. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19. No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20. Insurance. Borrower has obtained and has delivered to Lender copies of all certificates of insurance reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.21. Use of Properties. Each Property is used exclusively for banking, office and retail purposes and other appurtenant and related uses. No Property is used for residential purposes.

4.1.22. Certificate of Occupancy; Licenses. To Borrower’s actual knowledge, except as shown on the zoning reports delivered to Lender by Borrower with respect to the Properties on or prior to the date hereof, all certifications, permits, licenses and approvals required for the use, operation and occupancy of each Property as a commercial office/retail building (collectively, the “Licenses”), have been obtained and are final, not subject to expiration or revocation and are in full force and effect.

4.1.23. Flood Zone. Except for those Properties identified on Schedule 11 attached hereto, none of the Improvements on any Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

4.1.24. Physical Condition. Except as set forth in the Physical Conditions Reports, to the best of Borrower’s actual knowledge, each Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects for properties of comparable age and use; there exists no structural or other material defects or damages in any Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25. Boundaries. Except as set forth on the Surveys, all of the improvements which were included in determining the appraised value of each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon any Property, and no easements or other encumbrances upon any Property encroach upon any of the improvements, so as to affect the value or marketability of any Property except those which are insured against by title insurance.

4.1.26. Leases. To Borrower’s actual knowledge, the rent rolls attached hereto as Schedule 7 (collectively, the “Rent Rolls”) are true, complete and correct and no Property is subject to any Leases other than the Leases applicable to such Property described in the Rent Rolls. Except as set forth on the Rent Rolls: (i) no Person has any possessory interest in any Property or right to occupy the same except under and pursuant to the provisions of the Leases; (ii) except as set forth in any estoppel certificate delivered to Lender in connection with the closing, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder; (iii) no Rent (excluding unapplied security deposits) has been paid more than one (1) month in advance of its due date; (iv) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant; (v) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein, other than in connection with financings being satisfied from the proceeds of the Loan; (vi) except as identified on the Rent Rolls, no tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises; (vii) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part; and (viii) no tenant under any Lease has any right or option for additional space in the Improvements. There are no amendments or modifications of any kind to any Wachovia Lease, and there are no other promises, agreements, understandings, or commitments relating to the premises demised under and subject to any of the Wachovia Lease other than the Branch Agreement and the Branch Agreement Side Letter.

4.1.27. Survey. The Survey for each Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Property or the title thereto.

4.1.28. Material Agreements and REAs. There are no Material Agreements except for the Condominium Documents and as described in Schedule 8 attached hereto. Borrower has made available to Lender true and complete copies of all Material Agreements and all REAs. Each Material Agreement has been entered into at arm’s length in the ordinary course of business by or on behalf of Borrower. Each Material Agreement and REA (based solely on an executed REA estoppel certificate delivered by Borrower to Lender from the parties to a REA other than Borrower) is in full force and effect and there are no defaults thereunder by Borrower or, to Borrower’s best knowledge, any other party thereto.

4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid, and, under current Legal Requirements, the Security Instruments are enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

4.1.30. Single Purpose Entity/Separateness. Borrower represents, warrants and covenants as follows:

(a) The purpose for which Borrower is organized is and shall be limited solely to (i) acquiring, owning, holding, leasing, operating, managing, maintaining, developing and improving the Properties, (ii) entering into and performing its obligations under this Agreement and the other Loan Documents, (iii) selling, transferring, servicing, conveying, disposing of, pledging, assigning, borrowing money against, financing, refinancing or otherwise dealing with the Properties to the extent permitted by this Agreement and the other Loan Documents, and (iv) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) Borrower does not own, has not owned and will not own any asset or property other than (i) the Properties, and (ii) incidental personal property necessary for and used or to be used in connection with the ownership or operation of the Properties.

(c) Borrower has not engaged in and will not engage in any business other than the ownership, management and operation of the Properties.

(d) Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any guarantor of the obligations of Borrower or any Affiliate of any such guarantor (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties not so affiliated with Borrower or such Related Parties.

(e) Borrower has not incurred and will not incur any Indebtedness other than (i) the Loan, (ii) trade and operational debt incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a note and is not in excess of sixty (60) days past due and which do not exceed, in the aggregate, an outstanding and unpaid amount equal to five percent (5%) of the outstanding principal balance of the Loan, not including amounts for which Borrower is to be reimbursed within sixty (60) days by Wachovia pursuant to the terms and conditions of any Wachovia Lease (“Trade Debt”). No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Properties.

(f) Borrower has not made and will not make any loans or advances to any Person and shall not acquire obligations or securities of any Related Party.

(g) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(h) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any Related Party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower in any material respect without the prior written consent of Lender.

(i) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of any other Person and, except as required or permitted under GAAP, its assets will not be listed as assets on the financial statement of any other Person. Borrower has filed and will file its own tax returns and will not file a consolidated federal income tax return with any other Person (except that Borrower may file or may be part of a consolidated federal tax return to the extent required or permitted by applicable law), provided, however, that there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities. Borrower shall maintain its books, records, resolutions and agreements.

(j) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks.

(k) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l) Neither Borrower nor any Related Party will seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, or the sale of material assets of Borrower.

(m) Borrower will not commingle its assets with those of any other Person and will hold all of its assets in its own name;

(n) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out as being responsible for the debts or obligations of any other Person.

(o) Borrower shall (i) be a single member limited liability company organized under the laws of the State of Delaware and (ii) contain in its operating agreement the representations, warranties and covenants contained in this Section 4.1.30.

(p) Borrower shall at all times cause there to be at least two (2) duly appointed Independent Managers of Borrower.

(q) Borrower shall not cause or permit the board of managers of Borrower to take any action which, under the terms of any of its organizational documents requires the vote of the board of managers of Borrower unless at the time of such action there shall be at least two (2) members of the board of managers of Borrower who are each an Independent Manager.

(r) Borrower shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party.

(s) Borrower has not pledged and will not pledge its assets for the benefit of any other Person other than with respect to the Loan.

(t) Borrower shall maintain a sufficient number of employees in light of its contemplated business operations and pay the salaries of its own employees from its own funds.

(u) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.

4.1.31. Management Agreements. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32. Illegal Activity. No portion of any Property has been or will be purchased with proceeds of any illegal activity.

4.1.33. No Change in Facts or Circumstances. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect any Property or the business operations or the financial condition of Borrower.

4.1.34. Anti-Terrorism.

(a) Neither Borrower nor any Person owning a direct or indirect interest in Borrower is in violation of any Legal Requirements, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

(b) Neither Borrower nor any Person owning a direct or indirect interest in Borrower is a Prohibited Person.

4.1.35. Permitted Encumbrances. None of the Permitted Encumbrances individually or, in the aggregate are reasonably likely to have a Material Adverse Effect (with respect to any Property, or with respect to the Properties taken as a whole).

4.1.36. Ground Leases. With respect to each Ground Lease, except to the extent disclosed on Schedule 14 attached hereto, Borrower hereby represents and warrants to Lender the following:

(a) Recording; Modification. A memorandum of each Ground Lease has been duly recorded. Each Ground Lease permits the interest of Borrower to be encumbered by a mortgage. There have not been written amendments or modifications to the terms of any Ground Lease since its recordation, with the exception of written instruments which have been recorded or provided to Lender prior to the date hereof. No Ground Lease may be canceled, terminated, surrendered or amended without the prior written consent of Lender.

(b) No Liens. Except for the Permitted Encumbrances, landlord liens and other encumbrances arising by operation of law, Borrower’s interest in each Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Security Instrument other than the ground lessor’s related fee interest.

(c) Ground Lease Assignable. No Ground Lease expressly requires consent of the ground lessor thereunder for an assignment of Borrower’s interest thereunder to Lender (or, if any such consent is required, it has been obtained prior to the Closing Date). None of the Ground Leases expressly prohibits further assignment by Lender, its successors and assigns without the consent of the ground lessor.

(d) Default. To Borrower’s knowledge, as of the date hereof, each Ground Lease is in full force and effect and no default has occurred under any Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of any Ground Lease.

(e) Notice. Each Ground Lease requires the ground lessor thereunder to give notice of any default by Borrower to Lender. Each Ground Lease, or estoppel letters received by Lender from the ground lessor thereunder, further provides that notice of termination given under such Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in such Ground Lease.

(f) Cure. Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under each Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any default before the ground lessor thereunder may terminate such Ground Lease.

(g) Term. Each Ground Lease has a term, including extension options, which extends not less than ten (10) years beyond the amortization term of the Loan.

(h) New Lease. Each Ground Lease requires the ground lessor to enter into a new lease with Lender upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Under the terms of each Ground Lease and the applicable Security Instrument, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the Property encumbered by such Ground Lease, with Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon.

(j) Subleasing. No Ground Lease expressly prohibits or restricts subleasing by the ground lessee thereunder.

4.1.37. Master Agreement. The Master Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the Master Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. The Master Agreement has not been modified, amended or supplemented.

4.1.38. Condominium Documents.

(a) All of the Condominium Documents are in full force and effect, and have not been modified, amended or supplemented (other than as set forth in the defined term Condominium Documents).

(b) Borrower has not sent or received a notice of default under any of the Condominium Documents.

(c) Neither Borrower, nor, to Borrower’s knowledge, any other party to the Condominium Documents, is in default under any of the terms or provisions of any of the Condominium Documents and no event has occurred which with the passage of time of the giving of notice or both would constitute an event of default by Borrower, or, to Borrower’s knowledge, any other party to the Condominium Documents, under any of the Condominium Documents.

(d) Borrower has delivered to Lender a true, complete and correct copy of each of the Condominium Documents, together with true, complete and correct copies of all amendments and modifications thereto.

(e) All charges, fees, assessments and reserves under the Condominium Documents (whether annual, monthly, regular, special or otherwise) that are payable by Borrower have been fully paid to the extent they are payable prior to the date hereof.

(f) Borrower currently maintains insurance coverage with respect to all of the Common Area which comprises a portion of, and are appurtenant to, the Condominium Property.

(g) The Condominium Board of Directors is not a party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.

4.1.39. Branch Agreement Documents. As evidenced by the analysis set forth on Schedule 17 attached hereto, ninety two (92) Properties and 1,468,004 rentable square feet at the Properties are subject to the terms and conditions of that certain Master Purchase, Sale and Lease Transfer Agreement dated September 12, 2002, between Wachovia, as Seller, and Sponsor, as Buyer (the “Branch Agreement”), and that certain letter agreement regarding the Branch Agreement dated May 10, 2004 from Wachovia, and agreed to by Sponsor (the “Branch Agreement Side Letter”) (assuming, for the purposes of this Section 4.1.39, that the Branch Agreement and the Branch Agreement Side Letter are in effect as of the date hereof).

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower (except with respect to those that are given as of a certain date) set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Security Instruments (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1. Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and each of the Properties. There shall never be committed by Borrower or any other Person involved with the operation of any Property any act or omission affording the federal government or any state or local government the right of forfeiture as against any Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents and Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instruments.

5.1.2. Taxes and Other Charges. Borrower shall pay, or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended (only with respect to any Property for which funds to pay such Taxes are being reserved for hereunder) for so long as Borrower deposits into the Tax and Insurance Reserve Fund the monthly deposits required pursuant to the provisions of Section 7.2 hereof. Unless Lender is paying the Taxes with funds in the Tax and Insurance Reserve Account, Borrower will deliver to Lender receipt for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Property, and shall promptly pay for all Utility Services provided to the Properties. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.

5.1.3. Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which is reasonably likely to have a Material Adverse Effect (with respect to any Property, or with respect to the Properties taken as a whole).

5.1.4. Access to Properties. Borrower shall, subject to the rights of tenants under the Leases, permit agents, representatives and employees of Lender to inspect such Property or any part thereof at reasonable hours upon reasonable advance notice to Borrower.

5.1.5. Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise.

5.1.6. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8. Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a fire or other casualty affecting any Property or any part thereof) out of such Insurance Proceeds.

5.1.9. Further Assurances. Borrower shall, to the extent in Borrower’s possession or reasonable control at the time in question: (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith; (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10. Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower shall comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, including, without limitation, the Patriot Act. Upon Lender’s reasonable request in writing from time to time during the term of the Loan, Borrower shall certify in writing to Lender that Borrower’s representations, warranties and obligations under Section 4.1.34 and this Section 5.1.10 remain true and correct in all material respects as of the date of such re-certification and have not been breached. Borrower shall promptly notify Lender in writing if any of such representations, warranties or covenants are no longer true or have been breached in any material respect. In connection with such an event, Borrower shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lender’s request, provide to Lender copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrower shall also promptly reimburse to Lender any and all costs and expenses incurred by Lender in evaluating the effect of such an event on the Loan and Lender’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Lender to enforce its rights under the Loan Documents, and in complying with all Legal Requirements applicable to Lender as the result of the existence of such an event and for any penalties or fines imposed upon Lender as a result thereof.

5.1.11. Financial Reporting.

(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, on an accrual basis of accounting in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Properties, as Lender shall determine to be reasonably necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Properties, in the aggregate as well as on a Property-by-Property basis, for such Fiscal Year and containing statements of profit and loss for Borrower and each Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for each Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by the chief financial officer of Borrower stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and each Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender and (iv) certified rent rolls for each Property in form reasonably acceptable to Lender.

(c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar month or calendar quarter, as applicable, the following items, presented on an aggregate as well as, with respect to quarterly statements only, on a Property-by-Property basis, accompanied by a certificate of the chief financial officer of Borrower stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and each Property (subject to normal year-end adjustments): (i) rent rolls for each Property for the subject calendar month, accompanied by an Officer’s Certificate with respect thereto; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information usual and customary in the real estate industry to fairly represent the financial position and results of operation of each Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with an explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; and (iii) a schedule reconciling Net Operating Income to Net Cash Flow.

(d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender for information purposes only and not for approval, an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year; provided, however that, upon the commencement and during the continuance of any Low DSCR Period, Lender shall have the right to approve each Annual Budget (which approval, so long as no Event of Default is then continuing, shall not be unreasonably withheld, conditioned or delayed); and provided, further that Lender shall have the right to approve each Annual Budget (which approval, so long as no Event of Default is then continuing, shall not be unreasonably withheld, conditioned or delayed) covering any period of time during which the Mezzanine Loan (or any portion thereof) remains outstanding (each such Annual Budget, an “Approved Annual Budget”).

(e) In the event that Borrower incurs an extraordinary operating expense that is 10% in excess of the item in the Approved Annual Budget or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”) during any Low DSCR Period, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such Extraordinary Expense, provided, that Extraordinary Expenses during any Low DSCR Period shall be subject to the prior approval of Lender.

(f) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of any Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form or (ii) if within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

5.1.12. Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdictions where the Properties are located as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13. Title to the Properties. Borrower will warrant and defend or will cause the title company to defend (a) the title to each Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instruments and the Assignments of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Property, other than as permitted hereunder, is claimed by another Person.

5.1.14. Costs of Enforcement. In the event (a) that any Security Instrument is foreclosed in whole or in part or that any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15. Estoppel Statements.

(a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate, (iv) the date installments of the Debt Service Payment Amount were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower made no more frequently than once per calendar year, Lender shall within fifteen (15) days furnish Borrower with an informational statement setting forth: (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate and (iii) the date installments of the Debt Service Payment Amount were last paid; provided, that, such statement shall (i) be made only to Lender’s actual knowledge and shall be for informational purposes only, (ii) not be binding on Lender or have the effect of an estoppel and (iii) not waive, amend or otherwise modify Borrower’s obligations contained herein or in the other Loan Documents.

(c) Borrower shall deliver to Lender upon request, estoppel certificates from the ground lessor under each Ground Lease and each commercial tenant leasing space at any Property in form and substance reasonably satisfactory to Lender (it being agreed that the form of estoppel provided for in a Lease or Ground Lease is an acceptable form), provided that, so long as no Event of Default has occurred and is then continuing, Borrower shall not be required to deliver such certificates more frequently than required under the applicable Lease and in any event, not more than one (1) time in any calendar year.

5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17. Intentionally Deleted.

5.1.18. Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates, certifying consistent with the facts as they exist on the date of any Securitization, as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) at Lender’s expense, certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and its general partner or member as of the date of the Securitization.

5.1.19. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Property (a) with any other real property constituting a tax lot separate from any Property, and (b) which constitutes real property with any portion of the Properties which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of any Property.

5.1.20. Leasing Matters.

(a) Borrower shall obtain the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed for any (i) Material Leases with respect to any of the Properties executed by Borrower after the date hereof (other than extensions or renewals of existing Leases pursuant to options provided therein), (ii) Lease for space that was vacated by Wachovia pursuant to the Branch Agreement and the Branch Agreement Side Letter and (iii) material amendments or modifications of any Material Leases. In the event Borrower requests approval of a Material Lease, or a material amendment or modification of a Material Lease, requiring Lender’s approval hereunder, and Borrower’s correspondence from the Borrower to Lender requesting such approval contains a bold-faced conspicuous legend at the top of the first page thereof stating that “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN,” and the envelope containing such request is marked “PRIORITY,” then if Lender shall fail to respond to or expressly deny such request for approval in writing within ten (10) days after receipt of Borrower’s written request therefor, then Lender shall be deemed to have approved such Material Lease, or material amendment or modification of such Material Lease, as the case may be. Borrower shall provide Lender with such information and documentation as may reasonably requested by Lender, including, without limitation, lease comparables and other market information reasonably requested by Lender;

(b) Borrower shall furnish or cause to be furnished to Lender with executed copies of all Leases promptly following execution of such Leases;

(c) All renewals of Leases (other than extensions or renewals of existing Leases pursuant to options provided therein) and all proposed Leases shall provide for rental rates comparable to existing local market rates for comparable properties;

(d) All proposed Leases including amendments of existing Leases shall be on commercially reasonable terms and (other than extensions or renewals of existing Leases pursuant to options provided therein) shall not contain any terms which would reasonably be likely to have a Material Adverse Effect;

(e) All Leases executed after the date hereof (other than extensions or renewals of existing Leases pursuant to options provided therein) shall provide that they are subordinate to the Security Instrument encumbering the applicable Property and that the tenant thereunder agrees, subject to appropriate provisions for non-disturbance to the extent the tenant is not in default thereunder, to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender, at the request of Borrower, shall enter into a subordination, attornment and nondisturbance agreement in form and substance reasonably satisfactory to Lender (a “Nondisturbance Agreement”) with any existing tenant or any tenant entering into a Lease after the date hereof (other than a Lease to an Affiliate of Borrower). All actual and reasonable, out-of-pocket costs and expenses of Lender in connection with the negotiation, preparation, execution and delivery of any Nondisturbance Agreement including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower;

(f) Borrower shall observe and perform all obligations imposed upon the lessor under the Leases in the manner required by the applicable Leases;

(g) Borrower shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of any Property or otherwise be reasonably likely to have a Material Adverse Effect;

(h) Borrower shall, with regard to any Lease, not terminate any such Lease or accept a surrender of any such Lease except (1) by reason of a tenant default or (2) if deemed commercially reasonable by Borrower and provided such termination will not result in the commencement of a Low DSCR Period; provided that Borrower shall not terminate any Wachovia Lease or accept a surrender of any Wachovia Lease except with prior written consent of Lender;

(i) Borrower shall not collect any of the Rents more than one (1) month in advance (other than security deposits);

(j) Borrower shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents);

(k) Borrower shall promptly deliver to Lender any notice received by Borrower from any tenant under a Material Lease;

(l) Borrower shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require;

(m) Borrower shall keep all security deposits under Leases (collectively, “Security Deposits”) in an Eligible Account under Borrower’s control at a FDIC-insured bank or financial institution reasonably acceptable to Lender (such account, the “Security Deposit Account”). All Security Deposits shall be held by Borrower in accordance with the terms of the applicable Lease. Security Deposits shall be maintained as Cash unless Borrower, at Borrower’s election, elects to invest the funds in the Security Deposit Account in Permitted Investments. The funds in the Security Deposit Account shall not be commingled with any other funds of Borrower. Borrower shall, upon Lender’s request during the continuance of an Event of Default, unless prohibited by applicable Legal Requirements or the terms of the applicable Lease, deliver to Lender the Security Deposits (and any interest theretofore earned thereon) to be held by Lender in an account under the Cash Management Agreement (the “Security Deposit Reserve Account”). Security Deposits held in the Security Deposit Reserve Account will be released by Lender upon notice from Borrower together with such evidence as Lender may reasonably request that such Security Deposit is required to be returned to the applicable tenant pursuant to the terms of a Lease or pursuant to applicable law. In the event that Borrower is entitled to retain the amount of the Security Deposit pursuant to an exercise of the rights and remedies of Borrower under the applicable Lease or is otherwise entitled by applicable law or agreement with the applicable tenant to retain the applicable Security Deposit, Borrower shall deliver such Security Deposit to Lender to be, at Lender’s option, deposited into the Cash Collateral Account or retained in a Reserve Fund to pay the anticipated expenses (including Debt Service) in connection with operation of the Properties as determined by Lender. Any letter of credit or other instrument that Borrower receives in lieu of a Cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a Cash deposit as hereinabove described or unless Borrower is permitted to draw thereon pursuant to the Lease and in fact does draw thereon (in which event, the proceeds of such draw shall be applied as would a Cash security deposit under the circumstances) and (ii) if permitted pursuant to any Legal Requirements and such letter of credit, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Borrower’s successors and assigns);

(n) If requested by Borrower, Lender will grant approval of proposed Leases at any stage of the leasing process, from initial “term sheets” through negotiated lease drafts including any work or alterations to be performed pursuant thereto, provided that information which reasonably identifies the proposed tenant is included in the request to Lender and upon such approval, no further approval by Lender shall be required, provided that the final negotiated Lease does not materially differ from the proposed Lease (including initial “term sheet”) approved by Lender and, provided further that, Lender shall retain the right to disapprove any such Lease as to which its approval is required if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Lease; and

(o) Without the prior written consent of Lender, Borrower shall not consent to the assignment of, or sublease of any space demised under and subject to, any Wachovia Lease if as a result of such assignment or sublease, Wachovia would be released from any of its obligations or liabilities under such Wachovia Lease. Notwithstanding the foregoing, Borrower may, pursuant to the terms and conditions of the Branch Agreement Side Letter, consent to the assumption of any Wachovia Lease and the release of Wachovia from all obligations and liabilities under such Wachovia Lease; provided, that at the time such consent is given, Borrower receives the payment required to be made under the Branch Agreement in consideration for such consent.

5.1.21. Alterations. Subject to the rights of Wachovia under any Wachovia Lease and subject to the terms and conditions of any Ground Lease, Borrower shall obtain Lender’s prior written consent to any Alterations to the Improvements which have a cost in excess of the Alteration Threshold Amount and, unless such Alterations are reasonably likely to have a Material Adverse Effect (with respect to any Property, or with respect to the Properties taken as a whole), such consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with the following categories of Alterations: (a) Alterations made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof (or in the case of a Substitute Property, any Lease in effect at the time of the applicable Property Substitution), (b) Alterations made in connection with tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) Alterations performed in connection with the Restoration of any Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) Alterations required to be made pursuant to any Legal Requirement or (e) Alterations performed by Wachovia under any Wachovia Lease for which the consent of Borrower, as landlord, is not required under such Wachovia Lease. If the total unpaid amounts with respect to Alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases, including, without limitation, Alterations performed by Wachovia under any Wachovia Lease, the total cost and expense of which is borne entirely by Wachovia) shall at any time exceed the Alteration Threshold Amount, Borrower shall promptly deliver to Lender as security (“Acceptable Alteration Security”) for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) Cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and if the Loan has been subject to a Securitization, that the applicable Rating Agencies have delivered a Rating Agency Confirmation, (D) a completion and performance bond issued by a Person having a rating by S&P of not less than “A-1+” if the term of such bond is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and, if the Loan has been securitized, that the applicable Rating Agencies have delivered a Rating Agency Confirmation or (E) a Letter of Credit. Such Acceptable Alteration Security shall be in an amount equal to the excess of the total unpaid amounts with respect to Alterations to the Improvements on the applicable Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Alteration Threshold Amount. Provided that an Event of Default shall not have occurred and be continuing, the Acceptable

Alteration Security shall be released to Borrower by Lender when Lender is reasonably satisfied that the total unpaid amounts with respect to the Alterations to the Improvements for which the Acceptable Alteration Security has been delivered to Lender is less than the Alteration Threshold Amount.

5.1.22. Management of Properties.

(a) Borrower shall cause each Property to be operated, in all material respects, in accordance with the applicable Management Agreement. In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of such Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a replacement Management Agreement with the applicable Manager or another Qualifying Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Managers under the Management Agreements, in a commercially reasonable manner.

5.1.23. Ground Leases. With respect to each Ground Lease, Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of such Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of such Ground Lease on the part of Borrower in all material respects, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under such Ground Lease to Borrower of any default by Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under such Ground Lease or of any notice thereof received by Borrower, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by any Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease in any material respect, either orally or in writing, and if Borrower shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of Borrower, as tenant thereunder, in any material respect and shall fail to cure the same (or shall fail to receive a written waiver of same from the landlord under such Ground Lease) prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default; provided that Lender shall use reasonable efforts to notify Borrower that Lender intends (but is not obligated) to pay any such sums, perform any such act and/or take any such action. If the landlord under any

Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

5.1.24. Performance of Other Agreements. Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of any agreement or instrument affecting or pertaining to any Property, including, without limitation, the Master Agreement, each Material Agreement and each REA. Borrower shall promptly provide Lender with copies of all material notices received by Borrower under the Master Agreement within five (5) Business Days of receipt by Borrower thereof.

5.1.25. Condominium Documents.

(a) Borrower shall observe and perform each and every material term to be observed or performed by Borrower as the owner of Condominium Property under the Condominium Documents.

(b) Subject to Borrower’s right to contest the same in accordance with the express terms and conditions hereof and of the other Loan Documents and of the Condominium Documents, if any, Borrower shall promptly pay all Assessments imposed pursuant to the Condominium Documents when the same become due and payable with respect to the Condominium Property. Borrower shall deliver to Lender, promptly upon request, evidence satisfactory to Lender that the Assessments have been so paid and are not delinquent with respect to the Condominium Property.

(c) Lender shall have the rights and privileges which Borrower has as though Lender were in fact the owner of the Condominium Property, which rights and privileges shall include, without limitation, all voting rights accruing to Borrower under the terms of the Condominium Documents. Upon the occurrence and during the continuance of an Event of Default, Lender may vote in place of Borrower and may exercise any and all of said rights. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest to vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for any Assessments.

(d) The Trustee shall at all times be a financial institution or trust company having a long-term credit rating of not less than “A” or its equivalent by S&P and Moody’s.

(e) Borrower shall promptly deliver to Lender a true, complete and correct copy of all notices of default received by Borrower with respect to any obligation or duty of Borrower under the Condominium Documents.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Security Instruments in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1. Operation of Properties. Borrower shall not, without the prior consent of Lender (which consent shall not be unreasonably withheld), terminate any Management Agreement, modify or amend any of the material provisions of any Management Agreement or enter into any management agreement with respect to any Property. Notwithstanding the foregoing, Borrower may retain a Person to act as Manager of the Properties or replace any existing Manager, provided that (i) the Person selected by Borrower to be Manager is a Qualifying Manager who shall manage the Properties pursuant to a Management Agreement reasonably satisfactory to Lender, (ii) each of New Manager and Borrower executes and delivers to Lender an agreement substantially similar to the Assignment of Management Agreement delivered to Lender on the Closing Date and (iii) if New Manager is an Affiliate of Borrower, Borrower shall, at the reasonable request of Lender, deliver or caused to be delivered to Lender, a New Insolvency Opinion with respect to such New Manager; upon satisfaction of the terms and conditions of (i), (ii) and (iii) above, New Manager shall be considered to be a “Manager” and all references in this Agreement and the other Loan Documents to “Manager” shall be deemed to include said New Manager, the term “Management Agreement” shall be deemed to include the management agreement pursuant to which such New Manager manages all or certain of the Properties and the term “Assignment of Management Agreement” shall be deemed to include the agreement executed and delivered by such New Manager to Lender.

5.2.2. Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Property or permit any such action to be taken, except (a) Permitted Encumbrances, (b) Liens created by or permitted pursuant to the Loan Documents and (c) Liens for Taxes or Other Charges not yet due.

5.2.3. Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4. Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower shall not permit, allow or cause any Property to be used for residential purposes without the prior written consent of Lender.

5.2.5. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6. Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.2.7. Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.8. Assets. Borrower shall not purchase or own any real property other than the Properties.

5.2.9. Debt. Borrower shall not create, incur or assume any Indebtedness other than the Debt except to the extent expressly permitted hereby, including, without limitation, Trade Debt.

5.2.10. No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Property with (a) any other real property constituting a tax lot separate from any Property, or (b) any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Property.

5.2.11. Principal Place of Business. Borrower shall not change its principal place of business set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

5.2.12. ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.13. Transfers.

(a) Except as otherwise permitted by the provisions of this Section 5.2.13 or except to the extent permitted elsewhere in the Loan Documents, Borrower will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other similar disposition of its legal or equitable interest in all or any part of any Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Borrower, (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien or other encumbrance of all or any part of any Property, other than the Permitted Encumbrances, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, or (v) file a declaration of condominium with respect to any Property (each action described in clauses (i), (ii), (iii), (iv) and (v) of this subsection is a “Transfer”).

(b) A sale or conveyance by Borrower of all of the Properties subject to the liens of the Security Instruments (but not a mortgage, Lien or other encumbrance) is permitted, provided that the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing and such sale or conveyance shall not result in an Event of Default;

(ii) the Person to whom the Properties are sold or conveyed (the “Transferee”) is a special purpose bankruptcy remote entity in compliance with the representations, warranties and covenants contained in Section 4.1.30 and the organizational documents of the Transferee are reasonably acceptable to Lender and, after a Securitization, to the Rating Agencies;

(iii) a Permitted Owner owns not less than 51% of the direct or indirect equity interests in the Transferee and controls, directly or indirectly, the Transferee;

(iv) Lender has received a New Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the Transferee and its applicable affiliates;

(v) the Transferee shall execute an assumption, effective as of the date of transfer, of all of the obligations of the Borrower thereafter arising or to be performed under the Loan Agreement, the Security Instruments and the other Loan Documents, subject, however, to the provisions of Section 9.4 hereof and upon such assumption, Borrower shall be released from the Loan Documents;

(vi) if following such sale or conveyance, FSMC and/or Wachovia will not be the property manager(s) of the Properties, then the property manager of the Properties must be a Qualifying Manager;

(vii) if such sale or conveyance occurs (A) prior to a Securitization, Lender shall have consented to such sale or conveyance, which consent shall not be unreasonably withheld, or (B) after a Securitization, a Rating Agency Confirmation with respect to such sale or conveyance;

(viii) such sale or conveyance shall not cause any Non-Integration Event to occur under the Master Agreement;

(ix) the Wachovia Termination/Offset Condition is satisfied; and

(x) such sale or conveyance shall not trigger any right of first offer to purchase in favor of any Person(s) under the Condominium Documents (unless the same is waived in writing by such Person(s)) or otherwise constitute a default under the Condominium Documents.

(c) A transfer or sale (but not a pledge, hypothecation, creation of a security interest in or other Lien or encumbrance) of any direct or indirect interests in Borrower is permitted, provided that the following conditions are satisfied:

(i) after giving effect to such transfer or sale a Permitted Owner shall own, directly or indirectly, not less than 51% of the equity interests in Borrower and control, directly or indirectly, Borrower;

(ii) prior to any such transfer or sale of direct or indirect ownership interests in Borrower, as a result of either of which (and after giving effect to such transfer or sale), more than 49% of the direct or indirect ownership interests in Borrower shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date (or as reflected in the most recent New Insolvency Opinion delivered to Lender), Borrower shall deliver to Lender a New Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer or sale;

(iii) immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

(iv) if following such transfer or sale, FSMC and/or Wachovia will not be the property manager(s) of the Properties, then the property manager of the Properties must be a Qualifying Manager;

(v) prior to any proposed transfer or sale of direct or indirect ownership interests in Borrower, as a result of which (and after giving effect to such proposed transfer or sale), a Person owning not more than 49% of the direct or indirect ownership interests in Borrower on the day prior to the date of such transfer or sale shall (if such proposed transfer or sale occurs) become the owner of more than 49% of the direct or indirect ownership interests in Borrower, Lender shall have consented to such transfer or sale or if such transfer or sale occurs after a Securitization, a Rating Agency Confirmation is obtained in connection with such transfer or sale;

(vi) such transfer or sale shall not cause any Non-Integration Event to occur under the Master Agreement;

(vii) with regard to any transfer or sale described in clause (v) above, Borrower shall give or cause to be given written notice to Lender of the proposed transfer or sale not later than fifteen (15) days prior thereto, which notice shall set forth the name of the Person to which the interest in Borrower is to be transferred or sold, identify the proposed transferee and set forth the date the transfer or sale is expected to be effective; and

(viii) the Wachovia Termination/Offset Condition is satisfied.

(d) Notwithstanding any provision in this Agreement or in any other Loan Document to the contrary, this Section 5.2.13 shall not restrict the right of (i) any shareholder in AFRT or in any other Publicly Traded Corporation to transfer its shares in AFRT or in any other Publicly Traded Corporation or to cause or permit its interest in AFRT or in such other Publicly Traded Corporation to be redeemed, or (ii) any limited partner of Sponsor other than AFRT to transfer its limited partnership interest in Sponsor or to cause or permit its limited partnership interest in Sponsor to be redeemed, or (iii) any transfer of any direct or indirect interest in Borrower by any Person other than AFRT, provided that after giving effect to such transfer either AFRT or Sponsor owns not less than 100% of the interests in Borrower and controls Borrower. In connection with any transfer described in this clause (d) which, as a result of which (and after giving effect to such transfer), more than 49% of the direct or indirect ownership interests in Borrower shall have been transferred to a Person not owning at least 49% of the direct or indirect ownership interests in Borrower on the Closing Date (or as reflected in the most recent additional Insolvency Opinion delivered to Lender), Borrower shall deliver to Lender a New Insolvency Opinion which may be relied upon by Lender, the Rating Agencies and their respective counsel, successors and assigns, with respect to the proposed transfer.

(e) Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents to the contrary, from and after the date which is the two (2) year anniversary of the Closing Date, Junior Mezzanine Borrower shall be permitted (the “Junior Mezzanine Option”) to incur mezzanine financing (the “Junior Mezzanine Loan”) secured by the Junior Equity Collateral, which Junior Mezzanine Loan shall not violate the transfer provisions of this Agreement; provided that (A) Borrower and Lender hereby acknowledge and agree that the right to incur the Junior Mezzanine Loan runs to the benefit of Junior Mezzanine Borrower, not Borrower and (B) the following conditions are satisfied:

(i) no Event of Default shall have occurred and remain uncured on the date on which the Junior Mezzanine Loan is funded;

(ii) Lender shall have received at least thirty (30) days prior written notice of the exercise of the Junior Mezzanine Option;

(iii) the principal amount of the Junior Mezzanine Loan (including, without limitation, all earn-out or other advances or negative amortization or similar features contemplated thereunder which would in any way increase the principal amount due thereunder) shall not exceed $50,000,000;

(iv) the Debt Service Coverage Ratio shall be no less than the greater of (A) 1.10:1.00 and (B) the Debt Service Coverage Ratio on the Fixed Rate Conversion Date (when taking into account the proposed amount of the Junior Mezzanine Loan);

(vi) the Loan-To-Value Ratio shall not exceed 65% (when taking into account the proposed amount of the Junior Mezzanine Loan);

(vii) if the interest rate under the Junior Mezzanine Loan shall be a floating rate, Junior Mezzanine Borrower shall have obtained and shall maintain an Interest Rate Cap Agreement;

(viii) Borrower shall remain a special purpose bankruptcy remote entity in compliance with Section 4.1.30;

(ix) Junior Mezzanine Borrower shall (i) offer the holder of the Mezzanine Loan (if any) the right to make the Junior Mezzanine Loan on the proposed terms then offered by any bona fide, third party mezzanine lender and (ii) give the holder of the Mezzanine Loan at least fifteen (15) days in which to accept or reject such offer; provided, that, if the terms of the aforesaid offer shall materially change after any such offer is rejected by the holder of the Mezzanine Loan, Junior Mezzanine Borrower shall re-offer the holder of the Mezzanine Loan the right to make the Junior Mezzanine Loan on such changed terms and the holder of the Mezzanine Loan shall have an additional ten (10) days in which to accept or reject such offer;

(x) the loan documents executed in connection with the Junior Mezzanine Loan shall provide that, if the Mezzanine Loan shall remain outstanding on the date on which a refinancing of the Junior Mezzanine Loan is sought, the holder of the Mezzanine Loan, if any, shall have a right of first refusal to provide a mezzanine loan to refinance the Junior Mezzanine Loan (on terms and conditions substantially similar to the right set forth in clause (ix) above);

(xi) the holder of the Junior Mezzanine Loan (the “Junior Mezzanine Lender”) shall (A) at the time of the exercise of the Junior Mezzanine Option be a Qualified Junior Mezzanine Loan Transferee, (B) represent and warrant to Lender that, as of the date of the funding of the Junior Mezzanine Loan, it is solvent and not involved in any voluntary or involuntary action or proceeding as debtor under any applicable federal bankruptcy law, or any similar federal or state law, and (C) agree in the Junior Mezzanine Intercreditor (defined below) that any subsequent transfer of the Junior Mezzanine Loan shall be to a Qualified Junior Mezzanine Loan Transferee;

(xii) Junior Mezzanine Lender shall have delivered to Lender (for execution by Lender) an intercreditor agreement executed by each of Junior Mezzanine Lender and Mezzanine Lender, which such intercreditor agreement shall be, in form and substance, acceptable to Lender and the Rating Agencies (such intercreditor agreement, the “Junior Mezzanine Intercreditor”);

(xiii) if requested, Borrower shall deliver to Lender, at Borrower’s sole cost and expense, revised and/or updated versions of the opinions of counsel given in connection with the closing of the Loan (including, without limitation, a New Insolvency Opinion) acceptable to Lender reflecting the Junior Mezzanine Loan;

(xiv) the Rating Agencies shall have delivered a Rating Agency Confirmation in connection with the Junior Mezzanine Loan;

(xvi) Borrower shall have paid or reimbursed Lender for all reasonable, out of pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements and the fees and expenses of the Rating Agencies) in connection with the Junior Mezzanine Option;

(xvi) Borrower shall deliver to Lender such amendments or modifications to the Loan Documents as may be required by Lender or the Rating Agencies; and

(xvii) Immediately after giving effect to the Junior Mezzanine Loan, no Non-Integration Event shall have occurred under the Master Agreement, and the Master Agreement shall have been amended (pursuant to an amendment approved by Lender) to provide that any foreclosure, transfer or conveyance of, or the exercise of any remedy made with respect to, the Junior Mezzanine Loan shall not cause a Non-Integration Event under the Master Agreement; and

(f) Any Mezzanine Transfer and/or any Junior Mezzanine Transfer shall be permitted hereunder.

5.2.14. Master Agreement. Without the prior written consent of Lender, Borrower shall not modify, change, supplement, alter or amend, or waive any material rights or remedies under, or terminate, the Master Agreement.

5.2.15. Approval of Material Agreements and REAs. Without the prior written consent of Lender, Borrower shall not modify, change, supplement, alter or amend, or waive any material rights or remedies under in any manner that is material and adverse to Lender, or enter into or terminate, any Material Agreement or any REA.

5.2.16. Condominium Documents.

(a) Borrower shall not, without the prior written consent of Lender (which consent may, at Lender’s election, be conditioned upon, among other things, Lender’s receipt of a Rating Agency Confirmation) (i) institute an action or proceeding for partition of the Condominium Property, (ii) vote for or consent to any modification of, amendment to or relaxation in the enforcement of the Condominium Documents or the termination of the Regime (as defined in the Condominium Documents), or (iii) in the event of damage to or destruction of the Condominium Property, vote not to repair, restore or rebuild the Condominium Property.

(b) In each and every case in which, under the provisions of the Condominium Documents, the consent or any other approval or vote of Borrower is required, Borrower shall not exercise any such consent, approval or voting right without obtaining Lender’s prior written consent.

(c) Borrower shall not, without Lender’s prior written consent (which consent may, at Lender’s election, be conditioned upon, among other things, Lender’s receipt of a Rating Agency Confirmation and a New Insolvency Opinion) permit the Condominium Board of Directors to incur any indebtedness (other than indebtedness permitted under the Condominium Documents without Borrower’s consent) or to encumber the Condominium Property in connection therewith. With respect to any indebtedness which the Condominium Board of Directors is permitted to incur without Borrower’s consent, Borrower shall, upon Borrower’s receipt of notice thereof from any source, notify Lender of the same.

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and each Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at each Property (the “Personal Property”), including contingent liability from “Operation of Building Laws”, “Demolition Costs” and “Increased Cost of Construction” endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” endorsement if any of the Improvements or the use of any of the Properties shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (x) windstorm insurance in an amount equal to one hundred percent (100%) of the Full Replacement Cost, with a deductible reasonably approved by Lender, (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated

“special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the aggregate amount of the Full Replacement Cost for such Property or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Property is located in an area with a high degree of seismic activity with a deductible reasonably approved by Lender, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following insurable hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instruments to the extent the same is available;

(iii) business income insurance (A) with Lender as loss payee; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace any Property with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income for the applicable Property either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the applicable Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and increased from time to time as and when the gross income from the Properties increases. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State in which each Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about each Property, or in connection with each Property or its operations (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) excluding umbrella coverage;

(ix) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Property located in or around the region in which each Property is located; and

(x) if the commercial property and business income insurance policies required under subsections (i) and (iii) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism (including acts which are “certified acts of terrorism” as defined by TRIA) and “fire following”, each on terms (including amounts) consistent with those required under subsections (i) and (iii) above and with deductibles no greater than those provided in subsections (i) and (iii) above. The claims paying ability rating of the insurer shall be consistent with the requirements of Section 6.1(b) hereof or, if no insurer of such claims paying ability rating is then issuing such terrorism insurance, the chosen insurer shall be the insurer which is offering such terrorism insurance and which has a claims paying ability rating the closest to that required by Section 6.1(b) hereof; and

(A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-”) (provided that neither Moody’s nor S&P rates such provider less than investment grade) insuring against (i) with respect to the first $100,000,000 primary layer of insurance coverage, all “certified acts of terrorism” as defined by TRIA, non-certified acts of terrorism, and “fire following”, and (ii) with respect to the remaining property insurance coverage, all “certified acts of terrorism” as defined by TRIA, non-certified acts of terrorism, and “fire following”, each of (i) and (ii) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the total outstanding principal balance of the Loan plus the amount required to obtain the business income coverage described above; provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed the Terrorism Premium Threshold, and if the cost of such terrorism coverage would exceed the Terrorism Premium Threshold, Borrower shall only be required to purchase the greatest amount of terrorism coverage that may be obtained for the Terrorism Premium Threshold. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans, and shall be applicable to all business income policy limits and provisions and extended period of indemnity endorsements; or

(B) during any period of the term of the Loan that TRIA is not in effect, if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which maintains at least an investment grade rating from Moody’s (that is, “Baa3”) and/or S&P (that is, “BBB-“) (provided that neither Moody’s nor S&P rates such provider less than investment grade), insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its sole discretion (but in no event greater than the total of the outstanding principal balance of the Loan plus the amount of the business income coverage described above); provided, however, the total annual premium payable by Borrower for such terrorism coverage shall not exceed the Terrorism Premium Threshold, and if the cost of such terrorism coverage would exceed the Terrorism Premium Threshold, Borrower shall only be required to purchase the greatest amount of terrorism coverage that may be obtained for the Terrorism Premium Threshold.. The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State in which each of the Properties are located, and either (i) having a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies, one of which shall be S&P, or (ii) one or more other domestic primary insurers having (or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with carriers having), having a claims paying ability rating of “A” or better by at least two (2) of the Rating Agencies one of which shall be S&P and the balance of the insurers in the syndicate having a claims paying ability rating of not lower than “BBB-” by S&P. Notwithstanding the foregoing, the first $100 Million of insurance provided for in Section 6.1(a) shall be provided by insurers having a claims paying ability of “A” or better by at least two (2) of the Rating Agencies, one of which shall be S&P. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Properties the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall be primary coverage and, except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender and its successors and assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 6.1(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policy has not been renewed fifteen (15) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instruments and shall bear interest at the Default Rate.

Section 6.2. Casualty. If any Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall, subject to the terms and conditions of any Wachovia Lease or Ground Lease, promptly commence and diligently prosecute the completion of the repair and restoration of the applicable Property as nearly as possible to the condition such Property was in immediately prior to such fire or other casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold Amount, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold Amount or if an Event of Default then exists, Borrower may settle and adjust such claim(s) only with the consent of Lender (which consent shall not be unreasonably withheld) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing and received by Borrower) commencement of any proceeding for the Condemnation of any Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the

Restoration Threshold Amount, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold Amount or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Property or any portion thereof is taken by a condemning authority, subject to the terms and conditions of any Wachovia Lease or Ground Lease, Borrower shall promptly commence and diligently prosecute the Restoration of such Property and otherwise comply with the provisions of Section 6.4. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration of any Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold Amount and the costs of completing the Restoration shall be less than the Restoration Threshold Amount, provided that an Event of Default shall not have occurred and be continuing, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold Amount or the costs of completing the Restoration is equal to or greater than the Restoration Threshold Amounts, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration, provided that each of the following conditions is satisfied; provided, however, in the event that any Wachovia Lease or Ground Lease requires Borrower to restore the applicable Property following a Casualty or Condemnation, Lender will disburse the Net Proceeds to Borrower pursuant to this Section 6.4 in connection with the Restoration required under the applicable Wachovia Lease or Ground Lease; provided, that, and for so long as, no event of default shall have occurred by Borrower under the applicable Ground Lease, or by Borrower or Wachovia under the applicable Wachovia Lease:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the applicable Property has been damaged, destroyed or rendered unusable as a result of such fire or other casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the applicable Property is taken, and such land is located along the perimeter or periphery of the applicable Property, and no portion of the Improvements is located on such land;

(C) Leases at the applicable Property requiring payment of annual rent equal to eighty percent (80%) of the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation, all Material Leases at the applicable Property (including, without limitation, the applicable Ground Lease, if any) shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such damage or destruction or taking, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the applicable Property as a result of the occurrence of any such fire or other casualty or taking, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date which is six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases at the applicable Property (including, without limitation, the applicable Ground Lease, if any), (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the applicable Property to the condition it was in immediately prior to such fire or other casualty or to as nearly as possible the condition it was in immediately prior to such taking, as applicable or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the applicable Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the applicable Ground Lease, if any and in accordance with the terms and conditions of the Condominium Documents, if applicable;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the applicable Ground Lease, if any and in accordance with the terms and conditions of the Condominium Documents, if applicable; and

(I) such fire or other casualty or taking, as applicable, does not result in the loss of access to the applicable Property or the related Improvements.

(ii) The Net Proceeds shall be paid directly to Lender and shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds (and accrued interest thereon, if any) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the applicable Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the applicable Title Insurance Policy, and Lender receives an endorsement to the applicable Title Insurance Policy insuring the continued priority of the lien of the related Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than twice every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty

Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender (i) if the Mezzanine Loan (or any portion thereof) remains outstanding, into the Mezzanine Cash Collateral Account to be disbursed in accordance with the terms of the Mezzanine Loan Documents, or (ii) if the Mezzanine Loan has been paid in full, to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be deposited into the Mezzanine Cash Collateral Account or returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be (i) if the Mezzanine Loan (or any portion thereof) remains outstanding, deposited into the Mezzanine Cash Collateral Account to be disbursed in accordance with the terms of the Mezzanine Loan Documents, or (ii) if the Mezzanine Loan has been paid in full, paid, either in whole or in part, to Borrower for such purposes as Lender shall designate, in its discretion.

(d) In the event of foreclosure of the related Security Instrument with respect to any Property, or other transfer of title to any Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the applicable Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e) Notwithstanding anything to the contrary contained in this Section 6.4, with respect to any Casualty or Condemnation of the Condominium Property, the applicable terms and conditions of the Condominium Documents and the terms and conditions of this Section 6.4 (only to the extent the same do not conflict with the applicable terms and conditions of the Condominium Documents) shall control the disbursement of the Net Proceeds hereunder provided that (i) the Condominium Documents are in full force and effect; (ii) no Event of Default has occurred and is continuing; (iii) (A) Lender receives (1) the insurance proceeds payable to Borrower and (2) Borrower’s proportionate share of Net Proceeds not applied to the repair or reconstruction of any portion of the Building (as defined in the Condominium Documents) pursuant to the Condominium Documents, and (B) all other Net Proceeds are paid to the Condominium Board of Directors or the Trustee, as applicable, in accordance with the Condominium Documents; (iv) the Trustee is a financial institution or trust company having a long-term credit rating of not less than “A” (or its equivalent) by each of S&P and Moody’s, and (v) each of the parties to the Condominium Documents (including, without limitation, Borrower and the Condominium Board of Directors) continues to comply in all material respects with all applicable terms and conditions of the Condominium Documents related to the disbursement of said Net Proceeds.

VII. RESERVE FUNDS

Section 7.1. Ground Rent Reserve.

(a) Borrower shall deposit with Lender on each Payment Date an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under the Ground Leases for the month following the month in which such Payment Date occurs (such amounts so deposited shall hereinafter be called the “Ground Rent Reserve Funds”). The account in which the Ground Rent Reserve Funds are held shall hereinafter be referred to as the “Ground Rent Reserve Account.” Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent. Provided no Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Reserve Funds to payments of Ground Rent for each Leasehold Property for which Ground Rent Reserve Funds are being reserved hereunder. In making any payment relating to Ground Rent Reserve Account, Lender may do so according to any bill or statement given by the ground lessor under any Ground Lease without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Reserve Funds shall exceed the amounts due for Ground Rent, Lender shall return any excess to Borrower. Notwithstanding anything contained in this clause (a) to the contrary, the Monthly Ground Rent Deposit shall not include, and Borrower shall be responsible to pay, or cause to be paid, any Ground Rent for any Leasehold Property subject to a Lease, which Lease provides that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Leasehold Property, including, without limitation, the obligation to pay Ground Rent, is an obligation of Wachovia or an Acceptable Replacement Tenant (i.e., a “triple net” Lease).

(b) At Borrower’s option, in lieu of the requirements set forth in Section 7.1(a) with respect to Borrower’s obligation to make monthly deposits into the Ground Rent Reserve Account, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver to Lender a Letter of Credit in an amount equal to the aggregate amount which Borrower would otherwise be required to deposit for Ground Rent over the next twelve (12) months (the “Ground Rent Letter of Credit”), which Ground Rent Letter of Credit shall be subject to the provisions of Section 7.10 hereof and whereupon the Ground Rent Reserve Funds then on deposit in the Ground Rent Reserve Account shall be remitted to Borrower. In the event that Borrower delivers the Ground Rent Letter of Credit to Lender, Borrower shall be responsible for the payment of

Ground Rent and Lender shall not be responsible therefor. At all times that the Ground Rent Letter of Credit is being held by Lender, Borrower shall pay the Ground Rent as the same become due and payable and furnish promptly to Lender receipts for the payments thereof. Borrower shall provide Lender with notice of any increases (or decreases) in the annual payments for Ground Rent no less than sixty (60) days prior to any date such increase (or decrease) is first due and payable and the Ground Rent Letter of Credit shall be increased (or decreased) by an amount equal to such increased (or decreased) amount at least ten (10) Business Days prior to the date such increased (or decreased) amount is first due and payable. Upon any non-payment or delinquent payment of Ground Rent by Borrower, Lender shall have the right, but not the obligation, to draw on the Ground Rent Letter of Credit for purposes of making the payment of Ground Rent on behalf of Borrower, whereupon Borrower’s obligation to make the monthly payments required under Section 7.1(a) shall be immediately reinstated.

Section 7.2. Tax and Insurance Reserve.

(a) Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above so deposited shall hereinafter be called the “Tax and Insurance Reserve Funds”). The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account.” The Tax and Insurance Reserve Funds and the payments of interest or principal or both, payable pursuant to the Note, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under each Security Instrument for each of those Properties for which the Tax and Insurance Reserve Funds are being reserved hereunder. In making any payment relating to the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. If at any time Lender reasonably determines that the amount then on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding anything contained in this clause (a) to the contrary, the Tax and Insurance Reserve Funds shall not include, and Borrower shall be responsible to pay, or cause to be paid, all Taxes and Insurance Premiums required to be paid with respect to any Property subject to a Lease, which Lease provides that every monetary and non-monetary obligation associated with managing, owning, developing and operating such Property, including, without limitation, the obligation to pay Taxes and Insurance Premiums, is an obligation of Wachovia or an Acceptable Replacement Tenant (i.e., a “triple net” Lease).

(b) At Borrower’s option, in lieu of the requirements set forth in Section 7.2(a) with respect to Borrower’s obligation to make monthly deposits into the Tax and Insurance Reserve Account, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver to Lender a Letter of Credit in an amount equal to the aggregate amount which Borrower would otherwise be required to deposit for Taxes and Insurance Premiums over the next twelve (12) months (the “Tax and Insurance Letter of Credit”), which Tax and Insurance Letter of Credit shall be subject to the provisions of Section 7.10 hereof and whereupon the Tax and Insurance Reserve Funds then on deposit in the Tax and Insurance Reserve Account shall be remitted to Borrower. In the event that Borrower delivers the Tax and Insurance Letter of Credit to Lender, Borrower shall be responsible for the payment of Taxes and Insurance Premiums and Lender shall not be responsible therefor. At all times that the Tax and Insurance Letter of Credit is being held by Lender, Borrower shall pay the Taxes and Insurance Premiums as the same become due and payable and furnish promptly to Lender receipts for the payments thereof. Borrower shall provide Lender with notice of any increases (or decreases) in the annual payments for Taxes and Insurance Premiums no less than sixty (60) days prior to any date such increase (or decrease) is first due and payable and the Tax and Insurance Letter of Credit shall be increased (or decreased) by an amount equal to such increased (or decreased) amount at least twenty (20) Business Days prior to the date such increased (or decreased) amount is first due and payable. Upon any non-payment or delinquent payment of Taxes or Insurance Premiums by Borrower, Lender shall have the right, but not the obligation, to draw on the Tax and Insurance Letter of Credit for purposes of making the payment of Taxes or Insurance Premiums on behalf of Borrower, whereupon Borrower’s obligation to make the monthly payments required under Section 7.2(a) shall be immediately reinstated.

Section 7.3. Replacement Reserve.

(a) So long as (i) the Debt Service Coverage Ratio is less than 1.50:1.00 and (ii) less than seventy-five percent (75%) of the total number of rentable square feet at the Properties is leased pursuant to Wachovia Leases having terms and conditions substantially similar to those Wachovia Leases in effect as of the Closing Date, Borrower shall pay to Lender on each Payment Date the Replacement Reserve Monthly Deposit (such amounts so deposited shall hereinafter be called the “Replacement Reserve Funds”) for replacements and repairs required to be made to each Property during the calendar year (collectively, the “Replacements”). The account in which the Replacement Reserve Funds are held shall hereinafter be referred to as the “Replacement Reserve Account.” Lender may reassess its estimate of the Replacement Reserve Monthly Deposit from time to time, and may increase same upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of any of the Properties. Notwithstanding anything contained in this clause (a) to the contrary, the Replacement Reserve Funds shall not include any costs of Replacements at any Property which are required to be paid by Wachovia pursuant to the Wachovia Lease applicable to such Property. At such time as (i) the Debt Service Coverage Ratio is equal to or greater than 1.75:1.00 and (ii) seventy-five percent (75%) or more of the total number of rentable square feet at the Properties is leased pursuant to Wachovia Leases having terms and conditions substantially similar to those Wachovia Leases in effect as of the Closing Date, all funds then on deposit in the Replacement Reserve Account shall be returned to Borrower, provided no Event of Default has occurred and is then continuing.

(b) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements at the Properties for which the Replacement Reserve Funds are being held pursuant to this Section 7.3. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to any Property. For the purposes of this Section, any item for which a disbursement from the Replacement Reserve Account is requested shall hereinafter be called a “Work Item.”

(c) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefore, upon completion of such Replacements (or, upon partial completion) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists.

(d) Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably approved by Lender and shall specify (i) the specific Work Item for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Work Item includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Work Item other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Work Item for which such request for disbursement is made. With each request Borrower shall certify that all Work Items have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Property, and in accordance with the Condominium Documents, if applicable. Each request for disbursement shall include, upon Lender’s request, copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Work Item, each request shall include evidence satisfactory to Lender of payment of all such amounts.

(e) Borrower shall pay all invoices in connection with the Work Items with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Work Item. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than twice in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.

(g) With regard to disbursements from the Replacement Reserve Account, Borrower shall make Replacements when required in order to keep the applicable Property in condition and repair consistent with other first class, office properties in the same market segment in the metropolitan area in which the applicable Property is located, and to keep the applicable Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(h) During the continuance of an Event of Default or a Low DSCR Period, Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Work Items to the extent the estimated cost thereof exceeds $100,000, provided that any such approval shall not be unreasonably withheld and should be delivered to the Borrower within five (5) Business Days of any request thereof. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(i) During the continuance of an Event of Default or a Low DSCR Period, if Lender determines in its reasonable discretion that any Work Item is not being performed in a workmanlike or timely manner or that any Work Item has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Work Item and to proceed under existing contracts or to contract with third parties to complete such Work Item and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Work Item, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(j) In order to facilitate Lender’s completion or making of the Work Items, Borrower grants Lender the right to enter onto the applicable Property and perform any and all work and labor necessary to complete or make the Work Items and/or employ watchmen to protect the applicable Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the related Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Work Items in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement

Reserve Account for the purpose of making or completing the Work Items; (ii) to make such additions, changes and corrections to the Work Items as shall be necessary or desirable to complete the Work Items; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Property, or as may be necessary or desirable for the completion of the Work Items, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Property or the rehabilitation and repair of any Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(k) Nothing in this Section 7.3 shall: (i) make Lender responsible for making or completing the Work Items; (ii) require Lender to expend funds in addition to Replacement Reserve Funds to make or complete any Work Item; (iii) obligate Lender to proceed with the Work Items; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Work Item.

(l) During the continuance of an Event of Default or a Low DSCR Period, Lender may require an inspection of any Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Work Items for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(m) The Work Items and all materials, equipment, fixtures, or any other item comprising a part of any Work Item shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other liens (except for those Liens existing on the date hereof which have been approved in writing by Lender).

(n) Before each disbursement from the Replacement Reserve Account in excess of $250,000, Lender may require Borrower to provide Lender with a search of title to the applicable Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Property since the date of recordation of the related Security Instrument and that title to the applicable Property is free and clear of all Liens (other than the lien of the related Security Instrument and any other Liens previously approved in writing by Lender, if any).

(o) All Work Items shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Property, the terms and conditions of the Condominium Documents, if applicable, and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(p) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Work Item. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

(q) During the continuance of an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) for any purpose, including but not limited to completion of the Work Items or for any other repair or replacement to any Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.

(r) The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(s) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the performance of the Replacements. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor or materials in connection with the Work Items; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(t) Intentionally Deleted.

(u) At Borrower’s option, in lieu of the requirements set forth in Section 7.3(a) with respect to Borrower’s obligation to make monthly deposits into the Replacement Reserve Account, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver a Letter of Credit to Lender in an amount equal to the product of twelve (12) multiplied by the Replacement Reserve Monthly Deposit (the “Replacement Reserve Letter of Credit”), which Replacement Reserve Letter of Credit shall be subject to the provisions of this Section 7.3(u) and Section 7.10 hereof.

(i) Upon the expiration of each calendar quarter subsequent to Borrower’s delivery to Lender of the Replacement Reserve Letter of Credit, Borrower shall be entitled to reduce the face amount of the Replacement Reserve Letter of Credit by an amount equal to the lesser of (A) the amount of actual approved costs of Replacements paid by Borrower during such calendar quarter and (B) twenty five percent (25%) of the original face amount of the Replacement Reserve Letter of Credit (as the same may be adjusted on each anniversary date as set forth in this clause (i)). Borrower shall be entitled to reduce the face amount of the Replacement Reserve Letter of Credit upon the delivery by Borrower to Lender of a request for such reduction made identically to the request required to be made by Borrower before Replacement Reserve Funds are disbursed from the Replacement Reserve Account as provided in Section 7.3(d) and such other evidence as Lender shall reasonably request demonstrating the amount of funds expended by Borrower for such actual approved Replacement costs during the applicable period and that the applicable Work Items have been completed. If Borrower shall have previously reduced the face amount of the Replacement Reserve Letter of Credit, on or prior to the next anniversary date of the issuance of the Replacement Reserve Letter of Credit, Borrower shall increase the face amount of the Replacement Reserve Letter of Credit to an amount equal to the product of twelve (12) multiplied by the Replacement Reserve Monthly Deposit. If, as of any such anniversary date, Borrower fails to increase the amount of the Replacement Reserve Letter of Credit as required pursuant to the immediately preceding sentence, then (A) Lender shall be entitled to draw immediately upon the then remaining amount available under the Replacement Reserve Letter of Credit (if any) and deposit such funds into the Replacement Reserve Account and (B) Borrower’s option to deliver the Replacement Reserve Letter of Credit pursuant to this Section 7.3(u) shall immediately cease and Borrower’s obligation to make monthly contributions into the Replacement Reserve Account in accordance with Section 7.3(a) shall be immediately reinstated.

(ii) In the event that Borrower delivers the Replacement Reserve Letter of Credit to Lender, Borrower shall be responsible for the payment of all approved Replacement costs and Lender shall not be responsible for disbursing funds to Borrower therefor.

(iii) Upon any failure of Borrower to pay timely for any approved Replacement costs, Lender shall have the right, but not the obligation, to draw on the Replacement Reserve Letter of Credit for purposes of making the payment of such approved Replacement costs on behalf of Borrower, whereupon Borrower’s obligation to make monthly contributions into the Replacement Reserve Account in accordance with Section 7.3(a) shall be immediately reinstated.

Section 7.4. Immediate Repair Reserve.

(a) On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule 9 attached hereto (the “Immediate Repair Reserve Funds”). The account in which the Immediate Repair Reserve Funds are held shall hereinafter be referred to as the “Immediate Repairs Reserve Account.” Borrower shall perform the repairs at the Properties as set forth on Schedule 9 (such repairs shall hereinafter be referred to as the “Immediate Repairs”) on or before the respective deadline for each Immediate Repair as set forth on Schedule 9.

(b) Lender shall disburse to Borrower the Immediate Repair Reserve Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request in writing signed by Borrower for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Immediate Repair or Repairs to be paid, which request shall set forth (i) that all Immediate Repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the applicable Ground Lease, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Immediate Repairs, (ii) the identity of each Person that supplied materials or labor in connection with the Immediate Repairs to be funded or reimbursed by the requested disbursement, and (iii) that each such Person has been paid in full or will be paid in full upon such disbursement, such request to be accompanied by lien waivers or other evidence of payment satisfactory to Lender (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (c) Lender shall have received such other evidence as Lender shall reasonably request that the Immediate Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Borrower shall not make a request for disbursement from the Immediate Repairs Reserve Account more frequently than twice in any calendar month and (except in connection with the final disbursement) the total cost of all Immediate Repairs in any request shall not be less than $25,000.

(c) Notwithstanding anything to the contrary set forth in the first sentence of Section 7.4(a), at Borrower’s option, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver a Letter of Credit to Lender in an amount equal to the amount of funds then on deposit or required to be on deposit with Lender in the Immediate Repairs Reserve Account (the “Immediate Repairs Letter of Credit”), which Immediate Repairs Letter of Credit shall be subject to the provisions of Section 7.10 hereof and shall be maintained in the amount that would otherwise be required to be maintained in cash in the Immediate Repairs Reserve Account. In the event that Borrower delivers the Immediate Repairs Letter of Credit to Lender, Borrower shall be responsible for the payment of all Immediate Repair costs and Lender shall not be responsible for disbursing funds to Borrower therefor. In the event that Borrower delivers the Immediate Repairs Letter of Credit to Lender in replacement of funds then on deposit with Lender in the Immediate Repairs Reserve Account, then, provided no Event of Default has occurred and is then continuing, all funds then on deposit in the Immediate Repairs Reserve Account shall be returned to Borrower.

Section 7.5. Rollover Reserve.

(a) Borrower shall deliver or cause to be delivered to Lender, as and when paid by any tenant, any payment or other cash consideration payable by such tenant in connection with the termination or surrender of such tenant’s Lease, which payment or other cash consideration is either (i) in excess of $50,000 or (ii) payable in connection with any Lease demising more than 2,500 rentable square feet of space at any Property (such amounts so delivered shall hereinafter be called the “Rollover Reserve Funds”), provided, however, in the event that the tenant fails to pay such termination payment as and when required by the terms of the applicable Lease, Borrower shall use commercially reasonable efforts to collect such payment from the applicable tenant. The account in which the Rollover Reserve Funds are held shall hereinafter be referred to as the “Rollover Reserve Account.” The Rollover Reserve Funds shall be disbursed from the Rollover Reserve Account in connection with the payment of (A) tenant improvements and leasing commissions incurred by Borrower from time to time in connection with the leasing or re-leasing of the Properties and/or (B) Capital Expenditures or as otherwise agreed by Borrower and Lender. Any Rollover Reserve Funds remaining in the Rollover Reserve Account after the Debt has been paid in full shall be returned to Borrower. The Branch Agreement Reserve Funds shall not be held in the Rollover Reserve Account, but rather shall be held in the Branch Agreement Reserve Account pursuant to Section 7.7 hereof, and the Branch Agreement Reserve Funds shall not be subject to this Section 7.5, but rather shall be subject to Section 7.7 hereof.

(b) Notwithstanding anything to the contrary set forth in the first sentence of Section 7.5(a), at Borrower’s option, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver a Letter of Credit to Lender in an amount equal to the amount of funds then on deposit or required to be on deposit with Lender in the Rollover Reserve Account (the “Rollover Reserve Letter of Credit”), which Rollover Reserve Letter of Credit shall be subject to the provisions of Section 7.10 hereof and shall be maintained in the amount that would otherwise be required to be maintained in cash in the Rollover Reserve Account. In the event that Borrower delivers the Rollover Reserve Letter of Credit to Lender, Borrower shall be responsible for the payment of all tenant improvements and leasing commissions incurred in connection with the leasing or re-leasing of the Properties and/or Capital Expenditures and Lender shall not be responsible for disbursing funds to Borrower therefor. In the event that Borrower delivers the Rollover Reserve Letter of Credit to Lender in replacement of funds then on deposit with Lender in the Rollover Reserve Account, then, provided no Event of Default has occurred and is then continuing, all funds then on deposit in the Rollover Reserve Account shall be returned to Borrower.

Section 7.6. Low DSCR Reserve. If a Low DSCR Period shall have commenced, Borrower shall pay to Lender on the immediately succeeding Payment Date the amount required pursuant to Section 4.1(b)(xi) of the Cash Management Agreement. On or prior to the second Payment Date occurring immediately after the commencement of a Low DSCR Period, Borrower shall deposit with Lender either (x) Cash (such Cash so deposited, together with the funds paid by Borrower pursuant to the preceding sentence hereof, shall hereinafter be called the “Low DSCR Reserve Funds”) or (y) a Letter of Credit (the “Low DSCR Letter of Credit”), in either case, in an amount determined by Lender (the “Low DSCR Cash Collateral Amount”) equal to the amount necessary to cause the Debt Service Coverage Ratio to equal at least 1.10:1.00 as of the date such Low DSCR Period commenced (each of clauses (x) and (y), the “Low DSCR Cash Collateral”); provided, that if Borrower elects to deposit with Lender Cash pursuant to clause (x) above, Lender’s determination of the Low DSCR Cash Collateral Amount shall take into account the Low DSCR Reserve Funds previously paid by Borrower pursuant to the first sentence of this Section 7.6; and provided, further that Lender may reassess the Low DSCR Cash Collateral Amount, and may require Borrower to increase the amount of the Low DSCR Cash Collateral required to be deposited with Lender pursuant to this Section 7.6, if in Lender’s determination an increase thereof is necessary to cause the Debt Service Coverage Ratio to equal at least 1.10:1.00 as of the conclusion of any calendar quarter subsequent to the commencement of a Low DSCR Period. The account in which the Low DSCR Reserve Funds are held shall hereinafter be referred to as the “Low DSCR Reserve Account.” All Low DSCR Reserve Funds and any Low DSCR Letter of Credit shall be held by Lender as additional collateral for the Debt. The Low DSCR Letter of Credit shall be subject to the provisions of Section 7.10 hereof and shall be maintained in the amount that would otherwise be required to be maintained in Cash. Upon Borrower’s deposit with Lender of the Low DSCR Letter of Credit, provided no Event of Default has occurred and is then continuing, Lender shall return to Borrower the Low DSCR Reserve Funds then on deposit in the Low DSCR Reserve Account. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to (a) apply all or any portion of the Low DSCR Reserve Funds then on deposit with Lender, and (b) draw upon in full or in part the Low DSCR Letter of Credit and apply the funds thereof, in either case, to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of the Loan (which prepayment made during the continuance of an Event of Default shall include an amount equal to the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be prepaid). Any Low DSCR Reserve Funds not previously disbursed or applied by Lender, and any Low DSCR Letter of Credit then being held by Lender, shall be returned to Borrower upon Lender’s determination that the Debt Service Coverage Ratio has been equal to at least 1.10:1.00 at the conclusion of any two consecutive calendar quarters.

Section 7.7. Branch Agreement Reserve.

(a) Borrower shall deliver or cause to be delivered to Lender, as and when paid by Sponsor, any payment or other cash consideration payable by Sponsor to Borrower pursuant to the Guaranty in connection with any Property lease assumption (each such Property, a “BALA Property”) pursuant to the Branch Agreement (such amounts so delivered shall hereinafter be called the “Branch Agreement Reserve Funds”). The account in which the Branch Agreement Reserve Funds are held shall hereinafter be referred to as the “Branch Agreement Reserve Account.” The Branch Agreement Reserve Funds shall not be held in the Rollover Reserve Account, and shall not be subject to Section 7.5 hereof. If Lender reasonably determines that (a) the Branch Agreement Reserve Funds attributable to any BALA Property are sufficient to pay all costs and expenses which would be incurred in connection with a partial defeasance of such BALA Property and (b) all conditions set forth in Section 2.4.2 can be satisfied, Borrower may elect, at its option, to use such Branch Agreement Reserve Funds applicable to such BALA Property to conduct a partial defeasance in accordance with Section 2.4.2, with the excess of such Branch Agreement Reserve Funds, if any, to be disbursed to Borrower. If (i) Borrower elects not to conduct such partial defeasance or (ii) Lender reasonably determines that either (a) the Branch Agreement Reserve Funds attributable to any BALA Property are not sufficient to pay all costs and expenses which would be incurred in connection with a partial defeasance of such BALA Property, or (b) the conditions of Section 2.4.2 cannot be satisfied, then such Branch Agreement Reserve Funds shall remain in the Branch Agreement Reserve Account and shall be disbursed therefrom in connection with the tenant improvements and leasing commissions reasonably approved by Lender and incurred by Borrower from time to time in connection with the re-leasing of such BALA Property; provided, that, if Borrower delivers to Lender a replacement Lease for such BALA Property executed by an Acceptable Replacement Tenant, as tenant thereunder, then Lender shall direct Agent to promptly thereafter disburse to Borrower the undisbursed Branch Agreement Reserve Funds applicable to such BALA Property then remaining in the Branch Agreement Reserve Account; provided, further, that, if Borrower delivers to Lender a replacement Lease for such BALA Property executed by a financial institution or other creditworthy entity which is not an Acceptable Replacement Tenant, as tenant thereunder, then

Lender shall direct Agent to promptly thereafter disburse to Borrower solely from the Branch Agreement Reserve Funds attributable to such BALA Property (but only to the extent of such Branch Agreement Reserve Funds) an amount equal to the amount by which the sum of (x) the present value of the rent and other charges payable under such replacement Lease (without giving effect to any Lease term extensions and less any tenant improvement costs payable by landlord thereunder) plus (y) the Branch Agreement Reserve Funds attributable to such Property exceeds the present value of rent and other charges payable under the remaining initial term of the Wachovia Lease for which the such Branch Agreement Reserve Funds were paid to Borrower, as calculated by Lender using an appropriate discount rate commensurate with the creditworthiness of the financial institution or other creditworthy entity tenant under such replacement Lease.

(b) Notwithstanding anything to the contrary set forth in the first sentence of Section 7.7(a), at Borrower’s option, provided no Event of Default has occurred and is then continuing, Borrower may at any time during the term of the Loan deliver a Letter of Credit to Lender in an amount equal to the amount of funds then on deposit or required to be on deposit with Lender in the Branch Agreement Reserve Account (the “Branch Agreement Reserve Letter of Credit”), which Branch Agreement Reserve Letter of Credit shall be subject to the provisions of Section 7.10 hereof and shall be maintained in the amount that would otherwise be required to be maintained in cash in the Branch Agreement Reserve Account. In the event that Borrower delivers the Branch Agreement Reserve Letter of Credit to Lender, Borrower shall be responsible for the payment of all tenant improvements and leasing commissions incurred in connection with the leasing or re-leasing of the Properties and/or Capital Expenditures and Lender shall not be responsible for disbursing funds to Borrower therefor. In the event that Borrower delivers the Branch Agreement Letter of Credit to Lender in replacement of funds then on deposit with Lender in the Branch Agreement Reserve Account, then, provided no Event of Default has occurred and is then continuing, all funds then on deposit in the Branch Agreement Reserve Account shall be returned to Borrower.

Section 7.8. Special Release Reserve. Pursuant to Section 2.5.2(c)(ii) or (iii), Borrower may be required to deposit with Lender from time to time the Additional Release Amount with respect to any or all of the Special Release Properties, together with Lender’s estimate of the Yield Maintenance Premium that would be required in connection with a prepayment of the Loan in an amount equal to such Additional Release Amount or the total costs and expenses associated with a partial defeasance of the Loan in an amount equal to such Additional Release Amount pursuant to Section 2.4.2, as applicable (such amounts so deposited in the form of Cash shall hereinafter be called the “Special Release Reserve Funds” and any Letter of Credit so deposited, the “Special Release Letter of Credit”). The account in which the Special Release Reserve Funds are held shall hereinafter be referred to as the “Special Release Reserve Account.” The Special Release Letter of Credit shall be subject to the provisions of Section 7.10 hereof and shall be maintained in the amount that would otherwise be required to be maintained in Cash. All Special Release Reserve Funds and any Special Release Letter of Credit shall be held by Lender as additional collateral for the Debt. If Borrower receives notice that Wachovia is exercising its option under the Master Agreement and/or any Wachovia Lease to terminate any leased premises in any of the Properties as a result of Wachovia’s election to lease additional space at any Special Release Property which has been previously released from the lien of the applicable Security Instrument and the other Loan Documents pursuant to Section 2.5.2, provided no Event of Default has occurred and is then continuing, Borrower shall (a) notify Lender to continue to hold all Special Release Reserve Funds and any Special Release Letter of Credit as additional collateral for the Debt, or (b) if such notice from Wachovia is received by Borrower after the Release Date and prior to the Lockout Release Date, partially defease an amount of the Loan equal to the Additional Release Amount for such Special Release Property, and satisfy all of the requirements of Section 2.4.2 with respect to such partial defeasance, (c) if such notice from Wachovia is received by Borrower on or prior to the Release Date, direct Lender to apply the Additional Release Amount for such Special Release Property, together with the Yield Maintenance Premium required pursuant to this Agreement to be paid by Borrower in connection with such prepayment, to the Debt, which Lender may do in such order and in such manner as Lender shall elect in its sole and absolute discretion or (d) conduct a Property Substitution in accordance with the terms and conditions of Section 2.6. If at any time Lender reasonably determines that any amount paid by Borrower and being held in the Special Release Reserve Account which represents Lender’s estimate of the Yield Maintenance Premium that would be required in connection with a prepayment of the Loan in amount equal to any Additional Release Amount or the total costs and expenses associated with a partial defeasance of the Loan in an amount equal to any Additional Release Amount pursuant to Section 2.4.2 is not or will not be sufficient to pay either such Yield Maintenance Premium or such partial defeasance costs and expenses, as applicable, Lender shall notify Borrower of such determination and Borrower shall pay to Lender on the Payment Date immediately following such notification the amount that Lender estimates is sufficient to make up the deficiency. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to (a) apply all or any portion of the Special Release Reserve Funds then on deposit with Lender, and (b) draw upon in full or in part the Special Release Letter of Credit and apply the funds thereof, in either case, to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of the Loan (which prepayment made during the continuance of an Event of Default shall include an amount equal to the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be prepaid). Any Additional Release Amount applied to the Debt by operation of this Section 7.8 shall be so applied on a Payment Date.

Section 7.9. Reserve Funds, Generally. Borrower grants to Lender a first priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall be held in interest bearing accounts in accordance with the terms of the Cash Management Agreement and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and, provided no Event of Default has occurred and is then continuing, all such earnings or interest shall be disbursed on a quarterly basis to Borrower. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Any funds remaining in any of the Accounts (as defined in the Cash Management Agreement) upon satisfaction in full of the Debt or upon a Total Defeasance Event shall be (i) if the Mezzanine Loan (or any portion thereof) remains outstanding, deposited into the Mezzanine Cash Collateral Account to be disbursed in accordance with the terms of the Mezzanine Loan Documents, or (ii) if the Mezzanine Loan has been paid in full, returned to Borrower pursuant to written instructions of Borrower.

Section 7.10. Letters of Credit, Generally.

(a) Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.10 in lieu of the deposits required to be made or previously made in accordance with Sections 7.1(a), 7.2(a). 7.3(a), 7.4(a), 7.5(a), 7.6(a), 7.7(a) and 7.8 (the “Applicable Accounts”); provided that any such Letter of Credit shall be accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such Letter of Credit shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Applicable Accounts shall at all times be as provided pursuant to Sections 7.1(b), 7.2(b). 7.3(u), 7.4(c), 7.5(b), 7.6(a), 7.7(b) and 7.8. Borrower shall provide Lender no less than thirty (30) days prior notice of Borrower’s election to deliver a Letter of Credit to Lender and Borrower shall pay to Lender upon demand all of Lender’s costs and expenses in connection therewith, including, without limitation, reasonable attorneys’ fees. If Borrower delivers to Lender a Letter of Credit in accordance with the provisions of this Section 7.10 in lieu of the deposits required to be made or previously made in any Applicable Account, Borrower shall deliver to Lender a New Insolvency Opinion if any of the repayment obligations under such Letter of Credit are borne by any Affiliate of Borrower. Neither Borrower nor the applicant/obligor under any Letter of Credit shall be entitled to draw upon any such Letter of Credit. Upon thirty (30) days notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to any Applicable Account in the amount required pursuant to the applicable Section hereof only if the applicable Letter of Credit has been outstanding for more than six (6) months. In addition, if Borrower shall, at any time, receive notice that the bank issuing any Letter of Credit has ceased to be an Approved Bank, before being required to replace such Letter of Credit with a cash deposit as provided in the immediately preceding sentence, Borrower shall have ten (10) Business Days after receipt of notice to replace such Letter of Credit with another Letter of Credit in the same face amount as the replaced Letter of Credit, which new Letter of Credit shall be issued by an Approved Bank. If Borrower elects to replace a Letter of Credit with a cash deposit in accordance with the terms and conditions hereof, Borrower shall deposit with Lender an amount equal to the amount that would have accumulated in any Applicable Account if such Letter of Credit had not been delivered.

(b) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to the payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt after an Event of Default that remains uncured shall be subject to the payment by Borrower of an amount equal to the Yield Maintenance Premium that would be required if a Total Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid. On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

(c) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the following additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank thereof that such Letter of Credit will not be renewed and a substitute Letter of Credit (or appropriate cash collateral pursuant to Section 7.10(a)) is not provided at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire, notwithstanding any Property Substitution elected by Borrower but not completed pursuant to Section 7.8 by such date; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a substitute Letter of Credit (or appropriate cash collateral pursuant to Section 7.10(a)) at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire, notwithstanding any Property Substitution elected by Borrower but not completed pursuant to Section 7.8 by such date; (iii) upon receipt of a notice from the issuing bank that such Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit or appropriate cash collateral pursuant to Section 7.10(a) is provided), notwithstanding any Property Substitution elected by Borrower but not completed pursuant to Section 7.8; or (iv) if Lender has received notice that the bank issuing such Letter of Credit shall cease to be an Approved Bank and Borrower shall have not replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank (or appropriate cash collateral pursuant to Section 7.10(a)) within ten (10) Business Days after notice thereof, notwithstanding any Property Substitution elected by Borrower but not completed pursuant to Section 7.8 by such date. Notwithstanding anything to the contrary contained above in this Section 7.10(c), Lender is not obligated to draw on any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses incurred by Borrower due to the insolvency of the bank issuing any Letter of Credit if Lender has not drawn on such Letter of Credit.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any payment of principal and interest including without limitation the Debt Service Payment Amount and the payment due on the Maturity Date is not paid on or prior to the date when due or (B) any other portion of the Debt is not paid on or within five (5) days after the same is due;

(ii) if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower transfers or encumbers any portion of any of the Properties without Lender’s prior written consent or otherwise violates the provisions of Article 6 of any Security Instrument;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) if Borrower or any guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any guarantor under any guarantee issued in connection with the Loan or if Borrower or such guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or such guarantor, or if any proceeding for the dissolution or liquidation of Borrower or such guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or such guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Borrower breaches any of its respective material negative covenants contained in Section 5.2 or any material covenant contained in Section 4.1.30;

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice and the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any New Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if (A) Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by any Ground Lease as and when such rent or other charge is payable (unless waived by the ground lessor under such Ground Lease), (B) there shall occur any default by Borrower, as tenant under any Ground

Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower, to be observed or performed (unless waived by the ground lessor under such Ground Lease), (C) if any one or more of the events referred to in any Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the ground lessor under such Ground Lease or which would entitle the ground lessor to terminate such Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the ground lessor under such Ground Lease), (D) if the leasehold estate created by any Ground Lease shall be surrendered or any Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever or (E) if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(xiii) if the Master Agreement shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever, or any term of the Master Agreement shall be materially modified or supplemented without Lender’s prior written consent;

(xiv) the occurrence of any Non-Integration Event or material default under the Master Agreement not consented to by Lender;

(xv) if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xvi) if there shall be a default under any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower, Guarantor or any Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the

Loan Documents against Borrower and any and all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies.

(a) Upon the occurrence of and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any particular Property for the satisfaction of any of the Debt in preference or priority to the Properties, and Lender may seek satisfaction out of all or less than all of the Properties or any part of any Property, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose one or more of the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c) Without limitation to any of the foregoing remedies, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

Section 8.3. Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

IX. SPECIAL PROVISIONS

Section 9.1. Sale of Security Instruments and Securitization.

(a) Lender shall have the right (i) to sell, pledge, assign or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization or (iv) further divide the Loan into two or more separate notes or components. (The transactions referred to in clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to each Property, the business operated at each Property, Borrower and the Managers, (B) provide updated budgets relating to each of the Properties and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of each Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, or any other opinion customary in Secondary Market Transactions or reasonably required by the Rating Agencies with respect to the Properties and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require; and

(iv) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (B) modify or amend any other material economic or other material term of the Loan, (C) result in operational changes that are unduly burdensome, or (D) materially increase Borrower’s obligations under the Loan Documents.

(c) If requested by Lender, Borrower shall provide Lender with the following financial statements (it being understood that Lender shall request (i) full financial statements if it anticipates that the principal amount of the Loan at the time of Securitization may, or if the principal amount of the Loan at any time during which the Loan is included in a Securitization does, equals or exceeds 20% of the aggregate principal amount of all mortgage loans included in the Securitization and (ii) summaries of such financial statements if the principal amount of the Loan at any such time equals or exceeds 10% of such aggregate principal amount):

(i) As of the Closing Date, a balance sheet with respect to each Property (individually and on an aggregate basis) for the two most recent Fiscal Years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to each Property (individually and on an aggregate basis) for the three most recent Fiscal Years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, to the extent that such balance sheet is more than 135 days old as of the Closing Date, interim financial statements of each Property (individually and on an aggregate basis) meeting the requirements of Sections 210.3-01 and 210.3-02 of Regulation S-X (all of such financial statements, collectively, the “Standard Statements”); provided, however, with respect to any Property that has been acquired by Borrower from an unaffiliated third party (an “Acquired Property”) and as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for the provision of financial statements in accordance with such Section have been met (other than any Property that is a hotel, nursing home or other property that would be deemed to constitute a business and not real estate under Regulation S-X and as to which the other conditions set forth in Section 210.3-05 of Regulation S-X for provision of financial statements in accordance with such Section have been met (a “Business Property”)), in lieu of the Standard Statements otherwise required by this Section 9.1(c)(i), Borrower shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X; provided, further, however, with respect to any Business Property which is an Acquired Property, Borrower shall instead provide the financial statements required by Section 210.3-05 (such Section 210.3-14 or Section 210.3-05 financial statements referred to herein as “Acquired Property Statements”).

(ii) Not later than 30 days after the end of each fiscal quarter following the Closing Date, a balance sheet of each Property (individually and on an aggregate basis) as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each Property (individually and on an aggregate basis) for the period commencing on the day following the last day of the most recent Fiscal Year and ending on the date of such balance sheet and for the corresponding period of the most recent Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent Fiscal Year Acquired Property Statements were permitted to be provided hereunder pursuant to paragraph (i) above, Borrower shall instead provide Acquired Property Statements for such corresponding period). If requested by Lender, Borrower shall also provide “summarized financial information,” as defined in Section 210.1-02(bb) of Regulation S-X, with respect to such quarterly financial statements.

(iii) Not later than 60 days after the end of each Fiscal Year following the Closing Date, a balance sheet of each Property (individually and on an aggregate basis) as of the end of such Fiscal Year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of each Property (individually and on an aggregate basis) for such Fiscal Year, meeting the requirements of Section 210.3-02 of Regulation S-X. If requested by Lender, Borrower shall provide summarized financial information with respect to such annual financial statements.

(iv) Upon ten (10) Business Days after notice from Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each, a “Disclosure Document Date”) of each Disclosure Document, Borrower shall have provided Lender with all financial statements as described in paragraph (i) above; provided that the Fiscal Year and interim periods for which such financial statements shall be provided shall be determined as of such Disclosure Document Date.

(v) In the event Lender determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-X or Legal Requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall promptly provide, such combination of Acquired Property Statements and/or Standard Statements as may be necessary for such compliance.

(vi) Any other or additional financial statements, or financial, statistical or operating information, as shall be required pursuant to Regulation S-X or other Legal Requirements in connection with any Disclosure Document or any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization (hereinafter, an “Exchange Act Filing”) or as shall otherwise be reasonably requested by Lender to meet disclosure, rating agency or marketing requirements.

All financial statements provided by Borrower pursuant to this Section 9.1(c) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-X and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by the independent accountants in accordance with generally accepted auditing standards, Regulation S-X and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-X and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Lender reserves the right at any time prior to a Securitization to modify the allocation of the outstanding principal balances, interest rates, payment schedules and other related terms of the Loan and the Mezzanine Loan, and Borrower covenants and agrees to (i) execute amendments to the Loan Documents, the Mezzanine Loan Documents and Borrower’s and Mezzanine Borrower’s organizational documents reasonably requested by Lender in connection with any such modification(s), (ii) provide Lender with opinions of counsel in form and substance substantially similar to those delivered by Borrower to Lender on the Closing Date and (iii) deliver to Lender title insurance endorsements to the Title Insurance Policies reasonably requested by Lender, provided that such modification(s) shall not (a) increase the weighted average interest rate of the Loan and the Mezzanine Loan, (b) change the stated maturity date of the Loan as set forth herein or that of the Mezzanine Loan as set forth in the Mezzanine Loan Documents, (c) increase the aggregate monthly debt service of the Loan and the Mezzanine Loan or (d) modify or amend any other material economic or other material term of the Loan or the Mezzanine Loan. If Lender elects to modify the allocation of the outstanding principal balances of the Loan and the Mezzanine Loan such that the outstanding principal balance of the Mezzanine Loan shall be increased, and the outstanding principal balance of the Loan shall be decreased, then, to effectuate the foregoing, Mezzanine Lender will be deemed to have made a new loan to Mezzanine Borrower in the amount of such increase, and Mezzanine Borrower will be deemed to have contributed the amount of the new loan to Borrower, and Borrower will be deemed to have applied the contribution to pay down the Loan in the amount of such new loan amount. If Lender elects to modify the allocation of the outstanding principal balances of the Loan and the Mezzanine Loan such that the outstanding principal balance of the Loan shall be increased, and the outstanding principal balance of the Mezzanine Loan shall be decreased, then, to effectuate the foregoing, Lender will be deemed to have made a new loan to Borrower in the amount of such increase, and Borrower will be deemed to have distributed the amount of the new loan to Mezzanine Borrower in the form of a dividend, and Mezzanine Borrower will be deemed to have applied the distribution to pay down the Mezzanine Loan in the amount of such new loan amount.

9.1.2. Loan Components. Borrower covenants and agrees that in connection with any Securitization of the Loan or the transactions referred to in clause (iv) of Section 9.1(a), upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon as the original note, but such new notes or modified note may subsequently change the weighted average coupon and apply principal, interest rates and amortization of the Loan between the components in a manner specified by Lender in its sole discretion) and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan, provided, however, the monthly Debt Service Payment Amount shall not change. In the event of a prepayment of the Loan, Lender shall be entitled to apply the amount of such prepayment to one or more of the new component notes as Lender in its sole discretion decides. Lender shall have the same rights to sell or otherwise transfer, participate or securitize one or more of the divided, amended, modified or otherwise changed notes or components, individually or collectively, as Lender has with respect to the Loan.

9.1.3. Securitization Costs. All third party costs and expenses incurred by Lender in connection with any Secondary Market Transaction and all reasonable out-of-pocket costs and expenses incurred by Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender, provided, however, that the foregoing shall not require Lender to pay or reimburse Borrower for any costs and expenses that Borrower would otherwise be required to pay or reimburse Lender for under any other provision of this Agreement in the event that no Secondary Market Transaction had occurred.

Section 9.2. Securitization Indemnification.

(a) (a) Borrower understands that certain of the information provided to Lender in connection with the Loan (collectively, the “Provided Information”) may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus, as applicable, including without limitation, the sections (including risk factors) pertaining to the Loan, the Loan Documents, the Borrower, the Condominium Documents, the Ground Leases and the Properties and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lehman Brothers Inc. (“Lehman”) that has filed the registration statement relating to the securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person or entity who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lehman Group”), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Lehman in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3. Rating Surveillance. Borrower will retain the Rating Agencies to provide rating surveillance services on any certificates issued in a Securitization. Such rating surveillance will be at the expense of Borrower in an amount determined by Lender in its reasonable discretion prior to the occurrence of a Securitization and such expense (the “Rating Surveillance Charge”) will be paid in monthly installments.

Section 9.4. Exculpation. Notwithstanding anything the contrary, subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, any or all of the Security Instruments and the other Loan Documents, or in any or all of the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instruments and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instruments or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Security Instruments; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignments of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Security

Instruments or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against any or all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan;

(ii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in this Agreement concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iii) intentional waste of any Property or the removal or disposal (other than in the ordinary course) of any portion of any Property following the occurrence and during the continuance of an Event of Default;

(iv) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to any Property, (B) any awards or other amounts received in connection with the Condemnation of all or a portion of any Property and (C) any Rents during the continuance of an Event of Default;

(v) any security deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Lender upon a foreclosure of any Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vi) Borrower’s indemnifications of Lender set forth in Section 9.2 hereof;

(vii) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary lien encumbering any of the Properties;

(viii) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of any Property or any interest therein as required by the Loan Agreement or any Security Instrument;

(ix) the pending legal proceeding evidenced by that certain Complaint for Declaratory Relief and Specific Performance filed in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida, showing SB Jax, LLC, as plaintiff, and Wachovia and AFRT, as defendants, in connection with that certain property known as “Center Square Parking” located at 100 North Hogan Street, Jacksonville, Florida;

(x) Borrower fails to maintain its status as a single purpose entity, as required by, and in accordance with the terms and provisions of the Loan Agreement;

(xi) the breach of Section 4.1.39 hereof (related to the Branch Agreement);

(xii) the failure by Sponsor to pay to Borrower an amount equal to any payments it will receive in connection with any Property lease assumption pursuant to the Branch Agreement in consideration of Borrower’s approval of such lease assumption and release of Wachovia from liability under such lease pursuant to the Branch Agreement Side Letter; and

(xiii) the occurrence of any Non-Integration Event under the Master Agreement not consented to by Lender.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by any Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) unless required by law, including duties to creditors, Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) (x) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person, (y) a receiver, liquidator or trustee shall be appointed for Borrower or (z) any proceeding for the dissolution or liquidation of Borrower shall be filed or instituted; provided, that with respect to this clause (ii) only, Borrower or any Person owning a direct or indirect interest in Borrower consents to, aids, solicits, supports or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event; or (iii) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 9.5. Servicer.

(a) (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees, other initial costs relating to or arising under the Servicing Agreement or the payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 9.6. Termination of Manager(s). If (a) an Event of Default has occurred and is continuing past all applicable cure periods, if any, or (b) a default by any Manager under any Management Agreement has occurred and is continuing beyond all applicable cure periods, if any, Lender, at its option, may require Borrower to terminate any or all Management Agreements and engage a replacement management agent (the “New Manager”) to manage the relevant Property, which New Manager shall satisfy the definition of Qualifying Manager; provided, however, Wachovia may only be terminated as Manager to the extent provided in any Assignment of Management Agreement entered into by Wachovia and delivered to Lender. Except to the extent otherwise permitted by the terms of this Agreement, a New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and is otherwise reasonably satisfactory to Lender in all material respects. In the event a New Manager is an Affiliate of Borrower, Borrower shall deliver or caused to be delivered to Lender, a New Insolvency Opinion with respect to such New Manager.

Section 9.7. Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, any of the Security Instruments or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, any of the Security Instruments and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 9.8. Assignments and Participations.

(a) Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Loan Agreement; provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(d) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.8, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

Section 9.9. Intentionally Deleted.

Section 9.10. Uncross of Properties. If at any time following the Closing Date Lender or its designee shall elect to remove any Property from a Securitization (such Property, the “Affected Property”), Lender shall have the right to (i) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Property a new note and other loan documents (collectively, the “New Note”), evidencing a separate loan in the amount of the Allocated Loan Amount applicable to such Affected Property, including, the transfer of the applicable portion of each of the Reserve Funds relating to the Affected Property, and (ii) release any cross-default and/or cross-collateralization provisions applicable to such Affected Property; provided, that such New Note secured by such Affected Property, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (A) any monetary obligation of Borrower under the Loan Documents, or (B) any other obligation of Borrower in any material respect. In connection with the transfer of any such Affected Property as provided for in this Section 9.10, the Loan shall be reduced by an amount equal to the Allocated Loan Amount applicable to such Affected Property and the new loan secured by such Affected Property and evidenced by the New Note shall be in an amount equal to such Allocated Loan Amount. Subsequent to the release of the Affected Property from the lien of the Loan pursuant to this Section 9.10, the outstanding principal balance of the Loan shall be the same as if a prepayment occurred in an amount equal to the Allocated Loan Amount of the Affected Property. The interest rate of the New Note shall be the same as the interest rate of the Note. The Debt shall be reduced pursuant to Section 2.3.1 as if a prepayment and release had occurred; provided, that no Yield Maintenance Premium will be required. At the request of Lender, Borrower shall transfer the Affected Property to a newly-created special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria which complies with terms of Section 4.1.30 and shall otherwise cooperate with Lender or its designee in their attempt to satisfy all requirements necessary in order for Lender or its designee to obtain Rating Agency Confirmation, which requirements shall include, without limitation: (A) delivery of evidence that the single purpose nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a New Insolvency Opinion); and (B) the execution of such documents and instruments and delivery by Lender or its designee of such opinions of counsel as are typical for similar transactions, including, an opinion of counsel that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to a REMIC Trust, have been satisfied or have not otherwise been violated. Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.10 to be paid by Lender or its designee.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 10.3. Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN ANY PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE

LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender	Lehman Brothers Holdings Inc.
399 Park Avenue
New York, New York 10022
Attention: Charles Manna
Facsimile No.: (646) 758-5366

with a copy to:	Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103
Attention: David W. Forti, Esq.
Facsimile No.: (215) 994-5106

If to Borrower:	First States Investors 3300, LLC
c/o American Financial Realty Trust
680 Old York Road, Suite 200
Jenkintown, Pennsylvania 19046
Attention: Operations
Facsimile No.: (215) 887-9856

With a copy to:	American Financial Realty Trust
1725 The Fairway
Jenkintown, Pennsylvania 19046
Attention: General Counsel
Facsimile No.: (215) 887-9856

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

Section 10.7. Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) except as otherwise specifically set forth in Article IX, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) except as otherwise specifically set forth in Article IX securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, any Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to any Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Lehman, or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Agreement and the other Loan Documents.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

FIRST STATES INVESTORS 3300, LLC,
a Delaware limited liability company

By:
Name: Sonya A. Huffman
Title: Vice President

LENDER:

LEHMAN BROTHERS HOLDINGS INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1

PROPERTY NAMES AND LOCATIONS; ALLOCATED LOAN AMOUNTS

Property Name	Property Location	Allocated Loan Amount
Mortgage Center	1100 Corporate Center Dr., Raleigh, NC	$15,241,188
NBOC Operations Center	100/300 Fidelity Plaza, North Brunswick, NJ	$8,944,171
North Brunswick Annex	100/300 Fidelity Plaza, North Brunswick, NJ	$795,445
Atlanta Operations Center	3579 - 3585 Atlanta Ave., Atlanta, GA	$10,829,265
Plaza	101 N. Independence Mall East, Philadelphia, PA	$20,455,278
West End Center	809 West 4 1/2 St., Winston Salem, NC	$14,840,104
WVOC-Four Story Operations	7711 Plantation Rd., Roanoke, VA	$13,596,744
Winston Salem Linden Center	401 Linden St., Winston Salem, NC	$5,695,391
Wheat Innsbrook Centre II	10750 Wheat First Drive, Glen Allen, VA	$3,930,622
Greenville Sales Finance Center	1451 Thomas Langston Rd., Winterville, NC	$3,930,622
Columbia Greystone Administrative, Ctr	101 Greystone Blvd., Columbia, SC	$7,359,889
Charlottesville Western Region HQ	123 E. Main St., Charlottesville, VA	$2,005,419
Wachovia Center Tower and Parking Deck	100 North Main Street and 121 Church Street, Winston Salem, NC	$25,669,369
West End Center Annex	801 W. 4th St., Winston Salem, NC	$1,934,156
Haddon Township	600 W. Cuthbert Boulevard, Haddon Township, NJ	$2,607,045
Lancaster Square	100 North Queen Street, Lancaster, PA	$2,887,804
Charleston 16 Broad	16 Broad St., Charleston, SC	$1,925,203
Morristown Office	21 South St., Morristown, NJ	$2,085,636
North Washington Branch	330 N. Washington St., Alexandria, VA	$802,168
Columbus Main	101 13th Street, Columbus GA	$1,443,902
Wheat Innsbrook Centre I	10700 N. Park Dr., Glen Allen, VA	$3,369,105
Virginia Beach Pembroke	125 Independence Blvd., Virginia Beach, VA	$762,059
Trap Falls Office	5 Research Dr., Shelton, CT	$2,607,045
Pennington	2 North Highway 31 Pennington, NJ	$521,409
1 Jefferson Square	1 Jefferson Sq Waterbury, CT	$1,363,685
Okeechobee Turnpike	5849 Okeechobee Blvd., West Palm Beach, FL	$882,385
Red Bank-Main Office	303 Broad St., Red Bank, NJ	$1,283,468
South Fort Myers	12751 S. Cleveland Ave., Fort Myers, FL	$1,243,360
Ocean Ridge	4600 Ocean Blvd., Boynton Beach, FL	$481,301
Hendersonville	301 South Main Street, Hendersonville, NC	$561,517
Main Street, Office	40 Main St., Toms River, NJ	$1,604,336
Beaufort Main Financial Center	1011 Bay Street, Beaufort, SC	$601,626
Anderson Main	1101 North Main Street, Anderson, SC	$541,463
Norwalk Office	637 West Ave. & Chapel Street, Norwalk, CT	$802,168
Vienna Tyson’s Corner	8117 Leesburg Pike Vienna, VA	$561,517
Scranton Downtown	130 Wyoming Ave., Scranton, PA	$511,382
Asheville Main Retail	1 Haywood St., Asheville, NC	$2,165,853

SCHEDULE I

(continued)

Property Name	Property Location	Allocated Loan Amount
Kings Point	6646 W. Atlantic Ave., Delray Beach, FL	$641,732
Florida Avenue	12233 N. Florida Ave., Tampa, FL	$441,192
Claremont Branch	4651 King St., Alexandria, VA	$300,813
Burlington	500 S. Main St., Burlington, NC	$762,059
21st. and Granby	2014 Granby St., Norfolk, VA	$360,976
Jasmine Lakes	10934 U.S. Hwy. 19, N. Port Richey, FL	$661,788
Goldsboro	301 East Ash Street, Goldsboro, NC	$762,059
De Soto Square	3200 U.S. 27 South, Sebring, FL	$360,976
Norristown	43 E. Main Street, Norristown, PA	$822,222
Blacksburg	200 N. Main St., Blacksburg, VA	$250,677
York Square / Weiser Bldgs	12 E. Market St., York, PA	$1,082,927
Market Street, Office	141 E. Market St., Harrisonburg, VA	$721,951
West Chester Office	17 N. High Street, West Chester, PA	$1,022,764
Pikesville Branch & Op.	1515 Reisterstown Rd., Baltimore, MD	$441,192
Clintwood	80 Main Street, Clintwood, VA	$270,732
Warrenton Broadview	155 Broadview Ave., Ste 100 Warrenton, VA	$270,732
Downtown West Palm	303 Banyan Street, (1st. Street) West Palm Beach, FL	$1,203,252
Dade City	14210 7th St., Dade City, FL	$300,813
Dunedin	2494 Bayshore Blvd., Dunedin, FL	$0
Trenton-Brunswick Ave. Office	891 Brunswick Ave., Trenton, NJ	$441,192
Main Office	3559 Fairystone Park Hwy., Bassett, VA	$561,517
Williamsburg Main	1006 Richmond Rd., Williamsburg, VA	$441,192
Downtown Petersburg	20 Franklin St., Petersburg, VA	$220,596
Madison	400 W. Base St., Madison, FL	$200,542
Camden Camden Main	519 East., Dekalb Street, Camden, SC	$200,542
East Naples	4901 S. Tamiami Trail, Naples, FL	$381,030
Brick Office	Rt. 70 & Cedarbridge Road, Brick, NJ	$762,059
Deland Main	131 E. New York Ave., Deland, FL	$681,843
Sumter Main	4 North Washington Street, Sumter, SC	$421,138
Media Office	217 W. Baltimore Pike, Media, PA	$802,168
Thomasville	804 Randolph St., Thomasville, NC	$280,759
Spartanburg Main	101 N Pine St., Spartanburg, SC	$842,276
Brookneal Brookneal	227 Main St., Brookneal, VA	$220,596
Bennettsville Main Financial Center	145 Broad St., Bennettsville, SC	$180,488
Dixie Freeway	401 S. Dixie Fwy., New Smyrna Beach, FL	$340,921
Cocoa	834 N. Cocoa Blvd., Cocoa, FL	$320,867
Airport Road	125 N. Airport Pulling Road, Naples, FL	$601,626
Milford	224 Broad St., Milford, PA	$260,705
Union-Larchmont Office	2500 Morris Ave., Union, NJ	$212,574
Belle Glade	41 S.W. Ave. B, Belle Glade, FL	$188,509
Hanover	22 Carlisle St., Hanover, PA	$681,843
Doylestown Office	115 W. Court St., Doylestown, PA	$541,463

SCHEDULE I

(continued)

Property Name	Property Location	Allocated Loan Amount
Perry	200 W. Main St., Perry, FL	$240,650
Market St.	201 E. Market St., Smithfield, NC	$170,461
Cape Canaveral	7801 N. Atlantic Boulevard, Cape Canaveral, FL	$360,976
South Dillard Street	801 S. Dillard St., Winter Garden, FL	$320,867
Amherst - South Main	258 S. Main St., Amherst, VA	$190,515
Richlands	201 Suffolk Ave., Richlands, VA	$170,461
East Haven	339 Hemingway Ave., East Haven, CT	$160,434
Kingston Office	235 Fair St., Kingston, NY	$200,542
New Warrington Road	21 New Warrington Rd., Pensacola, FL	$501,355
Bristol Office	244 Radcliffe St., Bristol, PA	$320,867
Winston Salem Linden Center Parking Lot	4th & Linden St., N.E, Parking Winston Salem, NC	$0
Downtown Lakeland	113 S. Tennessee Ave., Lakeland, FL	$641,734
Mount Carmel	50 W 3rd. St., Mount Carmel, PA	$220,596
South Amboy Office	116 North Broadway & Augusta Street, South Amboy, NJ	$144,390
Williamston	205 W Main St., Williamston, NC	$204,553
Westward	2701 Okeechobee Blvd., West Palm Beach, FL	$300,813
Dillon Main	601 Highway 301 N., Dillon, SC	$190,515
Phoenixville Office	101 S. Main Street, Phoenixville, PA	$551,490
Southgate	5211 North U.S. Hwy 19, New Port Richey, FL	$340,921
Paterson Market Street	167 Market St. & 9 Colt St., Paterson, NJ	$441,192
Franklin Main Office	55 E. Main St., Franklin, NC	$200,542
West Hollywood	6015 Washington St., Hollywood, FL	$320,867
Lebanon	801 Cumberland St., Lebanon, PA	$226,612
Harbor City Boulevard	1441 N. Harbor City Blvd., Melbourne, FL	$481,301
Independence Hall	601 Chestnut St., Philadelphia, PA	$471,274
Wind Gap Office	1 N. Broadway St. (ATM) Rt. 512&33, Wind Gap, PA	$160,434
Castor Avenue Office	7048 Castor Ave., Philadelphia, PA	$411,111
Succasunna Office	Route #10 and South Street, Succasunna, NJ	$401,084
Whalley Norton	388 Whalley Ave., New Haven, CT	$108,293
Belmont Main	32 N. Main St., Belmont, NC	$260,705
Mt. Penn Building	23rd. & Perkiomen Avenues, Mt. Penn, PA	$300,813
Christiansburg Main	4 E. Main St., Christiansburg, VA	$441,192
Hillside	1221 Liberty Ave., Hillside, NJ	$310,840
Pittston	1 South Main Street, Pittston Bypass, Pittston, PA	$200,542
Pottstown	401 E. High St., Pottstown, PA	$110,298
Riverside	219 Indian River Ave., Titusville, FL	$481,301
Scotch Plains Office	460, Park Ave., Scotch Plains, NJ	$304,824
Downtown Daytona	130 N. Ridgewood Ave., Daytona Beach, FL	$641,734
Jenkintown Financial Center	400-406 Old York Rd., Jenkintown, PA	$701,897
Reflections One	400 S. Australian Ave., West Palm Beach, FL	$3,168,563
Reflections Two	450 S. Australian Ave., West Palm Beach, FL	$3,048,238
Woodbridge Tenants	260 Amity Rd., Woodbridge, CT	$360,976

SCHEDULE I

(continued)

Property Name	Property Location	Allocated Loan Amount
New Paltz Office	29 Main St., New Paltz, NY	$681,843
Cranford Office & Drive-In	2 North Ave., W. Cranford, NJ	$481,301
Dalton Main	201 S. Hamilton St., Dalton, GA	$802,168
Washington Off. & Parking Lot	2 W. Washington Ave., Washington, NJ	$360,976
Miami Springs	4299 NW 36th St., Miami Springs, FL	$2,847,696
Miami Springs Pkg. Garage	4299 NW 36th St., Miami Springs, FL	$0
Downtown St. Petersburg	410 Central Ave, St. Petersburg, FL	$0
Ft. Myers Downtown	2201 2nd Avenue, Fort Myers, FL	$2,607,045
Ft. Myers Downtown (Parking)	Union/Broadway & Peck Pkg., Fort Myers, FL	$120,325
Main Office (Wilkes Barre)	24 W Market St., Wilkes Barre, PA	$421,138
Perth Amboy	214 Smith St., Perth Amboy, NJ	$230,623
Ed Ball Building	214 Hogan St., Jacksonville, FL	$0
Columbia Browning Rd. Ops. Center	1628 Browning Rd., Columbia, SC	$1,363,685
Columbia Browning Road Annex	1628 A Browning Rd., Columbia, SC	$0
Pompano Beach Operations	1410 SW 3rd St., Pompano Beach, FL	$1,604,336
Canton Operation Center	2780 Marietta Hwy., Canton, GA	$661,788
Hogan Building	170 N Hogan St., Jacksonville, FL	$561,517
Pompano Beach Money Center	1401 SW 3rd St., Pompano Beach, FL	$160,383

SCHEDULE 2

PAYMENT SCHEDULE

See attached.

Period	Pmt. Date	Days	Interest	Principal	Total Payment	Ending Balance
0	10/11/04	19	Floating			$219,000,000.00
1	11/11/04	31	Floating			$219,000,000.00
2	12/11/04	30	Floating			$219,000,000.00
3	01/11/05	31	Floating			$219,000,000.00
4	02/11/05	31	Floating			$219,000,000.00
5	03/11/05	28	Floating			$219,000,000.00
6	04/11/05	31	Floating			$219,000,000.00
7	05/11/05	30	$1,168,547.50	$243,952.21	$1,412,499.71	$218,756,047.79
8	06/11/05	31	$1,206,154.01	$206,345.71	$1,412,499.71	$218,549,702.08
9	07/11/05	30	$1,166,144.79	$246,354.93	$1,412,499.71	$218,303,347.16
10	08/11/05	31	$1,203,657.95	$208,841.76	$1,412,499.71	$218,094,505.40
11	09/11/05	31	$1,202,506.46	$209,993.25	$1,412,499.71	$217,884,512.15
12	10/11/05	30	$1,162,595.44	$249,904.27	$1,412,499.71	$217,634,607.88
13	11/11/05	31	$1,199,970.73	$212,528.98	$1,412,499.71	$217,422,078.90
14	12/11/05	30	$1,160,127.98	$252,371.73	$1,412,499.71	$217,169,707.17
15	01/11/06	31	$1,197,407.41	$215,092.30	$1,412,499.71	$216,954,614.86
16	02/11/06	31	$1,196,221.45	$216,278.26	$1,412,499.71	$216,738,336.61
17	03/11/06	28	$1,079,381.00	$333,118.71	$1,412,499.71	$216,405,217.90
18	04/11/06	31	$1,193,192.25	$219,307.46	$1,412,499.71	$216,185,910.43
19	05/11/06	30	$1,153,531.99	$258,967.72	$1,412,499.71	$215,926,942.71
20	06/11/06	31	$1,190,555.18	$221,944.53	$1,412,499.71	$215,704,998.18
21	07/11/06	30	$1,150,965.92	$261,533.79	$1,412,499.71	$215,443,464.39
22	08/11/06	31	$1,187,889.43	$224,610.28	$1,412,499.71	$215,218,854.11
23	09/11/06	31	$1,186,651.00	$225,848.71	$1,412,499.71	$214,993,005.40
24	10/11/06	30	$1,147,166.84	$265,332.87	$1,412,499.71	$214,727,672.54
25	11/11/06	31	$1,183,942.78	$228,556.94	$1,412,499.71	$214,499,115.60
26	12/11/06	30	$1,144,531.53	$267,968.18	$1,412,499.71	$214,231,147.42
27	01/11/07	31	$1,181,205.09	$231,294.62	$1,412,499.71	$213,999,852.80
28	02/11/07	31	$1,179,929.80	$232,569.91	$1,412,499.71	$213,767,282.89
29	03/11/07	28	$1,064,584.82	$347,914.89	$1,412,499.71	$213,419,368.00
30	04/11/07	31	$1,176,729.18	$235,770.53	$1,412,499.71	$213,183,597.47
31	05/11/07	30	$1,137,512.15	$274,987.57	$1,412,499.71	$212,908,609.91
32	06/11/07	31	$1,173,913.02	$238,586.69	$1,412,499.71	$212,670,023.22
33	07/11/07	30	$1,134,771.80	$277,727.91	$1,412,499.71	$212,392,295.30
34	08/11/07	31	$1,171,066.22	$241,433.49	$1,412,499.71	$212,150,861.81
35	09/11/07	31	$1,169,735.03	$242,764.68	$1,412,499.71	$211,908,097.13
36	10/11/07	30	$1,130,706.29	$281,793.42	$1,412,499.71	$211,626,303.71
37	11/11/07	31	$1,166,842.78	$245,656.94	$1,412,499.71	$211,380,646.77
38	12/11/07	30	$1,127,891.90	$284,607.81	$1,412,499.71	$211,096,038.96

Period	Pmt. Date	Days	Interest	Principal	Total Payment	Ending Balance
39	01/11/08	31	$1,163,919.06	$248,580.65	$1,412,499.71	$210,847,458.31
40	02/11/08	31	$1,162,548.46	$249,951.25	$1,412,499.71	$210,597,507.06
41	03/11/08	29	$1,086,256.09	$326,243.62	$1,412,499.71	$210,271,263.44
42	04/11/08	31	$1,159,371.50	$253,128.21	$1,412,499.71	$210,018,135.22
43	05/11/08	30	$1,120,621.77	$291,877.94	$1,412,499.71	$209,726,257.28
44	06/11/08	31	$1,156,366.50	$256,133.21	$1,412,499.71	$209,470,124.07
45	07/11/08	30	$1,117,697.67	$294,802.04	$1,412,499.71	$209,175,322.03
46	08/11/08	31	$1,153,328.81	$259,170.90	$1,412,499.71	$208,916,151.13
47	09/11/08	31	$1,151,899.82	$260,599.89	$1,412,499.71	$208,655,551.24
48	10/11/08	30	$1,113,351.25	$299,148.47	$1,412,499.71	$208,356,402.77
49	11/11/08	31	$1,148,813.54	$263,686.17	$1,412,499.71	$208,092,716.60
50	12/11/08	30	$1,110,348.05	$302,151.66	$1,412,499.71	$207,790,564.95
51	01/11/09	31	$1,145,693.68	$266,806.03	$1,412,499.71	$207,523,758.92
52	02/11/09	31	$1,144,222.60	$268,277.11	$1,412,499.71	$207,255,481.81
53	03/11/09	28	$1,032,155.33	$380,344.38	$1,412,499.71	$206,875,137.42
54	04/11/09	31	$1,140,646.30	$271,853.41	$1,412,499.71	$206,603,284.01
55	05/11/09	30	$1,102,400.69	$310,099.02	$1,412,499.71	$206,293,184.99
56	06/11/09	31	$1,137,437.59	$275,062.12	$1,412,499.71	$206,018,122.86
57	07/11/09	30	$1,099,278.37	$313,221.34	$1,412,499.71	$205,704,901.52
58	08/11/09	31	$1,134,193.97	$278,305.74	$1,412,499.71	$205,426,595.78
59	09/11/09	31	$1,132,659.48	$279,840.23	$1,412,499.71	$205,146,755.55
60	10/11/09	30	$1,094,628.90	$317,870.81	$1,412,499.71	$204,828,884.74
61	11/11/09	31	$1,129,363.88	$283,135.83	$1,412,499.71	$204,545,748.91
62	12/11/09	30	$1,091,422.03	$321,077.69	$1,412,499.71	$204,224,671.23
63	01/11/10	31	$1,126,032.44	$286,467.28	$1,412,499.71	$203,938,203.95
64	02/11/10	31	$1,124,452.94	$288,046.77	$1,412,499.71	$203,650,157.18
65	03/11/10	28	$1,014,200.41	$398,299.30	$1,412,499.71	$203,251,857.88
66	04/11/10	31	$1,120,668.64	$291,831.07	$1,412,499.71	$202,960,026.81
67	05/11/10	30	$1,082,960.88	$329,538.83	$1,412,499.71	$202,630,487.98
68	06/11/10	31	$1,117,242.60	$295,257.11	$1,412,499.71	$202,335,230.86
69	07/11/10	30	$1,079,627.07	$332,872.64	$1,412,499.71	$202,002,358.22
70	08/11/10	31	$1,113,779.28	$298,720.43	$1,412,499.71	$201,703,637.79
71	09/11/10	31	$1,112,132.23	$300,367.48	$1,412,499.71	$201,403,270.31
72	10/11/10	30	$1,074,654.28	$337,845.43	$1,412,499.71	$201,065,424.88
73	11/11/10	31	$1,108,613.32	$303,886.39	$1,412,499.71	$200,761,538.48
74	12/11/10	30	$1,071,230.11	$341,269.60	$1,412,499.71	$200,420,268.88
75	01/11/11	31	$1,105,056.12	$307,443.59	$1,412,499.71	$200,112,825.29
76	02/11/11	31	$1,103,360.97	$309,138.74	$1,412,499.71	$199,803,686.56
77	03/11/11	28	$995,044.56	$417,455.15	$1,412,499.71	$199,386,231.41
78	04/11/11	31	$1,099,354.76	$313,144.95	$1,412,499.71	$199,073,086.45

Period	Pmt. Date	Days	Interest	Principal	Total Payment	Ending Balance
79	05/11/11	30	$1,062,220.81	$350,278.90	$1,412,499.71	$198,722,807.55
80	06/11/11	31	$1,095,696.84	$316,802.87	$1,412,499.71	$198,406,004.68
81	07/11/11	30	$1,058,661.37	$353,838.34	$1,412,499.71	$198,052,166.34
82	08/11/11	31	$1,091,999.13	$320,500.58	$1,412,499.71	$197,731,665.76
83	09/11/11	31	$1,090,231.99	$322,267.72	$1,412,499.71	$197,409,398.04
84	10/11/11	30	$1,053,343.65	$197,409,398.04	$198,462,741.68	$—